Exhibit 10.1

CERTAIN INFORMATION INDICATED BY [***] HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

LOAN AND SECURITY AGREEMENT

by and between

MAD CATZ, INC.,

as Borrower,

MAD CATZ INTERACTIVE, INC.

and

1328158 ONTARIO INC.,

as Guarantors and Credit Parties,

NEWSTAR BUSINESS CREDIT, LLC,

as Administrative Agent

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

Dated as of June 30, 2015

SCHEDULES

Schedule 1.1 - Lenders’ Commitments
Schedule 7.1 - Fundamental Information
Schedule 7.7 - Litigation
Schedule 7.8 - ERISA and Employee Benefit Plans
Schedule 7.11 - Location of Collateral
Schedule 7.15 - Proprietary Rights
Schedule 7.16 - Investment Property
Schedule 7.17 - Real Property and Leases
Schedule 7.18 - Material Agreements
Schedule 7.19 - Bank Accounts
Schedule 7.21 - Debt
Schedule 7.22 - Liens
Schedule 7.26 - Investment Banking/Finder’s Fees
Schedule 7.30 - Release of Hazardous Materials
Schedule 7.32 - Commercial Tort Claims

v

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement is executed and entered into as of June 30, 2015, by and among (a) MAD CATZ, INC., a Delaware corporation (together with its successors and permitted assigns, the “Borrower”), (b) MAD CATZ INTERACTIVE INC., a Canadian corporation, and 1328158 ONTARIO INC., an Ontario corporation, each as a Guarantor and a Credit Party (as such terms are hereinafter defined), (c) the lenders from time to time party hereto (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter collectively as the “Lenders” and each is a “Lender”) and (d) NEWSTAR BUSINESS CREDIT, LLC, a Delaware limited liability company, as administrative and collateral agent (in such capacity, and including its successors and permitted assigns, the “Administrative Agent”) for the Lender Parties (as hereinafter defined).

RECITALS

Administrative Agent, Lenders and Borrower desire to enter into certain financing arrangements according to the terms and provisions as set forth herein below. Therefore, for value received, the receipt and sufficiency of which is hereby acknowledged, together with the mutual benefits provided herein, Administrative Agent, Lenders and Borrower hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions.  The following definitions shall apply throughout this Agreement:

“Acceptable Bill of Lading” means, with respect to Eligible In-Transit Inventory of Borrower, a tangible bill of lading governed by the laws of a state within the United States that: (a) (i) if such bill of lading is a negotiable bill of lading is made only to the order of Borrower (or, following the request of Administrative Agent, names Administrative Agent only), as consignee (either directly or by means of endorsement), names Administrative Agent as a notify party and bears a conspicuous notation on its face of Administrative Agent’s security interest therein or (ii) if such bill of lading is a non-negotiable bill of lading, is made either (A) to Borrower as consignee, but subject to a notation thereon as to the lien and security interest in favor of Administrative Agent, or (B) whether directly or by means of endorsement, to Administrative Agent or an agent of Administrative Agent as consignee, (b) is issued by an Eligible NVOCC who has possession and/or control of the subject Inventory, (c) is in the possession of the Administrative Agent or an Eligible NVOCC in the United States, (d) covers only such Eligible In-Transit Inventory, (e) is subject to a valid and perfected first priority Lien in favor of Administrative Agent and is not subject to any other Lien (other than a Permitted Lien) and (f) is otherwise in form and content acceptable to Administrative Agent.

“Account” has the meaning prescribed for such term as defined by the UCC or PPSA, as applicable, which definition is incorporated herein by reference, and includes, without limitation, a right to payment of a monetary obligation, whether or not earned by performance, for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, or for services rendered or to be rendered and further includes, without limitation, any “payment intangible” (as defined in Article 9 of the UCC), together with all income, payments and proceeds thereof, owed by an issuer of a credit or debit card or any servicing or processing agent thereof, resulting from charges by a customer in connection with the sale of goods or for services rendered.

“Account Debtor” means a Person obligated on an Account, Chattel Paper, or General Intangible.

LOAN AND SECURITY AGREEMENT – Page 1

“Adjusted LIBOR Rate” means, for any Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to the sum of the LIBOR Rate plus the Applicable Margin for such Loan.

“Administrative Agent” has the meaning given to such term in the preamble hereto.

“Administrative Agent Account” means account number 104790825806 maintained at U. S. Bank National Association in the name of “NewStar Business Funding 2012-1, LLC Collection Blocked FBO U.S. Bank N.A., as Trustee for the Lender Group”, or such other account of Administrative Agent, for the benefit of Lenders, as Administrative Agent may from time to time specify to Borrower in writing.

“Administrative Agent’s Liens” means Liens granted in favor of Administrative Agent for the benefit of Lender Parties, pursuant to this Agreement or any of the other Loan Documents.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or which owns, directly or indirectly, ten percent (10.0%) or more of the outstanding Equity Interest of such Person. For this purpose, a Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement Date” means the date as of which this Agreement is dated as specified in the preamble to this Agreement.

“Agreement” means this Loan and Security Agreement and all schedules, exhibits and addenda hereto, as may be renewed, extended, amended, supplemented, restated or otherwise modified from time to time.

“Aggregate Availability” means, at any time of determination, the sum of (a) Availability at such time plus (b) the FGI Finance Availability at such time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Credit Parties from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, bribery, or money laundering, all as amended, supplemented or replaced from time to time.

“Applicable Law” means, as to a Person, any law (statutory or common), treaty, ordinance, decree, rule or regulation of a Governmental Authority or judgment, decree, order or determination of a court or binding arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, the Fair Labor Standards Act of 1938, the Occupational Safety and Hazard Act of 1970, all applicable laws (including programs, permits and guidance promulgated by regulatory agencies) relating to public health or the protection or pollution of the environment, including all Environmental Laws.

“Applicable Margin” means, for any day with respect to a Revolving Loan, 4.5% per annum.

“Availability” means, at any time of determination, an amount equal to (a) the Borrowing Base less (b) the unpaid principal balance of Revolving Loans, in each case determined at such time.

LOAN AND SECURITY AGREEMENT – Page 2

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.).

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing Base” means, as of any day of determination, an amount equal to the difference between:

(a) the sum of (i) eighty-five percent (85%) of the Net Amount of Eligible Accounts plus (ii) the lesser of (1) eighty-five percent (85%) of the Net Amount of Eligible Inventory (2) sixty percent (60%) of the lower of cost or market value of Eligible Inventory or (3) the Inventory Sublimit; provided, that the aggregate amount of Borrowing Base availability under this clause (a)(ii) with respect to Eligible In-Transit Inventory shall not at any time exceed the In-Transit Limit, minus

(b) the aggregate amount of reserves implemented by Administrative Agent pursuant to Section 2.1, in each case determined as of such day;

provided, however, that Administrative Agent shall have the continuing right to reduce the percentage specified in clause (a)(i) of this definition by one percentage point or fraction of a percentage point for every percentage point or fraction of a percentage point of dilution of Accounts over five percent.

“Borrowing Base Certificate” means a certificate of Borrower, signed by a Responsible Officer of Borrower, setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in form, presentation and detail satisfactory to Administrative Agent in its Permitted Discretion.

“Borrowing Notice” means a request for a Revolving Loan by the Borrower in compliance with Section 2.2.

“Business Day” means (a) any day that is not a Saturday, Sunday or a day on which commercial banks in Dallas, Texas are required or permitted to be closed and (b) with respect to any borrowing, payment or other dealings with respect to any Loan, any day which is a Business Day described in clause (a) preceding and which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Canadian Benefit Plans” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, to which a Credit Party or any of its Subsidiaries is a party or bound or in which their employees participate or under which a Credit Party or any of its Subsidiaries has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to, any of their employees or former employees, their directors or officers, individuals working on contract with a Credit Party or any of its Subsidiaries or other individuals providing services to a Credit Party or any of its Subsidiaries of a kind normally provided by employees (or any spouses, dependents, survivors or beneficiaries of any such persons).

“Canadian Control Date” means the earlier of (a) the date on which the Canadian Collection Account is subject to a valid Control Agreement meeting the requirements set forth in Section 5.3(a), and (b) seven Business Days following the date that the initial Loan is made by Lenders to Borrower hereunder.

LOAN AND SECURITY AGREEMENT – Page 3

“Canadian Dollars” means the lawful currency of Canada.

“Canadian Guaranty Agreement” means, collectively, each Guaranty now or hereafter executed by any one or more Guarantors in favor of Administrative Agent, for the benefit of Lender Parties, governed by the laws of the Province of Ontario or any other Province within Canada and pursuant to which such Guarantor guarantees the payment and/or performance of all or any portion of the Obligations, and in form and substance acceptable to Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Canadian IP Security Agreement” means, collectively, each Patent, Copyright and Trademark Security Agreement executed by a Credit Party or a Guarantor and Administrative Agent, and relating to any Canadian Intellectual Property owned by such Person, in each case, governed by the laws of the Province of Ontario or any other Province within Canada and in form and substance acceptable to Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Canadian Pension Plans” means all Canadian Benefit Plans which are required to be registered under Canadian provincial or federal pension benefits standards legislation.

“Canadian Pledge Agreement” means, collectively, each Pledge Agreement now or hereafter executed by Parent or any other Credit Party in favor of the Administrative Agent, for the benefit of the Lender Parties, pursuant to which such Person pledges to Administrative Agent all or any portion of the Equity Interests owned by it and, in each case governed by the laws of the Province of Ontario or any other Province within Canada and in form and substance acceptable to Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Canadian Security Agreement” means, collectively, each Security Agreement executed by Parent, MCC or any other Credit Party in favor of the Administrative Agent, for the benefit of the Lender Parties, pursuant to which such Person pledges to Administrative Agent all or any portion of the personal property assets owned by it and, in each case, governed by the laws of the Province of Ontario or any other Province within Canada and in form and substance acceptable to Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Capital Lease” means, with respect to any Person, any lease of property by such Person which, in accordance with GAAP, should be reflected as a capital lease on the balance sheet of Borrower.

“Change in Management” means either (a) Darren Richardson shall cease to serve as President and Chief Executive Officer of each Credit Party, performing the duties customarily associated with such position or (b) Karen McGinnis shall cease to serve as Chief Financial Officer of each Credit Party, performing the duties customarily associated with such position, in each case, and is not replaced by a Person reasonably acceptable to Administrative Agent within 90 days of such occurrence.

“Chattel Paper” has the meaning prescribed for such term as defined by the UCC or the PPSA, as applicable, which definition is incorporated herein by reference, and includes, without limitation, a record or records that evidence both a monetary obligation and a security interest in specific goods, a security interest in specific goods and software used in the goods, a security interest in specific goods and license of software used in the goods, a lease of specific goods, or a lease of specific goods and license of software used in the goods. “Chattel Paper” includes, without limitation, electronic chattel paper.

“Collateral” means all personal property of the Credit Parties in which a Lien is granted (or purported to be granted) to Administrative Agent for the benefit of Lender Parties, whether pursuant to this Agreement or the other Loan Documents.

LOAN AND SECURITY AGREEMENT – Page 4

“Collateral Access Agreement” means a landlord waiver or subordination, bailee letter, acknowledgment agreement or other agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any of Credit Parties’ books and records, Equipment, Inventory or other Collateral, in each case, in form and substance satisfactory to Administrative Agent in its Permitted Discretion. An Imported Goods Agreement may operate as a Collateral Access Agreement.

“Commercial Tort Claim” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, in the case of a Credit Party, any tort cause of action claimed by such Credit Party, including those listed on Schedule 7.32.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to Borrower pursuant to the terms hereof.

“Compliance Certificate” means a certificate meeting the requirements of Section 8.6 and otherwise in form satisfactory to Administrative Agent.

“Control Agreement” means, with respect to any deposit account, commodities account or securities account, a control agreement, in form and substance acceptable to Administrative Agent in its Permitted Discretion, pursuant to which Administrative Agent obtains “control” pursuant to the UCC or the PPSA, as applicable, over such account.

“Control Date” means the earlier of (a) the date on which the Deposit Accounts described in Part B of Schedule 7.19 are subject to a valid Control Agreement and (b) July 23, 2015.

“Credit Parties” means, collectively, Borrower, Parent, MCC and each direct and indirect Subsidiary of Borrower (other than FX Unlimited Inc.).

“Debt” means, with respect to a Person, (a) all obligations for borrowed money of such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other similar financial products, (c) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (d) all obligations of such Person for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of business and repayable in accordance with customary trade practices), (e) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of the type otherwise described in this definition of any other Person, (f) asset securitizations and synthetic leases, (g) Capital Leases, (h) all net indebtedness, liabilities and obligations under interest rate, credit, commodity and foreign exchange swaps or similar transactions entered into for the purpose of hedging such Person’s exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices, and (i) all liabilities which would under GAAP be shown on such Person’s balance sheet as a liability.

“Debtor Relief Laws” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and all other domestic or foreign liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement (including under any relevant incorporating statute), rearrangement, receivership, insolvency, reorganization, judicial management, administration or relief of debtors or similar debtor relief laws of the United States, Canada or other applicable jurisdiction from time to time in effect and affecting the rights of creditors generally.

LOAN AND SECURITY AGREEMENT – Page 5

“Default” means an event, condition or occurrence that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means a rate per annum equal to the lesser of (a) the sum of (i) the Adjusted LIBOR Rate for such Loan (which shall be adjusted, from time to time, simultaneously with any change in the LIBOR Rate) plus (ii) two percent (2.0%) and (b) the Maximum Rate.

“Defaulting Lender” means any Lender that fails to make any advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means the interest rate then applicable to Revolving Loans.

“Deposit Account” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, a nonnegotiable certificate of deposit or a demand, time, savings, passbook, or similar account maintained with a bank.

“Designated Account” means account No. 4296907520 maintained at Wells Fargo Bank, National Association by Borrower.

“Distribution” means, for any Person, (a) any dividend, payment or distribution made on any class of such Person’s Equity Interests, (b) any payment on account of, or setting apart of assets for a sinking or analogous fund for, the purchase, redemption, retirement, defeasance or acquisition of any (i) shares of its Equity Interests or (ii) options, warrants or other rights to purchase Equity Interests in such Person and (c) any repayment of Debt owing to a holder of such Person’s Equity Interest.

“Document” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, any bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of goods, or any other document which in the regular course of business or financing is treated as adequately evidencing that the person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers, and which purports to be issued by or addressed to a bailee and purporting to cover goods in the bailee’s possession which are either identified or are fungible portions of an identified mass. “Document” includes, without limitation, electronic documents.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any direct or indirect Subsidiary of Parent that is organized under the laws of the United States of America, any State thereof, the District of Columbia, Canada or any province or territory thereof.

“EBITDA” means, with respect to a Person for any period, an amount equal to (a) consolidated net earnings (or loss), for such period minus (b) extraordinary gains for such period and gains from changes in fair value of warrant liabilities plus (c) Interest Expense (whether paid or accrued), income taxes, expenses from changes in fair value of warrant liabilities, stock-based compensation, depreciation and amortization for such period, in each case determined for such Person and its Subsidiaries on a consolidated basis in accordance with GAAP on a rolling twelve month basis ending on the last day of the measurement period.

“Eligible Account” means, an Account of Borrower or MCC which is acceptable to Administrative Agent for purposes of determining the Borrowing Base and meets all criteria for inclusion in the Borrowing Base as determined and established by Administrative Agent from time to time in its

LOAN AND SECURITY AGREEMENT – Page 6

Permitted Discretion. Without limiting the discretion of Administrative Agent to establish other criteria of ineligibility, unless otherwise agreed by Administrative Agent, Eligible Accounts shall not include any Account: (a) which is not owned exclusively by Borrower or MCC, as applicable, (b) which is not subject to a first priority and perfected security interest in favor of Administrative Agent and is subject to any other Lien (other than a Lien in favor of FGI Finance securing the FGI Finance Debt, so long as subject to the FGI Finance Subordination Agreement), (c) with respect to which more than 120 days have elapsed since the date of the original invoice or which is unpaid, in whole or in part, more than 60 days after its original due date, (d) if fifty percent (50%) or more of the aggregate Dollar amount of outstanding Accounts owed at such time by the Account Debtor thereon to Borrower, MCC or any of their Affiliates is classified as ineligible under clause (c) above, (e) Accounts with respect to an Account Debtor whose total obligations owing to Borrower and MCC, would exceed (i) with respect to Game Stop, forty-five percent (45%), (ii) with respect to Amazon, forty percent (40%), and (iii) with respect to all other Account Debtors, twenty five percent (25%), of the aggregate amount of all Accounts owing to Borrower and MCC, to the extent of such excess, (f) which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis or a progress billing under an agreement which requires further performance by Borrower or MCC, as applicable, or is otherwise contingent on Borrower’s or MCC’s, as applicable, completion of any future performance, (g) with respect to which any of the following events has occurred as to the Account Debtor on such Account: death or judicial declaration of incompetency, if the Account Debtor is an individual, the filing of any petition for relief under any Debtor Relief Laws or similar insolvency laws, a general assignment for the benefit of creditors, the appointment of a receiver or trustee, application or petition for dissolution, its dissolution, the sale or transfer of all or any material part of the assets or the cessation of the business as a going concern, (h) owed by an Account Debtor which does not maintain its chief executive office in the United States or Canada (other than the Province of Quebec) or is not organized under the laws of the United States or Canada or any state or Province thereof (other than the Province of Quebec), (i) which is not payable in United States Dollars or Canadian Dollars, (j) owed by an Account Debtor which is an Affiliate or employee of Borrower, MCC or any of Borrower’s or MCC’s Affiliates, (k) with respect to which either the perfection, enforceability, or validity of Administrative Agent’s Lien in such Account, or Administrative Agent’s right or ability to obtain direct payment to Administrative Agent of the proceeds of such Account, is governed by any federal, state, provincial or local statutory requirements other than those of the UCC, or comparable law of Canada (not including any comparable law of the Province of Quebec), (l) owed by an Account Debtor to which Borrower, MCC or any of their Affiliates are indebted in any way, or which is subject to any right of setoff or recoupment, or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor, but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim, (m) which is evidenced by a promissory note or other instrument or by chattel paper, (n) which arises out of a sale not made in the ordinary course of Borrower’s or MCC’s, as applicable, business, (o) with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been fully performed by Borrower or MCC, as applicable, and, if applicable, accepted by the Account Debtor, or with respect to which the Account Debtor has revoked its acceptance of any such goods or services, (p) which arises out of an enforceable contract or order which, by its terms, forbids, restricts or makes void or unenforceable the granting of a Lien by Borrower or MCC, as applicable, to Administrative Agent with respect to such Account or otherwise requires the consent of the respective Account Debtor in order for the Administrative Agent to obtain direct payment of the proceeds of such Account, (q) with respect to which the Account Debtor is either (i) the United States or Canadian Government or any department, agency, or instrumentality of the United States or Canada (exclusive, however, of an Account owed by the United States or any department, agency or instrumentality of the United States, Canada or any province or territory of Canada with respect to which Borrower or MCC, as applicable, has complied, to the reasonable satisfaction of Administrative Agent, with the Assignment of Claims Act, 31 USC §3727,

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the Financial Administration Act (Canada) or any similar legislation in any province or territory of Canada) or (ii) any state of the United States or any province or territory of Canada, (r) with respect to which the Account Debtor is a Person named on the list of Specially Designated Nationals maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, (s) with respect to which the books and records evidencing or relating to such Account are located in a public warehouse, are in possession of a bailee or are in a facility leased by Borrower, MCC or an Affiliate of Borrower’s or MCC’s, unless the warehouseman, bailee, or lessor, as the case may be, has delivered to Administrative Agent a Collateral Access Agreement, (t) with respect to which Administrative Agent believes that the prospect of collection of such Account is impaired or that the Account may not be paid by reason of the Account Debtor’s financial inability to pay, or (u) owed by an Account Debtor, to the extent the amount owing thereon exceeds the credit limit extended to such Account Debtor by Borrower or MCC, as applicable. The identification of specific exclusions from eligibility herein is not exclusive or exhaustive. Administrative Agent reserves the right in its Permitted Discretion to establish additional or different criteria for determining Eligible Accounts, at any time, without prior notice.

“Eligible Foreign Vendor” means a foreign vendor (other than an Affiliate of any Credit Party) of Inventory which (a) is located in China or any other country approved by the Administrative Agent in its Permitted Discretion, (b) has received payment or performance of all liabilities and other obligations (whether such liabilities and obligations arise from such Person’s purchase of goods or otherwise) at any time owed to it by the Credit Parties or Mad Catz Asia (with respect to such Inventory sold to Mad Catz Asia by such foreign vendor and then sold to Borrower by Mad Catz Asia) in a manner consistent with the historical business practices between such Person and the applicable Eligible Foreign Vendor, but in any event, no such amounts shall be more than 90 days past due, and (c) has not asserted (and has no right to assert) any reclamation, repossession, diversion, stoppage in transit, Lien or title retention rights in respect of such Inventory.

“Eligible In-Transit Inventory” means Inventory of Borrower that satisfies the requirements of the definition of “Eligible Inventory” and as to which (a) such Inventory currently is in transit (whether by vessel, air or land) from a location outside of the continental United States to a United States location set forth on Schedule 7.11 that is the subject of a Collateral Access Agreement or to a United States location of an Eligible NVOCC, (b) pursuant to the terms of sale, title and risk of loss to such Inventory has been transferred to, and such Inventory is owned by, Borrower, (c) the vendor with respect to such Inventory is an Eligible Foreign Vendor, (d) such Inventory is in the possession and control of a third-party common carrier that has issued a negotiable bill of lading to an Eligible NVOCC (who possesses such original bill of lading in the United States) that is not an Affiliate of the vendor or supplier thereof and the respective Eligible NVOCC has issued an Acceptable Bill of Lading, (e) such Inventory is fully insured by marine cargo and other insurance against types of loss, damage, hazards and risks, and in amounts, satisfactory to Administrative Agent in its discretion (including, without limitation, war and terrorism risks), and Administrative Agent has been named as loss payee with respect to such insurance pursuant to a loss payable endorsement acceptable to Administrative Agent in its discretion, (f) amounts and aging of amounts owing to the applicable Eligible Foreign Vendor by the Borrower or Mad Catz Asia, as applicable, in respect of such Inventory are consistent with the historical business practices between Borrower or Mad Catz Asia (as applicable) and the applicable Eligible Foreign Vendor (but in any event shall not be more than 90 days past due) and Borrower has paid all amounts owing to any other Person entitled to payment in respect of such Inventory, (g) the NVOCC in respect of such Inventory has entered into an effective Imported Goods Agreement in respect of such Inventory with Administrative Agent and all arrangements reasonably satisfactory to Administrative Agent have been made to terminate the right of any vendor, consigner or shipper of such Inventory; (h) such Inventory shall not have been in-transit for more than thirty (30) days, or such longer period of time as is mutually agreed from time to time in writing between Borrower and Administrative Agent, and (i) Borrower knows of no reason why such

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Inventory would not be accepted by it when delivered and has no knowledge that the shipment does not conform to the related order documents; provided, that, the Administrative Agent may, in its Permitted Discretion, exclude any particular Inventory from the definition of Eligible In-Transit Inventory in the event that Administrative Agent determines that such Inventory is subject to any Person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien of Administrative Agent (including, without limitation, a right of stoppage in transit) or may otherwise adversely impact the availability of Administrative Agent to realize on such Inventory.

“Eligible Inventory” means Eligible Landed Inventory or Eligible In-Transit Inventory of Borrower which is acceptable to Administrative Agent for purposes of determining the Borrowing Base and meets all criteria for inclusion in the Borrowing Base as determined and established by Administrative Agent from time to time in its Permitted Discretion. Without limiting the discretion of Administrative Agent to establish other criteria of ineligibility, unless otherwise agreed by Administrative Agent, Eligible Inventory shall not include any Inventory (a) which is not owned exclusively by Borrower or as to which Borrower does not have good, valid and marketable title thereto, (b) which is not subject to a first priority and perfected security interest in favor of Administrative Agent and is subject to any other Lien (other than a Lien in favor of FGI Finance securing the FGI Finance Debt, so long as subject to the FGI Finance Subordination Agreement), (c) other than finished goods and raw materials Inventory, (d) which is not in good condition, or is unmerchantable or does not meet all standards imposed by any Governmental Authority having regulatory authority over such goods or their use or sale, (e) which is not currently either usable or salable, at prices approximating at least cost, in the normal course of Borrower’s business, or is slow moving or stale, (f) which is obsolete or returned or repossessed or used goods taken in trade or goods that constitute spare parts, packaging and shipping materials or supplies used or consumed in Borrower’s business, (g) except with respect to Eligible In-Transit Inventory, which is (1) located outside the United States or (2) in-transit from vendors or suppliers or to or from a location of Borrower, (h) which is located in a public warehouse or is in possession of a bailee or in a facility leased by Borrower or an Affiliate thereof unless the warehouseman, bailee, or lessor, as the case may be, has delivered to Administrative Agent a Collateral Access Agreement, (i) which is on consignment from any consignor, or on consignment to any consignee, (j) except for an Acceptable Bill of Lading in the case of Eligible In-Transit Inventory, is subject to a bill of lading or other document of title or (k) that contains or bears any Proprietary Rights licensed to Borrower by another Person unless Borrower has delivered to Administrative Agent a consent or sublicense agreement from such licensor in form and substance reasonably acceptable to Administrative Agent, Borrower uses reasonable efforts to obtain such a consent or Administrative Agent is otherwise satisfied that it may sell or otherwise dispose of such Inventory in accordance with Section 11.2 without infringing the rights of the licensor of such Proprietary Rights or violating any contract of Borrower with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement). The identification of specific exclusions from eligibility herein is not exclusive or exhaustive. Administrative Agent reserves the right in its Permitted Discretion to establish additional or different criteria for determining Eligible Inventory, at any time, without prior notice.

“Eligible Landed Inventory” means Inventory of Borrower that is not Eligible In-Transit Inventory and otherwise satisfies the requirements of the definition of “Eligible Inventory”.

“Eligible NVOCC” means, with respect to any in-transit Inventory of Borrower as of any day of determination, an NVOCC for such Inventory that (i) is not an Affiliate of any Credit Party or the applicable foreign vendor of such Inventory and is otherwise acceptable to Administrative Agent in its Permitted Discretion, (ii) is engaged as a freight forwarder and a customs broker with respect to such Inventory, (iii) has (1) received and is holding in the United States a tangible negotiable bill of lading governed by the laws of a state within the United States issued by the applicable carrier in respect such

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Inventory to the order of such Eligible NVOCC as consignee and (2) issued a house bill of lading in respect of such Inventory that qualifies as an Acceptable Bill of Lading, (iv) is a party to an effective Imported Goods Agreement, and (v) has not asserted any adverse claim or Lien against any such Inventory.

“Environmental Laws” means any and all laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Equipment” has the meaning prescribed for such term as defined by the UCC or the PPSA, as applicable (which definitions are incorporated herein by reference), wherever located, and whether now or hereafter existing, and all parts thereof, all accessions thereto and all replacements therefor. The Equipment includes, without limitation, with respect to a Person, all personal property used or useable by such Person in its business.

“Equity Interests” means, with respect to a Person, shares of capital stock, partnership interests, membership or limited liability company interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person, trade or business (whether or not incorporated) subject to ERISA whose employees are treated as being employed by the same employer as the employees of any Credit Party under Section 414(b) of the IRC, (b) any Person, trade or business (whether or not incorporated) subject to ERISA whose employees are treated as being employed by the same employer as the employees of any Credit Party under Section 414(c) of the IRC, (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Credit Party is a member under Section 414(m) of the IRC, or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Credit Party and whose employees are aggregated with the employees of any Credit Party under Section 414(o) of the IRC.

“ERISA Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) as to which any Credit Party or any ERISA Affiliate (a) is (currently or hereafter), or at any time during the immediately preceding six (6) years has, sponsored, maintained or contributed to on behalf of any of its employees or (b) has (currently or hereafter), or has had at any time within the preceding six (6) years, any liability (contingent or otherwise).

“Event of Default” has the meaning prescribed by Section 10.1.

“Excluded Accounts” means each Deposit Account specially and exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of a Credit Party.

“Excluded Property” means, with respect to any Credit Party, collectively, (i) property of such Credit Party subject to Liens permitted by clauses (c), (d) or (m) of the definition of Permitted Liens solely in the event and to the extent that a grant or perfection of a Lien in favor of Administrative Agent

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on any such property is prohibited by or results in a breach or termination of, or constitutes a default under, the documentation governing such Liens or the obligations secured by such Liens (other than to the extent that such terms would be rendered ineffective pursuant to Section 9.406, 9.407, 9.408 or 9.409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction and other than to the extent all necessary consents to creation, attachment and perfection of the Administrative Agent’s Liens thereon have been obtained) and, in any event, immediately upon the ineffectiveness, lapse or termination of such terms or the obtainment of such consents, such property shall cease to constitute Excluded Property and shall be Collateral, (ii) any personal property lease, contract, permit, license, franchise or letter of credit right of such Credit Party, solely in the event and to the extent that a grant or perfection of a Lien on such personal property lease, contract, permit, license, franchise or letter of credit right is prohibited by applicable law or results in a breach or termination of, or constitutes a default under, any such personal property lease, contract, permit, license, franchise or letter of credit right (other than to the extent that such law or terms would be rendered ineffective pursuant to Section 9.406, 9.407, 9.408 or 9.409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction and other than to the extent all necessary consents to creation, attachment and perfection of the Administrative Agent’s Liens thereon have been obtained) and, in any event, immediately upon the ineffectiveness, lapse or termination of such law or terms or the obtainment of such consents, such personal property lease, contract, permit, license, franchise or letter of credit right shall cease to constitute Excluded Property and shall be Collateral, (iii) the voting equity interests of any Foreign Subsidiary and (iv) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision) such intent-to-use trademark application shall cease to constitute Excluded Property and shall be Collateral.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“FGI Finance” means Faunus Group International, Inc., a Delaware corporation, and its successors and assigns.

“FGI Finance Availability” means the “Availability” as defined in the FGI Finance Documents.

“FGI Finance Debt” means the Debt owing to FGI Finance by Mad Catz Europe, Limited and Credit Parties under the FGI Finance Documents, and any Refinancing Debt thereof.

“FGI Finance Documents” means, collectively: (a) that certain Receivables Purchase Agreement dated on or about June 30, 2015, between FGI Finance and Mad Catz Europe, Limited, (b) each Guaranty and each Security Agreement executed by a Credit Party or a Guarantor in connection therewith, and (c) each other document, instrument or agreement now or hereafter executed by any Credit Party or Affiliate of a Credit Party evidencing, securing, guaranteeing or otherwise relating to the FGI Finance Debt or the agreements referenced in clauses (a) and (b) of this definition, in each case, as amended, supplemented, restated or otherwise modified from time to time.

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“FGI Finance Liens” means the Liens granted to FGI Finance by the Credit Parties as security for the FGI Finance Debt.

“FGI Subordination Agreement” means a Subordination and Intercreditor Agreement between FGI Finance and Administrative Agent, pursuant to which the obligations and liabilities of Credit Parties to FGI Finance and Liens granted by the Credit Parties to FGI Finance are subordinated to the Obligations and Administrative Agent’s Liens.

“Fiscal Month” means a calendar month.

“Fiscal Quarter” means one of four fiscal quarters of a Fiscal Year, each consisting of a period of three (3) consecutive Fiscal Months, with the first of such quarters beginning on the first day of a such Fiscal Year and the last of such quarters ending on the last day of such Fiscal Year.

“Fiscal Year” means Credit Parties’ fiscal year for financial accounting purposes, beginning on April 1 and ending on March 31 of the following calendar year.

“Foreign Subsidiary” means a Subsidiary of Parent that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles as promulgated by the American Institute of Certified Public Accountants, consistently applied, as in effect from time to time. Notwithstanding anything herein to the contrary, all financial statements delivered hereunder shall be prepared and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar account principal) permitting a Person to value its financial liabilities at the fair value thereof.

“General Intangibles” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and in any event includes, without limitation, all intangible personal property of every kind and nature (other than Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Instruments, Investment Property, Letter of Credit Rights, Letters of Credit and money), including, without limitation, contract rights, business records, rights and claims against carriers and shippers, customer lists, registrations, licenses, franchises, tax refund claims, rights to indemnification, warranty or guaranty contract, claims for any damages arising out of or for breach or default under or in connection with any contract, rights to exercise or enforce remedies, powers and privileges under any contract and rights and claims to any amounts payable under any contract of insurance, including without limitation, business interruption, property, casualty, key employee life or any other insurance.

“Governmental Authority” means any federal, state, provincial, territorial or local government, any subdivision thereof, and any agency, entity, instrumentality or authority owned or controlled thereby.

“Guaranty” means, with respect to a Person, any direct or indirect guaranty by such Person of any Debt or other obligation of another Person or any obligation by such Person to purchase or acquire or otherwise protect or insure a creditor against loss in respect of Debt or other obligations of another Person, but excluding customary contractual indemnities in contracts made in the ordinary course of business or under organizational documents.

“Guaranty Agreement” means collectively, the Canadian Guaranty Agreements and the US Guaranty Agreements.

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“Guarantor” means, collectively, each Person executing a Guaranty Agreement in favor of Administrative Agent (including, without limitation, Parent, MCC and Mad Catz Asia).

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

“Imported Goods Agreement” means an agreement, in form and substance acceptable to Administrative Agent, in its Permitted Discretion, among an Eligible NVOCC, Borrower and Administrative Agent, pursuant to which, among other things, such Eligible NVOCC agrees that (a) it holds the negotiable documents of title evidencing the applicable in-transit Inventory as agent for the Administrative Agent, (b) holds in-transit Inventory in its possession or control as bailee for Administrative Agent and (c) has granted the Administrative Agent access to such Inventory.

“In-Transit Limit” means (i) during the Revolving Credit Limit Increase Period, $6,000,000 and (ii) at any other time $4,000,000.

“Indemnified Claims” means any and all claims, demands, actions, causes of action, judgments, obligations, liabilities, losses, damages and consequential damages, penalties, fines, costs, fees, expenses, Lender Expenses and disbursements (including without limitation, fees and expenses of attorneys and other professional consultants and experts in connection with investigation or defense) of every kind, known or unknown, existing or hereafter arising, foreseeable or unforeseeable, which may be imposed upon, threatened or asserted against, or incurred or paid by, an Indemnified Person at any time and from time to time, because of, resulting from, in connection with, or arising out of any transaction, act, omission, event or circumstance in any way connected with the Collateral, the Loan Documents (including enforcement of Administrative Agent’s or Lenders’ rights thereunder or defense of Administrative Agent’s or Lenders’ actions thereunder), any Default or Event of Default or any acts or omissions taken by such Indemnified Person in connection with this Agreement or administration of the Loan Documents.

“Indemnified Persons” means, collectively, Administrative Agent, Swing Lender, each Lender and their Affiliates, Equity Interest owners, officers, directors, members, managers, employees, agents and representatives.

“Instrument” has the meaning prescribed for such term as defined by the UCC or the PPSA, as applicable, which definition is incorporated herein by reference, and includes, without limitation, a negotiable instrument or any other writing that evidences a right to the payment of a monetary obligation, is not itself a security agreement or lease, and is of a type that in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment.

“Intangible Assets” means, for any Person, assets that are treated as intangible pursuant to GAAP, including, without limitation: (a) obligations owing to such Person by its officers, directors, members, managers, employees, subsidiaries, Affiliates or any Person in which any such officer, director, member, manager, employee, subsidiary, or Affiliate owns any interest and (b) any asset which is intangible or lacks intrinsic or marketable value or collectability, including, without limitation, goodwill, noncompetition agreements, patents, copyrights, trademarks, franchises, organization or research and development costs.

“Interest Expense” means, for a Person for a period, total interest expense for such Person for such period, as determined in accordance with GAAP.

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“Inventory” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, with respect to a Person, goods (including goods in-transit) that (a) are held or to be held by such Person for sale or lease or to be furnished under a contract of service, (b) are leased or to be leased by such Person as lessor or (c) consist of raw materials, work in process, finished goods or materials used or consumed in such Person’s business.

“Inventory Sublimit” means 2.3333 times the amount determined pursuant to clause (a)(i) of the definition of Borrowing Base.

“Investment” means, with respect to any Person, any investment made, directly or indirectly by such Person in, to or with respect to any other Person, whether by (a) acquisition of shares of capital stock, indebtedness or other obligations or securities, (b) a loan, guarantee, advance, capital contribution or other like investment, or (c) any purchase or other acquisition (or any commitment to make any such purchase or other acquisition) of all or a material portion of the assets of (or any division or business line of) any other Person, in each case, whether made in cash, by the transfer of property or otherwise (including, without limitation, any joint venture relationship).

“Investment Property” has the meaning prescribed for such term as defined by the UCC or the PPSA, as applicable, which definition is incorporated herein by reference, and includes, without limitation, a security (whether certificated or uncertificated) security entitlement, securities account, commodity contract, or commodity account.

“IRC” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Lender” and “Lenders” have the respective meanings set forth in the preamble hereto and shall include the Swing Lender and any other Person made a party to this Agreement in accordance with the provisions of Section 14.13.

“Lender Expenses” has the meaning prescribed by Section 14.5.

“Lender Parties” means Administrative Agent, Swing Lender and each Lender.

“Letter of Credit Rights” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance and whether or not evidenced by a writing.

“LIBOR Rate” means the greater of (i) the rate per annum published on each Business Day in the “Money Rates” table of The Wall Street Journal (or such other presentation within The Wall Street Journal as may be adopted hereafter for such information) as the one-month LIBOR rate, adjusted daily, and (ii) 1.0%; provided, that, if the Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances, adequate and reasonable means do not exist for ascertaining the LIBOR Rate or that the Adjusted LIBOR Rate will not adequately and fairly reflect the cost to Lenders of funding the Loans, then the LIBOR Rate shall be a rate per annum determined by the Administrative Agent in its Permitted Discretion.

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, collateral assignment, charge, claim, or lien arising from a security agreement, mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit

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arrangement, conditional sale, trust receipt, lease, consignment or bailment for security purposes or similar agreement, or any contingent or other agreement to provide any of the foregoing.

“Loan” means any loan or advance made by Lenders to Borrower under this Agreement and includes Revolving Loans and Swing Loans made by Swing Lender, and “Loans” means, collectively, all such loans and advances.

“Loan Documents” means this Agreement, each Guaranty Agreement (if any), each US Pledge Agreement, each US Security Agreement, each Canadian Security Agreement, each Canadian Pledge Agreement, each Control Agreement, each Collateral Access Agreement, each Imported Goods Agreement, each Subordination Agreement, and any other documents, instruments or agreements executed in connection with any of the foregoing, and any other agreements, instruments, and documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations, the Collateral or any other aspect of the transactions contemplated by this Agreement, and in each case including any and all renewals, extensions, modifications, amendments, or restatements of any of the foregoing.

“Mad Catz Asia” means Mad Catz Interactive Asia Limited, a corporation incorporated under the laws of Hong Kong, and its successors and permitted assigns.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means the occurrence of any of the following: (i) a material adverse change in, or effect on, the business, assets, operations, prospects or financial condition of any Credit Party, (ii) a material impairment of the ability of any Credit Party to perform any obligations under the Loan Documents to which it is a party, (iii) a material adverse effect upon the Collateral or the validity, perfection or priority of Administrative Agent’s Liens on the Collateral or (iv) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.

“Maturity Date” means June 30, 2018.

“Maximum Rate” means the maximum rate of interest permitted to be charged under Applicable Law from time to time in effect; provided, that in the event Applicable Law provides for an interest ceiling under Chapter 303 of the Texas Finance Code, as amended (the “Texas Finance Code”), for that day, the ceiling shall be the “monthly ceiling” as referred to and in effect from time to time under the provisions of Section 303.004 of the Texas Finance Code, provided further, that if any Applicable Law permits greater interest, the Applicable Law permitting the greatest interest shall apply.

“MCC” means 1328158 Ontario Inc., a corporation organized under the laws of Ontario, and its successors and permitted assigns.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Credit Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Net Amount” means, (a) with respect to an Eligible Account of Borrower at any time, an amount equal to: (i) the gross amount of such Eligible Account less (ii) sales, excise or similar taxes, and all returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed, and (b) with respect to Eligible Inventory at any time, the net orderly

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liquidation value of such Inventory, as determined pursuant to the most recent appraisal acceptable to Administrative Agent in its discretion.

“Net Income” means, with respect to a Person for any period, net income, after income tax (if any) payable for such period, determined for such Person and its consolidated Subsidiaries in accordance with GAAP.

“NVOCC” means, with respect to any in-transit Inventory, a non-vessel operating common carrier engaged as a freight forwarder and customs broker to assist with the importation of such Inventory from the applicable gateway or port of origin to the port of entry in the United States and to clear in-transit Inventory through U.S. customs.

“Obligations” means all obligations, liabilities and indebtedness now or hereafter owing by any Credit Party or Guarantor to any Lender Party pursuant to or otherwise arising in connection with this Agreement or any other Loan Documents, including, without limitation, all loan repayment obligations (including interest that accrues after the commencement of an insolvency proceeding, regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding), accrued interest obligations, indemnity obligations and all obligations for payment or reimbursement for fees, costs and expenses as provided by this Agreement or any other Loan Document, whether direct or indirect, primary or secondary, joint, several, or joint and several, fixed or contingent, including indebtedness and obligations, if any, which may be assigned to or acquired by any Lender Party, and any and all renewals and extensions of the foregoing or of any part thereof.

“Parent” means Mad Catz Interactive Inc., a Canadian corporation, and its successors and permitted assigns.

“Payment Intangibles” means all “payment intangibles” as defined in the UCC, which definition is incorporated herein by reference.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Percentage Share” means, with respect to any Lender, (a) unless otherwise specifically set forth therein, when used in Sections 2.1, 2.2 or 3.2, in any request for Loans pursuant to Section 2.2, or when no Loans are outstanding hereunder, the percentage set forth opposite such Lender’s name on Schedule 1.1 and (b) when used otherwise, the percentage obtained by dividing (i) the sum of the unpaid principal balance of such Lender’s Loans at the time in question by (ii) the sum of the aggregate unpaid principal balance of all Loans at such time.

“Perfection Certificate” means a perfection certificate executed by the Credit Parties on or prior to the Agreement Date, which provides information with respect to the assets and/or property of the Credit Parties as of the Agreement Date, in form reasonably acceptable to Administrative Agent, and any additional Perfection Certificate delivered by a Credit Party to the Administrative Agent after the Agreement Date.

“Permitted Discretion” means, with respect to any Person, a determination made in the exercise of such Person’s commercially reasonable business judgment (from the perspective of a secured lender).

“Permitted Liens” means, with respect to any Credit Party, (a) Administrative Agent’s Liens, (b) Liens for unpaid taxes that are not delinquent or do not have priority over the Administrative Agent’s Liens and are being contested in good faith by appropriate proceedings promptly instituted and diligently

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conducted and for which adequate reserves are maintained on the books of such Credit Party in accordance with GAAP, (c) Liens, if any, described in Schedule 7.22, (d) Liens which constitute purchase money Liens and secure Debt permitted under clause (d) of Section 9.5, but only to the extent such Liens attach only to the property acquired by the incurrence of such purchase money secured Debt and such Liens only secure the Debt incurred to acquire such property or any related Refinancing Debt, (e) the interests of lessors under operating leases, (f) statutory Liens in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers, incurred in the ordinary course of business of such Credit Party and not in connection with the borrowing of money, and which Liens are for sums not delinquent or sums being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves are maintained on the books of such Credit Party in accordance with GAAP, (g) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business, (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business, (j) judgment liens in respect of judgments that do not constitute an Event of Default, (k) non-exclusive licenses of intellectual property rights granted by such Credit Party in the ordinary course of business, (l) with respect to real property, easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of such Credit Party, (m) Liens consisting of pledges or deposits to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, insurance, leases, government contracts, trade contracts, performance and return of money bonds, letters of credit and other similar obligations (exclusive of obligations for the payment of borrowed money) entered into in the ordinary course of business (n) security deposits to public utilities or to any municipalities or Governmental Authority or other public authorities when required by such utility, municipality, Governmental Authority or other public authority in connection with the supply of services or utilities and (o) the FGI Finance Liens, so long as subject to the FGI Subordination Agreement.

“Permitted Unsecured Debt” means (a) unsecured Debt of Borrower and Parent evidenced by that certain Promissory Note dated February 27, 2014, executed by Borrower and Parent in favor of the former stockholders of Tritton Technologies, Inc., as more specifically described therein, so long as such Debt does not at any time exceed $2,475,000 minus the aggregate amount of all principal payments made thereon prior to such time, and (b) Borrower’s obligations to its landlord at its chief executive office arising from certain tenant improvements made thereon, in accordance with the lease agreement between Borrower and such landlord.

“Person” means any individual, corporation, joint venture, general or limited partnership, trust, unincorporated organization or Governmental Authority.

“PPSA” shall mean the Personal Property Security Act (Ontario), the Civil Code of Québec or any other applicable Canadian federal, provincial or territorial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statues, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Priority Payables” shall mean, at any time with respect to any Credit Party, (a) the full amount of the liabilities of such Credit Party at such time which (i) have a trust imposed to provide for payment or a Lien ranking or capable of ranking senior to or pari passu with Liens securing the Obligations under Applicable Laws of Canada or (ii) have a right imposed to provide for payment ranking or capable of

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ranking senior to or pari passu with the Obligations under Applicable Laws of Canada; including claims for unremitted and/or accelerated rents, taxes, wages, withholding taxes, harmonized sales tax, goods and services tax, value added taxes, all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) or similar provincial legislation, amounts currently or past due and not paid for realty, municipal or similar taxes, provincial and territorial sales taxes, and other amounts payable to an insolvency administrator, employee withholdings or deductions and vacation pay (including such amounts protected by the Wage Earner Protection Program Act (Canada)), workers’ compensation obligations, government royalties or pension fund obligations and (b) at any time after an Event of Default which is continuing, the amount equal to the percentage applicable to Inventory of such Credit Party included in the calculation of the Borrowing Base (if any) multiplied by the aggregate fair market value of the Eligible Inventory included in the calculation of the Borrowing Base which is subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any similar Applicable Laws of Canada granting revendication or similar rights to unpaid suppliers (provided that, to the extent such Inventory has been identified and has been excluded from Eligible Inventory, the amount owing to the supplier shall not be considered a Priority Payable).

“Proprietary Rights” means collectively, all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational, foreign laws or otherwise, including, without limitation, inventions, invention disclosures, designs, blueprints, plans, specifications, licenses, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, trade secrets, domain names, good will and all licenses and rights related to any of the foregoing, and all other rights under any of the foregoing, including, without limitation, all royalties, license fees or other payments due under or in respect of any of the foregoing, all extensions, renewals, reissues, divisions and continuations of any of the foregoing, and all rights to sue at law or in equity for past, present and future infringement misappropriation, violation or other impairment of any of the foregoing including the right to receive all proceeds and damages therefrom.

“Protective Advances” has the meaning set forth in Section 2.4.

“Refinancing Debt” means, with respect to any Debt of any Person, refinancings, renewals, or extensions thereof so long as (a) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations or materially impair such Person’s creditworthiness, (b) the terms of such refinancings, renewals and extensions are not less favorable to the obligor thereon or to the Lenders than the Debt so refinanced, renewed or extended (individually or in the aggregate), (c) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Debt so refinanced, renewed, or extended, (d) such refinancings, renewals, or extensions do not result in an increase in the interest rate with respect to the Debt so refinanced, renewed, or extended, (e) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Debt so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to such Person, (f) if the Debt that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Administrative Agent or the Lenders as those that were applicable to the refinanced, renewed, or extended Debt, and (g) the Debt that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than that Person or those Persons which were obligated with respect to the Debt that was refinanced, renewed, or extended.

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“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to an ERISA Benefit Plan that is subject to Title IV of ERISA other than those events as to which the 30 day notice period is waived under subsections .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Reporting Date” means, with respect to any Schedule hereto, (i) initially, the date of this Agreement and (ii) thereafter, the most recent date as to which such Schedule was updated (or required to be updated) in accordance with the terms hereof.

“Required Lenders” means (a) Administrative Agent and (b) Lenders whose aggregate Percentage Shares equal or exceed fifty-one percent (51%); provided, however, at any time there are two (2) or more Lenders, Required Lenders must include at least (2) Lenders and provided, further, the Administrative Agent shall act on behalf of any Lender that is an Affiliate of the initial Administrative Agent and is a special purpose entity created for the purpose of being a borrower under a warehouse credit facility.

“Responsible Officer” means, for any Person, the chief executive officer, chief financial officer, or president of such Person and, in addition, with respect to a Borrowing Base Certificate or a Compliance Certificate, the treasurer or corporate controller of such Person or any other Person authorized by board resolution and approved by Administrative Agent in its Permitted Discretion.

“Restricted Investment” means, with respect to any Credit Party, any Investment other than (a) the purchase of Inventory by such Credit Party in the ordinary course of business, (b) acquisitions (not otherwise prohibited by this Agreement) of Equipment by such Credit Party for use in the ordinary course of business, (c) direct obligations of the United States of America or any agency thereof, or obligations guaranteed by the United States of America, that mature within one year from the date of acquisition thereof, certificates of deposit maturing within one year from the date of acquisition, issued by a commercial bank organized under the laws of the United States of America or any state thereof having capital and surplus aggregating at least $100,000,000, (d) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Corporate or P-1 from Moody’s Investor Services Inc., (e) money market mutual funds provided that substantially all of the assets of such fund are comprised of securities of the type described in clauses (c) and (d) above, and (f) travel and similar advances to employees made in the ordinary course of business.

“Revolving Credit Limit” means (a) during the Revolving Credit Limit Increase Period $35,000,000 and (b) at all other times, $20,000,000.

“Revolving Credit Limit Increase Period” means the period from September 1, 2015 through December 31, 2015.

“Revolving Loans” has the meaning set forth in Section 2.1(a).

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, Canada, the European Union or any EU member state (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the

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U.S. Department of State or (b) the United Nations Security Council, the European Union of Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority and any Canadian economic sanctions, including under the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada) and the Criminal Code (Canada) and, in each case, the regulations promulgated thereunder.

“Settlement” has the meaning set forth in Section 2.5(b).

“Settlement Date” has the meaning set forth in Section 2.5(b).

“Shareholder’s Equity” means, as of any date, stockholder’s or member’s equity as determined in accordance with GAAP or, in the case of a partnership, a partner’s partnership interest.

“Solvent” means, when used with respect to any Person at any time of determination:

(a) the assets of such Person, at a fair valuation, are in excess of the total amount of its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities); and

(b) the present fair saleable value of such Person’s assets is greater than the total amount of its existing debts (including contingent, subordinated, unmatured and unliquidated liabilities) as such debts become absolute and matured; and

(c) such Person is then able and expects to be able to pay its debts (including contingent, subordinated, unmatured and unliquidated liabilities) as they mature; and

(d) such Person has capital sufficient to carry on its business as conducted and as proposed to be conducted.

For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified EBITDA” means, for any Fiscal Month, an amount determined by Administrative Agent for such Fiscal Month and delivered to Borrower in writing, as determined by Administrative Agent in its discretion based on budgetary information provided by Borrower pursuant to Section 8.4(c) of this Agreement and acceptable to Administrative Agent and such other information Administrative Agent deems appropriate for consideration.

“Subordinated Debt” means Debt that is subordinated to the Obligations pursuant to a Subordination Agreement.

“Subordination Agreement” means any subordination agreement among Administrative Agent, the applicable Credit Party and the applicable third party creditor (including, without limitation, any Affiliate of such Credit Party), pursuant to which all obligations and indebtedness now or hereafter owing by such Credit Party to such creditor are subordinated to the Obligations in right of payment and claim, and all Liens securing such obligations and indebtedness are subordinated to Administrative Agent’s Liens in the Collateral, in form and substance satisfactory to Administrative Agent. The FGI Subordination Agreement is a Subordination Agreement hereunder.

“Subsidiary” means, with respect to a Person, any other Person of which more than ten percent (10%) of the voting Equity Interests is owned or controlled directly or indirectly by such Person or one or

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more of its Subsidiaries, or a combination thereof; provided, that for the purposes of this definition, any Person that is required to be consolidated with a Credit Party in accordance with GAAP will be considered to be a Subsidiary of such Credit Party.

“Swing Lender” means NewStar Business Credit, LLC or any successor in such capacity.

“Swing Loan” has the meaning specified therefor in Section 2.2(b) hereof.

“Swing Loan Sublimit” has the meaning specified therefor in Section 2.2(b) hereof.

“Taxes” has the meaning specified therefore in Section 3.5(a) hereof.

“Termination Date” means the earlier of (a) the Maturity Date, (b) the day on which the obligations of Lenders to make Loans hereunder have been terminated pursuant to Section 12.1 or (c) the day on which the Obligations first become due and payable in full (or, with the exception of contingent indemnity obligations, are paid in full) and the obligation of Lenders to make Loans hereunder are terminated.

“Termination Event” shall mean (i) a Reportable Event with respect to any ERISA Benefit Plan; (ii) the existence with respect to any ERISA Benefit Plan of a non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC); (iii) the withdrawal of any Credit Party or any ERISA Affiliate from an ERISA Benefit Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iv) the providing of notice of intent to terminate an ERISA Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (v) the institution by the PBGC of proceedings to terminate an ERISA Benefit Plan or Multiemployer Plan; (vi) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Benefit Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vii) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Credit Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization.

“Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“UCC” means the Uniform Commercial Code in effect in the State of Texas, as amended from time to time.

“US Guaranty Agreement” means each Guaranty now or hereafter executed by a Guarantor in favor of Administrative Agent, for the benefit of Lender Parties, governed by the laws of the State of Texas or any other State within the United States and pursuant to which such Guarantor guarantees the payment and/or performance of all or any portion of the Obligations, in form and substance acceptable to Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“US IP Security Agreement” means, collectively, each Patent, Copyright and Trademark Security Agreement executed by a Credit Party and/or a Guarantor and Administrative Agent, and relating to any United States Intellectual Property owned by such Person, in each case, governed by the laws of the State of Texas or any other State within the United States and in form and substance acceptable to Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

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“US Pledge Agreement” means, collectively, each Pledge Agreement now or hereafter executed by Parent or any other Credit Party in favor of the Administrative Agent, for the benefit of the Lender Parties, pursuant to which such Person pledges to Administrative Agent all or any portion of the Equity Interests owned by it and, in each case governed by the laws of the State of Texas or any other State within the United States and in form and substance acceptable to Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“US Security Agreement” means, collectively, each Security Agreement executed by Parent, MCC or any other Credit Party in favor of the Administrative Agent, for the benefit of the Lender Parties, pursuant to which such Person pledges to Administrative Agent all or any portion of the personal property assets owned by it and, in each case, governed by the laws of the State of Texas or any other State within the United States and in form and substance acceptable to Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

Section 1.2. Interpretive Provisions.  Unless expressly provided otherwise, any term which is defined by the UCC, wherever used in this Agreement, shall have the same meaning as is prescribed by the UCC. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context indicates otherwise, references to “Section,” “Subsection,” “clause” “Schedule” and “Exhibit” are references to this Agreement. The term “documents” (if not capitalized as a defined term) includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.” Unless the context requires otherwise, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.” The term, “discretion”, when used in reference to a Person, means, unless qualified by the word(s) “reasonable” or Permitted Discretion, the sole and absolute discretion of such Person, honestly determined by such Person under the circumstances. Unless otherwise expressly provided herein, references to agreements (including this Agreement) and other contractual documents shall be deemed to include all subsequent amendments, restatements and other modifications thereto, and references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. This Agreement and the other Loan Documents are the result of negotiations among the parties, have been reviewed by counsel to each party and are the products of all parties, and in consideration thereof, it is agreed that they shall not be construed against either party solely because of such party’s involvement in their preparation. Unless otherwise specified, any reference to time shall be deemed to mean Central Standard Time or Central Daylight Time, as applicable, as in effect in Dallas County, Texas.

ARTICLE II

LOANS

Section 2.1. Loans.

(a) Revolving Loans.  Subject to the terms and provisions of this Agreement, Lenders agree to make advances to Borrower from time to time during the period from the date of this Agreement to the Termination Date in an amount not exceeding such Lender’s Percentage Share of the Availability as of such time of determination (such advances made by Lenders pursuant to this Section 2.1(a) collectively, the “Revolving Loans”); provided, that in no event shall the aggregate

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principle balance of the Revolving Loans exceed the Revolving Credit Limit. Borrower may borrow and repay Revolving Loans from time to time, subject to the terms of this Agreement. Administrative Agent shall have the continuing right to establish and maintain any additional reserves for purposes of calculating the Borrowing Base in such amounts and at such times and with respect to such matters and for such purposes as Administrative Agent deems appropriate without prior notice to Borrower, including reserves with respect to collection performance, slow moving or obsolete Inventory, contingencies, amounts Borrower is or may be required to pay (such as taxes, freight and shipping charges, insurance premiums, amounts owing to landlords, warehousemen, carriers, mechanics, materialmen, laborers or suppliers, or ad valorem, excise, sales, or other taxes) or any other matter in Administrative Agent’s discretion. Any such reserves are solely for purposes of calculating the Borrowing Base and do not constitute or represent cash funds.

(b) Accounting for Loans.  Administrative Agent shall maintain, in accordance with its usual practice, electronic or written records evidencing the outstanding Obligations of Borrower to each Lender, including without limitation the Obligations resulting from each Loan made by such Lender to Borrower from time to time, and the amounts of principal and interest payable and paid to such Lender from time to time in respect of each Loan. The entries made in the electronic or written records maintained pursuant to this Section 2.1(b) shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligations of the Borrower to repay the Obligations in accordance with the terms of this Agreement and the other Loan Documents.

Section 2.2. Request for and Making of Revolving Loans; Swing Loans.

(a) Request for Revolving Loans.  Borrower shall request each Revolving Loan by delivering to Administrative Agent a written Borrowing Notice, signed by a Responsible Officer of Borrower, accompanied by a Borrowing Base Certificate complying with Section 8.5 and reflecting sufficient Availability. Unless otherwise agreed by Administrative Agent, each request for a Loan shall be irrevocable and, in order to be effective, must be received by Administrative Agent prior to 11:00 a.m., Dallas time, two (2) Business Days prior to the requested funding date, specifying (i) the amount of the requested Loan, and (ii) the requested funding date, which shall be a Business Day.

(b) Making of Swing Loans.  In the case of a request for a Revolving Loan and so long as the aggregate outstanding amount of Revolving Loans at such time (including any Swing Loans made since the last Settlement Date) minus the amount of collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the current requested Revolving Loans does not exceed the lesser of the Availability at such time or the Revolving Credit Limit, Swing Lender shall make Revolving Loans in the amount of such requested borrowing (any such advance made solely by Swing Lender pursuant to this Section 2.2(b) being referred to as a “Swing Loan” and such advances being referred to collectively as “Swing Loans”) on the requested funding date applicable thereto (in lieu of any Revolving Loan that otherwise may be made by Lenders pursuant to such request) by transferring immediately available funds to the Designated Account; provided, however, upon the request from Borrower, the Swing Lender may advance a Swing Loan to the Borrower on the same day as the request therefor is made so long as such request is received by Swing Lender prior to 10:00 a.m., Dallas time. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions applicable to other advances of Revolving Loans, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.2(c)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender reasonably believes that (i) one or more of the applicable conditions precedent set forth in Article

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VI will not be satisfied or waived on the requested funding date, or (ii) the requested borrowing would exceed the Availability on such funding date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Article VI have been satisfied or waived on the funding date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by the Administrative Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans.

(c) Making of Loans.

(i) Promptly after receipt of a Borrowing Notice, and in any event not later than 1:00 p.m., Dallas time, on the Business Day such borrowing request was received by Administrative Agent, and in the event that Swing Lender is not obligated to make a Swing Loan (with respect to a request for a borrowing of a Revolving Loan), Administrative Agent shall notify Lenders, by telecopy, telephone, or other similar form of transmission, of the requested borrowing. Each Lender shall make the amount of such Lender’s Percentage Share of the requested borrowing available to Administrative Agent in immediately available funds, to an account designated by Administrative Agent, not later than 10:00 a.m., Dallas time, on the funding date applicable thereto. After Administrative Agent’s receipt of the proceeds thereof, Administrative Agent shall make the proceeds thereof available to Borrower on the applicable funding date by transferring immediately available funds equal to such proceeds received by Administrative Agent to the Designated Account; provided, however, that, subject to the provisions of Section 2.2(c)(ii), Administrative Agent shall not be required to request any Lender to make, and no Lender shall have the obligation to make, any advance if (1) one or more of the applicable conditions precedent set forth in Article VI will not be satisfied on the requested funding date for the applicable borrowing unless such condition has been waived, or (2) the requested borrowing would exceed the Availability on such funding date.

(ii) Unless Administrative Agent receives notice from a Lender prior to 9:00 a.m., Dallas time, on the date of a borrowing, that such Lender will not make available as and when required hereunder to Administrative Agent for the account of Borrower the amount of that Lender’s Percentage Share of the borrowing, Administrative Agent may assume that each Lender has made or will make such amount available to Administrative Agent in immediately available funds on the respective funding date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If any Lender shall not have made its full amount available to Administrative Agent in immediately available funds and if Administrative Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such funding date make such amount available to Administrative Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Administrative Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Administrative Agent shall constitute such Lender’s advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Administrative Agent on the Business Day following the funding date, Administrative Agent will notify Borrower of such failure to fund and, upon demand by Administrative Agent, Borrower shall pay such amount to Administrative Agent for Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans composing such borrowing. The failure of any Lender to make any advance on any funding date shall not relieve any other Lender of any obligation hereunder to make an advance on such funding date, but no Lender shall be responsible for the

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failure of any other Lender to make the advance to be made by such other Lender on any funding date.

(iii) Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Administrative Agent for such Defaulting Lender’s benefit, and, in the absence of such transfer to a Defaulting Lender, Administrative Agent shall transfer any such payments to each other non-defaulting Lender Party ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s advance was funded by the other Lender Parties) or, if so directed by Borrower and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender’s advance was not funded by the Lender Parties), retain same to be re-advanced to Borrower as if such Defaulting Lender had made advances to Borrower. Subject to the foregoing, Administrative Agent may hold and, in its permitted discretion, re-lend to Borrower for the account of a Defaulting Lender the amount of all such payments received and retained by Administrative Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, a Defaulting Lender shall be deemed not to be a “Lender” and such Defaulting Lender’s Percentage Share shall be deemed to be zero. This Section shall remain effective with respect to a Defaulting Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Borrower shall have waived such Defaulting Lender’s default in writing, or (z) such Defaulting Lender makes its Percentage Share of the applicable advance and pays to Administrative Agent all amounts owing by such Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by any Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Administrative Agent or to the Lenders other than a Defaulting Lender. Any such failure to fund by a Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower at its option, upon written notice to Administrative Agent by Borrower, and without prejudice to any rights Borrower may have against such Defaulting Lender as a result of such Defaulting Lender’s breach of this Agreement, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Administrative Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder.

(iv) Notwithstanding anything herein relating to the Lenders making funds available to the Administrative Agent and provisions relating to Defaulting Lenders, so long as the Administrative Agent is the sole Lender hereunder, subject to the terms and conditions set forth herein (including, without limitation, any condition precedent to the making of any Loan), Administrative Agent shall fund the proceeds of such requested Loan into the Designated Account on the applicable funding date.

(d) Disbursement of Proceeds.  Unless otherwise requested by Borrower and agreed by Administrative Agent, the proceeds of each Loan, when funded, shall be disbursed by Administrative Agent to the Designated Account.

Section 2.3. Deemed Request for Revolving Loans.  Borrower irrevocably authorizes the Administrative Agent, on behalf of each Lender, at its election and without necessity for request by Borrower, to make a Revolving Loan to Borrower in an amount equal to any amount due and owing by Borrower pursuant to the terms of this Agreement and the other Loan Documents, including, without

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limitation, payments of principal, interest, fees and Lender Expenses, and apply the proceeds thereof in payment of such Obligations. Any such Revolving Loans shall be secured by the Collateral and shall be included in the Obligations.

Section 2.4. Protective Advances.  Upon the occurrence and during the continuance of a Default or Event of Default, Administrative Agent is authorized to request, from time to time in its discretion (but without any obligation to do so), that Lenders make, and upon each such request Lenders shall make, Revolving Loans to Borrower which Administrative Agent deems necessary or appropriate to preserve or protect the Collateral, or any portion thereof (“Protective Advances”). All such Revolving Loans shall be secured by the Collateral and shall be included in the Obligations.

Section 2.5. Settlement.

(a) It is agreed that each Lender’s funded portion of the Loans is intended by the Lenders to equal, at all times, such Lender’s Percentage Share of the outstanding Loans. Such agreement notwithstanding, Administrative Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Loans shall take place on a periodic basis in accordance with this Section 2.5.

(b) Administrative Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Administrative Agent on behalf of Swing Lender, with respect to the outstanding Swing Loans, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m., Dallas time, on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Loans (including, without limitation, Swing Loans) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein: (y) if a Lender’s balance of the Loans (including Swing Loans) exceeds such Lender’s Percentage Share of the Loans (including Swing Loans) as of a Settlement Date, then Administrative Agent shall, by no later than 12:00 p.m., Dallas time, on the Settlement Date, transfer in immediately available funds to a deposit account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Percentage Share of the Loans (including Swing Loans), and (z) if a Lender’s balance of the Loans (including Swing Loans) is less than such Lender’s Percentage Share of the Loans (including Swing Loans) as of a Settlement Date, such Lender shall no later than 12:00 p.m., Dallas time, on the Settlement Date transfer in immediately available funds to the account designated by the Administrative Agent, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Percentage Share of the Loans (including Swing Loans). Such amounts made available to Administrative Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans and, together with the portion of such Swing Loans representing Swing Lender’s Percentage Share thereof, shall constitute advances of such Lenders. If any such amount is not made available to Administrative Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Administrative Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(c) In determining whether a Lender’s balance of the Loans (including Swing Loans) is less than, equal to, or greater than such Lender’s Percentage Share as of a Settlement Date, Administrative Agent shall, as part of the relevant Settlement, apply to such balance the portion of

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payments actually received in good funds by Administrative Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral.

(d) Between Settlement Dates, Administrative Agent, to the extent Swing Loans are outstanding, may pay over to Administrative Agent or Swing Lender, as applicable, any collections or payments received by Administrative Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Swing Loans.

ARTICLE III

INTEREST, FEES, REIMBURSEMENTS

Section 3.1. Interest.

(a) Except as otherwise provided herein, all outstanding Loans shall bear interest at a per annum rate equal to the lesser of (1) the Adjusted LIBOR Rate for such Loan and (2) the Maximum Rate.

(b) At any time when any Default or Event of Default has occurred and is continuing, effective as of the date on which such Default or Event of Default occurred and continuing for so long as any such Default or Event of Default is continuing, all Obligations shall bear interest at a rate per annum equal to the Default Rate applicable thereto.

(c) Subject to Section 3.6, interest shall be computed on the basis of a year of 360 days and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365 day year).

(d) For the purposes of this Agreement, whenever interest is calculated on the basis of a period which is less than the actual number of days in a calendar year, each rate of interest determined pursuant to such calculation is, for the purposes of the Interest Act (Canada), equivalent to such rate multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and divided by the number of days used as the basis of such calculation.

Section 3.2. Fees.  Subject to the terms of this Agreement:

(a) Commitment Fee.  In consideration of Lenders’ commitment hereunder to make Revolving Loans, Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, payable and calculated as follows: (i) an amount equal to one percent (1.0%) multiplied by such Lender’s Percentage Share of $20,000,000, shall be payable in immediately available funds, on the Agreement Date and (ii) an amount equal to $16,667, which shall be payable on the first day of September 2015.

(b) Unused Line Fee.  Borrower agrees to pay to Administrative Agent for the account of each Lender an unused line fee determined on a daily basis, payable on the first day of each month, in an amount equal to one-quarter of one percent (0.25%) per annum multiplied by such Lender’s Percentage Share of the amount by which the Revolving Credit Limit exceeded the sum of the average daily outstanding amount of Revolving Loans during the immediately preceding calendar month, or shorter period if calculated on the Termination Date. Such fee shall be computed on the basis of a 360-day year for the actual number of days elapsed. All payments on the Revolving Loans received by Administrative Agent shall be deemed to be credited to the Revolving Loans immediately upon receipt for purposes of calculating the amount payable pursuant to this Section 3.2(b).

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(c) Collateral Monitoring Fee.  Borrower shall pay to Administrative Agent, for the account of Administrative Agent, a monthly collateral monitoring fee in the amount of $1,500 for each calendar month, or portion thereof, during the term of this Agreement. The collateral monitoring fee for each calendar month shall be due and payable in arrears on the first day of each calendar month and on the Termination Date, and shall be prorated for any partial calendar month.

Section 3.3. Increased Cost and Reduced Return.  If, after the date hereof, the adoption or change of any Applicable Law, or the interpretation or administration thereof by any Governmental Authority or compliance by Administrative Agent or Lenders with any directive of any such Governmental Authority shall (i) subject Lenders to any tax, duty or other charge with respect to any Loan or Lenders’ obligation to make Loans, or change the basis of taxation of any amounts payable to Administrative Agent or Lenders under this Agreement in respect of any Loans (other than taxes imposed on the overall net income of Administrative Agent or Lenders), (ii) impose or modify any reserve, special deposit, assessment or similar requirement relating to any assets, liabilities or commitments of Administrative Agent or Lenders or (iii) impose on Administrative Agent or Lenders any condition affecting this Agreement or any extensions of credit or commitments hereunder, and the result of any of the foregoing is to increase the cost to Lenders of making or maintaining, any Loans or to reduce any amount received or receivable by Lenders under this Agreement with respect to any Loans, then Borrower shall pay to Administrative Agent and/or Lenders on demand such amount or amounts as will compensate Administrative Agent and/or Lenders for such increased cost or reduction.

Section 3.4. Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for Lenders, Swing Lender or their applicable lending office to make, maintain or fund Loans hereunder, then Administrative Agent shall promptly notify Borrower thereof and Lenders’ and Swing Lender’s obligation to make Loans, shall be suspended until such time as Lenders and Swing Lender may again make, maintain and fund Loans.

Section 3.5. Taxes.

(a) Any and all payments by Borrower or any Guarantor to Administrative Agent and Lenders hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any and all present or future taxes, duties, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto (“Taxes”). If Borrower or any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to Administrative Agent any Lender, (i) in the case of Taxes other than taxes imposed on Administrative Agent or any Lender’s income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Administrative Agent or such Lender’s (or such Lender’s applicable lending office) is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Indemnified Taxes”) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5(a)) Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower or such Guarantor shall make such deductions, (iii) Borrower or such Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law, and (iv) Borrower or such Guarantor shall furnish to Administrative Agent and Lenders the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, Borrower and Guarantors shall pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which

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arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) Borrower and each other Credit Party agree to indemnify, defend and hold harmless Administrative Agent and Lenders for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Agreement) paid by Administrative Agent or Lenders and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

(d) Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of Borrower and the Credit Parties contained in this Agreement shall survive the termination of the Commitments and the payment in full of the Loans.

Section 3.6. Maximum Interest; Controlling Limitation.

(a) If the rate of interest on the Obligations, absent the limitations set forth in this Section 3.6, would have exceeded the Maximum Rate, then the actual rate of interest shall be the Maximum Rate, and, if in the future, the interest rate would otherwise be less than the Maximum Rate, then the interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 3.6, have been paid or accrued if the interest rate otherwise provided by this Agreement had at all times been in effect, then Borrower shall, to the extent permitted by Applicable Law, pay to Administrative Agent an amount equal to the (a) the lesser of (i) the amount of interest which would have been paid or accrued if the Maximum Rate had, at all times, been in effect and (ii) the amount of interest which would have been paid or accrued had the interest rate otherwise set forth in this Agreement, at all times, been in effect, less (b) the amount of interest actually paid or accrued under this Agreement.

(b) Lender Parties and Borrower each acknowledge, agree, and declare that it is its intention to expressly comply with all Applicable Law in respect of limitations on the amount or rate of interest that can legally be contracted for, charged or received under or in connection with the Loan Documents. Notwithstanding anything to the contrary contained in any Loan Document (even if any such provision expressly declares that it controls all other provisions of the Loan Documents), in no contingency or event whatsoever shall the amount of interest (including the aggregate of all charges, fees, benefits, or other compensation which constitutes interest under any Applicable Law) under the Loan Documents paid by Borrower, received by Administrative Agent or any other Lender Party, agreed to be paid by Borrower, or requested or demanded to be paid by Administrative Agent or any other Lender Party, exceed the Maximum Rate including resulting in an amount or a rate that would result in the receipt by any Lender Party of interest at a criminal rate, as the terms “interest” and “criminal rate” are defined under the Criminal Code (Canada), and all provisions of the Loan Documents in respect of the contracting for, charging, or receiving compensation for the use, forbearance, or detention of money shall be limited as provided by this Section 3.6. In the event any such interest is paid to Administrative Agent, Lenders or the Swing Lender by Borrower in an amount or at a rate which would exceed the Maximum Rate, Administrative Agent, Lenders or the Swing Lender, then, notwithstanding any entry on Administrative Agent, Lenders’ or the Swing Lender’s books otherwise, such excess shall conclusively be deemed to be automatically applied to any unpaid amount of the Obligations other than interest, in inverse order of maturity, or if the amount of such excess exceeds said unpaid amount, such excess shall

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be refunded to Borrower. All interest paid, or agreed to be paid, by Borrower, or taken, reserved, or received by Administrative Agent, Lenders or the Swing Lender shall be amortized, prorated, spread, and allocated in respect of the Obligations throughout the full term of this Agreement. Notwithstanding any provision contained in any of the Loan Documents, or in any other related documents executed pursuant hereto, neither Administrative Agent, Lenders nor the Swing Lender shall ever be entitled to charge, receive, take, reserve, collect, or apply as interest any amount which, together with all other interest under the Loan Documents would result in a rate of interest under the Loan Documents in excess of the Maximum Rate and, in the event Administrative Agent, Lenders or the Swing Lender ever charges, receives, takes, reserves, collects, or applies any amount in respect of Borrower that otherwise would, together with all other interest under the Loan Documents, be in excess of the Maximum Rate, such amount shall automatically be deemed to be applied in reduction of the unpaid principal balance of the Obligations other than interest and, if the principal balance thereof is paid in full, any remaining excess shall forthwith be refunded to Borrower. Borrower, Administrative Agent, Lenders and the Swing Lender shall, to the maximum extent permitted under any Applicable Law, (i) characterize any non-principal payment as a standby fee, commitment fee, prepayment charge, delinquency charge, expense, or reimbursement for a third-party expense rather than as interest and (ii) exclude prepayments, acceleration, and the effect thereof. Nothing in any Loan Document shall be construed or so operate as to require or obligate Borrower to pay any interest, fees, costs, or charges greater than is permitted by any Applicable Law. Subject to the foregoing, Borrower hereby agrees that the actual effective rate of interest from time to time existing under the Loan Documents, including all amounts agreed to by Borrower pursuant to and in accordance with the Loan Documents which may be deemed to be interest under any Applicable Law, shall be deemed to be a rate which is agreed to and stipulated by Borrower and Lenders in accordance with Applicable Law.

ARTICLE IV

PAYMENT

Section 4.1. Interest.  Accrued interest on the Loans shall be due and payable in arrears on the first calendar day of each month and on the Termination Date.

Section 4.2. Prepayment; Mandatory Payment of Deficiencies.  Borrower may prepay Loans at any time. Borrower promises to pay to Administrative Agent, for the account of Lenders, on demand, the amount, if any, at any time, by which the unpaid principal balance of the Revolving Loans exceeds the Availability at such time.

Section 4.3. Mandatory Payments; Payment on the Termination Date.  On the Termination Date:

(a) Borrower shall pay to Administrative Agent, for the account of Swing Lender, in full the outstanding principal balance of the Swing Loans plus all unpaid accrued interest thereon;

(b) Borrower shall pay to Administrative Agent, for the account of each Lender, in full the outstanding principal balance, if any, of the Revolving Loans plus all unpaid accrued interest thereon;

(c) If the Termination Date is prior to the third anniversary of the Agreement Date, Borrower shall pay to Administrative Agent, for the account of Lender, the amount required by Section 4.5; and

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(d) Borrower shall pay all unpaid Lender Expenses and all other Obligations payable under the Loan Documents.

Section 4.4. Mandatory Prepayment in Respect of Certain Events.  All proceeds or other cash payments received by Borrower in respect of a Distribution to Borrower or in respect of the sale, lease or other disposition by Borrower of any asset (other than the sale of Inventory in the ordinary course of business or the sale of Equipment permitted under Section 9.8(c)(ii)), shall be promptly paid to Administrative Agent, for the account of Lenders, for application to the Obligations in such manner as the Administrative Agent may determine in its discretion (unless such proceeds are reinvested in accordance with Section 9.8(c)).

Section 4.5. Early Termination.  Borrower may at any time prepay in full the Obligations and terminate the commitment of Lenders to make Loans hereunder. Borrower acknowledges that occurrence of the Termination Date and prepayment of all outstanding Obligations prior to the third anniversary of the Agreement Date, would result in the loss by Lenders of benefits under this Agreement and that the damages incurred by Lenders as a result thereof would be difficult and impractical to ascertain. Subject to the terms of this Agreement, if for any reason the Termination Date occurs on any date prior to the third anniversary of the Agreement Date, Borrower shall pay to Administrative Agent, for the account of Lenders, in addition to all other amounts payable under the Loan Documents, a prepayment penalty, calculated as of the Termination Date, equal to the product of (a) the Revolving Credit Limit times (b) the following percentage, as applicable: (i) if the Termination Date is on any day during the period from the Agreement Date through the day preceding the date that is the first anniversary of the Agreement Date, 3.0%, (ii) if the Termination Date is on any day during the period from and including the date that is the first anniversary of the Agreement Date through the day preceding the date that is the second anniversary of the Agreement Date, 2.0% or (iii) if the Termination Date is on any day during the period from and including the date that is the second anniversary of the Agreement Date through the day preceding the date that is the third anniversary of the Agreement Date, 1.0%, which amount Borrower and Lenders each acknowledges to be the best estimate of the amount necessary to fairly and reasonably compensate Lenders for their loss resulting from occurrence of the Termination Date prior to the third anniversary of the Agreement Date.

Section 4.6. General Payment Provisions.  All payments to be made by Borrower under the Loan Documents shall be made without set-off, recoupment, or counterclaim. Except as otherwise expressly provided herein, all payments by Borrower shall be made in Dollars and in immediately available funds to Administrative Agent, for the account of Lenders, at its address set forth in Section 14.6, no later than 2:00 p.m. on the date specified herein. Any payment received by Administrative Agent later than 2:00 p.m. shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. Whenever any payment is due on a day other than a Business Day, such payment shall be due on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

Section 4.7. Application.  All payments not relating to amounts due on Loans or specific fees, and all proceeds of Accounts or other Collateral received and applied by Administrative Agent pursuant to Section 5.3, shall be applied, subject to the provisions of this Agreement and so long as no Event of Default has occurred and is continuing, first, to pay to Administrative Agent and/or Lenders any Lender Expenses then due; second, to interest due and payable on any outstanding Swing Loans; third, to interest due and payable on the Revolving Loans; fourth, to principal of the Swing Loans and the Revolving Loans; fifth, to the payment of any other outstanding Obligations then due and payable, in such manner and order as Administrative Agent determines in its discretion; and sixth, to the Borrower by deposit in the Designated Account. At any time that an Event of Default has occurred and is continuing, all

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payments and collections received by Administrative Agent, shall be applied, first, to pay to Administrative Agent and/or Lenders any Lender Expenses then due; second, to interest due and payable on any outstanding Swing Loans; third, to interest due and payable in respect of the remaining Obligations; fourth, to pay or prepay principal of the Loans (including the Swing Loans), in such manner and order as Administrative Agent determines in its discretion; and fifth, to the payment of any other Obligations, in such manner and order as Administrative Agent determines in its discretion. Administrative Agent shall have the continuing right to apply and reverse and reapply any application, subject to the terms of this Agreement.

Section 4.8. Reinstatement.  If after receipt and application of any payment or proceeds any such application is invalidated, set aside, determined to be void or voidable for any reason, then the Obligations or part thereof intended to be satisfied by such application shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by Administrative Agent and the Borrower shall be liable to pay to Administrative Agent, for the account of Lenders, and Borrower hereby does indemnify Lenders and Administrative Agent and defend and hold Lenders and Administrative Agent harmless in, an amount equal to the amount of such application. The provisions of this Section 4.8 shall survive the termination of this Agreement.

Section 4.9. Account Stated.  Administrative Agent will provide to Borrower a monthly statement of Loans, payments, and other transactions pursuant to this Agreement. Such statement shall be deemed correct, accurate, and binding on Borrower and an account stated, subject to reversals and reapplications made as provided in Section 4.8 and corrections of errors discovered by Administrative Agent, unless Borrower notifies Administrative Agent in writing to the contrary within thirty (30) days after such statement is rendered. In the event a timely written notice of objections is given by Borrower, only the items to which exception is expressly made will be considered to be disputed.

ARTICLE V

COLLATERAL

Section 5.1. Security Interest.  As security for the payment and performance of the Obligations, Borrower hereby pledges and grants to Administrative Agent, for the benefit of the Lender Parties, a continuing security interest, lien and collateral assignment in all of Borrower’s right, title and interest in and to all of the following, in each case both now owned and hereafter acquired by Borrower: all Accounts, Inventory, Equipment, other goods, General Intangibles, Payment Intangibles, Chattel Paper, Letter of Credit Rights, Proprietary Rights, Instruments, promissory notes, Documents and documents of title, Investment Property, Deposit Accounts, Commercial Tort Claims, money, cash, cash equivalents, securities and other personal property of any kind (whether held directly or indirectly by Borrower), all books and records, whether in tangible or intangible form, all other assets, if any, and all accessions to, substitutions for and replacements, products and proceeds (including all “proceeds” as defined in Section 9.102 of the UCC and Section 1.(1) of the PPSA, as applicable, and, including all dividends, distributions and other income from the Collateral, collections thereon or distributions with respect thereto) of any of the foregoing. Administrative Agent’s Liens shall continue in full force and effect in all Collateral until all Obligations (other than contingent indemnification obligations) have been indefeasibly and fully paid and all commitments of the Lenders under this Agreement have been terminated. Notwithstanding anything to the contrary, in no event shall the Collateral include, or the security interest in this Section 5.1 attach to, any property or assets that constitute Excluded Property, but only for so long as such property or assets constitute Excluded Property.

Section 5.2. Perfection and Protection of Administrative Agent’s Security Interest.  Administrative Agent’s Liens at all times shall be and remain first, prior and senior to any other interests

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in the Collateral, except those Permitted Liens which are permitted to be prior to Administrative Agent’s Liens in accordance with the definition thereof and except as may be expressly agreed otherwise by Administrative Agent in writing. Borrower shall take all action reasonably requested by Administrative Agent at any time to perfect, maintain, protect and enforce Administrative Agent’s Liens and to ensure that Administrative Agent’s Liens at all times are first, prior and senior to any other interests in the Collateral, except those Permitted Liens that are prior to Administrative Agent’s Liens. Without limiting the foregoing, unless Administrative Agent agrees otherwise in writing, Borrower will deliver to Administrative Agent the originals of all Instruments, Documents and Chattel Paper, duly endorsed or assigned to Administrative Agent without restriction, and all certificates of title covering any portion of the Collateral for which certificates of title have been issued (other than motor vehicles), together with executed applications for corrected certificates of title and other such documentation as may be requested by Administrative Agent. If at any time any Collateral is located on any leased premises not owned by Borrower or any other Credit Party, then Borrower shall, at the request of Administrative Agent, obtain a Collateral Access Agreement from the record owner thereof. If any Collateral is at any time in the possession or control of any warehouseman, bailee, processor or any other Person other than Borrower, then Borrower shall notify Administrative Agent thereof and shall use commercially reasonable efforts obtain a Collateral Access Agreement from such Person (it being understood that Accounts and Inventory will not be eligible for inclusion in the Borrowing Base without a Collateral Access Agreement, in accordance with the definitions of Eligible Account and Eligible Inventory.)

Section 5.3. Collateral Proceeds Management.  All collections and proceeds of Collateral shall be subject to an express trust for the benefit of Administrative Agent, for the benefit of the Lender Parties, and shall be delivered to Administrative Agent for application to the Obligations as follows:

(a) Borrower has established account #4496810201 (such account and any other account replacing it with Administrative Agent’s consent, the “US Collection Account”) with Wells Fargo Bank, National Association and has established account #7775013514 (such account and any other account replacing it with Administrative Agent’s consent, the “Canadian Collection Account”) with Wells Fargo Bank, N.A. Each of the US Collection Account and the Canadian Collection Account (collectively, the “Collection Accounts”), respectively, shall at all times (i) on and after the date hereof with respect to the US Collection Account and (ii) on and after the Canadian Control Date with respect to the Canadian Collection Account, be subject to a Control Agreement providing, among other things, for Administrative Agent’s control over the Collection Account and further that (1) all items of payment received in such account are received by such bank for the Lender Parties, (2) such bank has no rights of setoff or recoupment or any other claim against such items (other than for payment of its service fees and other charges directly related to the administration of such account, returned or charged back items, reversals, cancellation of payment orders and other electronic fund transfers or other corrections, adjustments or overdrafts), (3) no Credit Party shall have access to any funds therein and (4) such bank will deposit all collections and amounts therein to the Administrative Agent Account on a daily basis (with respect to the US Collection Account) and on at least a weekly basis (with respect to the Canadian Collection Account.

(b) Schedule 7.19 lists all of Credit Parties’ deposit and securities accounts as of the date hereof as follows: (a) the Collection Accounts are listed in Part A of Schedule 7.19, (b) each other Deposit Accounts or securities accounts of the Credit Parties (other than Excluded Accounts) are listed in Part B of Schedule 7.19 and (c) Excluded Accounts are listed in Part C of Schedule 7.19. All accounts listed or required to be listed in Part B of Schedule 7.19 (as updated pursuant to the terms of Section 7.19) are and shall at all times on and after the Control Date be subject to a Control Agreement (such accounts so subject to a Control Agreement, collectively the “Controlled Accounts”), providing, among other things, for Administrative Agent’s control under the UCC over such accounts (allowing the

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applicable Credit Party access to funds therein until such time as an activation notice is sent to the applicable bank by Administrative Agent), for the benefit of Lender Parties. Administrative Agent hereby agrees that it will not send an activation notice with respect to any Controlled Accounts unless an Event of Default has occurred and is continuing.

(c) No Credit Party will use, dispose, withhold or otherwise exercise dominion over any proceeds of Collateral. Borrower and MCC shall instruct all of its Account Debtors to send all payments in respect of Accounts to the applicable Collection Account. At all times on and after Borrower borrows the initial Loan hereunder, if Borrower, MCC or any other Credit Party at any time receives any proceeds of Collateral, it shall receive such proceeds as Administrative Agent’s trustee and shall immediately (and in any event within one (1) Business Day of such receipt) deliver such proceeds to Administrative Agent, for the benefit of the Lenders, in their original form duly endorsed in blank or to the order of Administrative Agent.

(d) All payments received by Administrative Agent pursuant to Section 5.3(a) or Section 5.3(c) shall be credited to the Obligations in accordance with Section 4.7, immediately upon receipt (conditional upon final collection) after allowing two (2) Business Days for collection, provided, that such payments shall be deemed to be credited to such Obligations immediately upon receipt for purposes of determining Availability and calculating the unused line fee pursuant to Section 3.2(b). Any payments received by Administrative Agent pursuant to Section 5.3(a) or Section 5.3(c) that are to be distributed to Borrower pursuant to Section 4.7 shall be deposited in the Designated Account within one Business Day of receipt by Administrative Agent.

Section 5.4. Examinations; Inspections; Verifications.  Administrative Agent shall have the right at any time without hindrance or delay to conduct field examinations (including through third party field examiners) to inspect the Collateral and to inspect, audit and copy Credit Parties books and records relating to the Collateral or Credit Parties’ business. Credit Parties agree to pay all fees and expenses of such third party field examiners and Administrative Agent’s customary fees and disbursements relating to such field examinations and the preparation of reports thereof. Administrative Agent is authorized to discuss Credit Parties’ affairs with any Person, including without limitation employees of any Credit Party, as Administrative Agent may deem necessary in relation to the Collateral, Credit Parties’ business or financial condition or Administrative Agent’s or Lenders’ rights under the Loan Documents. Administrative Agent shall have full access to all records available to Credit Parties from any credit reporting service, bureau or similar service and shall have the right to examine and make copies of any such records. Administrative Agent may exhibit a copy of this Agreement to such service and such service shall be entitled to rely on the provisions hereof in providing access to Administrative Agent as provided herein. If requested by Administrative Agent, Credit Parties will deliver to Administrative Agent any authorization or consent necessary for Administrative Agent to obtain records from any such service.

Section 5.5. Appraisal.  At any time when a Default or Event of Default exists, and also at such other times not more frequently than four (4) times per Fiscal Year Administrative Agent shall, at Borrower’s expense, conduct appraisals, or updates of appraisals, of any Collateral, prepared by an appraiser acceptable to Administrative Agent and on a basis satisfactory to the Administrative Agent.

Section 5.6. Right to Cure.  Administrative Agent may pay any amount or do any act required of Credit Parties hereunder or under any other Loan Document in order to preserve, protect, maintain or enforce the Collateral or Administrative Agent’s Liens, and which Credit Parties fail to pay or do, including payment of any license, fee, maintenance costs, judgment lien, insurance premium, charge, landlord’s claim or bailee’s claim relating to the Collateral or Administrative Agent’s Liens. All

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payments that Administrative Agent makes under this Section 5.6 and all costs, fees and expenses that Administrative Agent pays or incurs in connection therewith shall be paid or reimbursed to Administrative Agent on demand. Any action taken by Administrative Agent under this Section 5.6 shall not waive any Default or Event of Default or any rights of Administrative Agent or Lenders with respect thereto.

Section 5.7. Power of Attorney.  Each Credit Party hereby irrevocably appoints Administrative Agent as its agent and attorney-in-fact to take any action necessary to preserve, maintain and protect the Collateral and Administrative Agent’s interests under the Loan Documents or to sign and file any document necessary to perfect Administrative Agent’s Liens. Without limiting the foregoing:

(a) Administrative Agent shall have the right at any time to take any of the following actions, in its own name or in the name of any Credit Party, whether or not an Event of Default is in existence: (i) make written or verbal requests for verification of the validity, amount or any other matter relating to any Collateral from any Person, (ii) endorse a Credit Party’s name on checks, instruments or other evidences of payment on Collateral, (iii) sign and file, in a Credit Party’s name or in Administrative Agent’s name as secured party, any proof of claim or other document in any bankruptcy proceedings of any Account Debtor or obligor on Collateral, (iv) access, copy or utilize any information related to the Collateral, recorded or contained in any computer or data processing equipment or system maintained by a Credit Party in respect of the Collateral and (v) open mail addressed to a Credit Party and take possession of checks or other proceeds of Collateral for application in accordance with this Agreement.

(b) Administrative Agent shall have the right at any time to take any of the following actions, in its own name or in the name of a Credit Party, at any time when any Event of Default is in existence: (i) notify any or all Persons which Administrative Agent believes may be Account Debtors or obligors on Collateral to make payment directly to Administrative Agent, for the benefit of the Lenders, for the account of such Credit Party, (ii) redirect the deposit and disposition of collections and proceeds of Collateral; provided, that such proceeds shall be applied to the Obligations as provided by this Agreement, (iii) settle, adjust, compromise or discharge Accounts or extend time of payment upon such terms as Administrative Agent may determine, (iv) notify post office authorities, in the name of such Credit Party or in the name of Administrative Agent, as secured party, to change the address for delivery of such Credit Party’s mail to an address designated by Administrative Agent, (v) sign such Credit Party’s name on any invoice, bill of lading, warehouse receipt or other document of title relating to any Collateral and (vi) clear Inventory through customs in such Credit Party’s name, in Administrative Agent’s name as secured party or in the name of Administrative Agent’s designee, and to sign and deliver to customs officials powers of attorney in Credit Party’s name for such purpose.

(c) Each Credit Party authorizes Administrative Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments naming such Credit Party as debtor thereon (i) describing such Credit Party’s Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (ii) describing such Credit Party’s Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by part 5 of Article 9 of the UCC or by the PPSA for the sufficiency or filing office acceptance.

(d) The powers of attorney granted under this Section 5.7 are coupled with an interest and are irrevocable until all Obligations (other than contingent indemnification Obligations) have been indefeasibly paid in full and all commitments of Lenders under this Agreement have been terminated. The powers of attorney are durable and should not be affected by the subsequent disability or incapacity of any Credit Party. Costs, fees and expenses incurred by Administrative Agent in

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connection with any of such actions by Administrative Agent, including attorneys’ fees and out-of-pocket expenses, shall be reimbursed to Administrative Agent on demand.

Section 5.8. Preservation of Administrative Agent’s Rights.  To the extent allowed by law, neither Administrative Agent, Lenders, their Affiliates nor any of their officers, directors, stockholders, members, managers, employees or agents shall be liable or responsible in any way for the safekeeping of any. Collateral or for any act or failure to act with respect to the Collateral, or for any loss or damage thereto or any diminution in the value thereof, or for any act by any other Person, except to the extent of gross negligence or willful misconduct on the part of Administrative Agent or Lenders. In the case of any Instruments and Chattel Paper included within the Collateral, Administrative Agent shall have no duty or obligation to preserve rights against prior parties. The Obligations shall not be affected by any failure of Administrative Agent or Lenders to take any steps to perfect its security interests or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Credit Party from any of the Obligations.

ARTICLE VI

CONDITIONS

Section 6.1. Conditions Precedent to Initial Loan.  The obligation of Lenders to make the initial extension of credit under this Agreement is subject to the fulfillment, to Administrative Agent’s satisfaction, of each of the following conditions precedent:

(a) Administrative Agent shall have received each of the following, in each case in form and substance satisfactory to Administrative Agent:

(i) A copy of the organizational documents of each Credit Party and all amendments thereto, accompanied by the certificate of the appropriate Governmental Authority of such Person’s jurisdiction of organization bearing a recent date acceptable to Administrative Agent, to the effect that such copy is correct and complete and that such Person is duly organized and validly existing in such jurisdiction;

(ii) Certification by the appropriate Governmental Authority, bearing a recent date acceptable to Administrative Agent, to the effect that each Credit Party is in good standing and qualified to transact business in its jurisdiction of organization and in each other jurisdiction where it transacts business;

(iii) (A) a copy of the bylaws or similar governing document of each Credit Party and all amendments thereto, (B) certification of the name, signature and incumbency of all officers of such Person who are authorized to execute any Loan Document (or request Loans with respect to Borrower) and (C) a copy of authorizing resolutions approving the transactions contemplated by the Loan Documents, and authorizing and directing an officer or officers of such Person to sign and deliver all Loan Documents to be executed by it, duly adopted by such Person’s board of directors or similar governing body, all accompanied by a certificate from a Responsible Officer of such Person dated as of the Agreement Date to the effect that each such item is true and complete and in full force and effect as of the Agreement Date;

(iv) This Agreement, duly executed by each Credit Party;

(v) Evidence of insurance in compliance with the requirements of this Agreement;

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(vi) All Collateral Access Agreements and other third-party waivers, subordinations and consents as are required hereunder or are otherwise required by Administrative Agent with respect to any Collateral located on premises not owned by Borrower (including, without limitation, each Imported Goods Agreement required hereunder);

(vii) The fully executed FGI Subordination Agreement and each other Subordination Agreement with respect to any Debt proposed by Credit Parties as Subordinated Debt and a copy of the instrument and other documents evidencing, securing or otherwise relating to any such Debt;

(viii) A Canadian Guaranty Agreement and Canadian Security Agreement, in each case, executed by MCC and Parent;

(ix) A Canadian Pledge Agreement, US Guaranty Agreement and US Pledge Agreement, in each case, executed by Parent;

(x) A US Guaranty Agreement and US Security Agreement, in each case, executed by MCC

(xi) A US IP Security Agreement, executed by Borrower, Parent, MCC and Mad Catz Asia;

(xii) A Canadian IP Security Agreement, executed by MCC and Parent and a US IP Security Agreement relating to Canadian Proprietary Rights executed by Borrower;

(xiii) A US Guaranty Agreement, executed by Mad Catz Asia;

(xiv) Each Control Agreement required under Section 5.3(a), executed by the parties thereto;

(xv) A payoff letter executed by Wells Fargo Bank, N.A., in form and substance acceptable to Administrative Agent;

(xvi) UCC-3 termination statements, PPSA financing change statements, partial releases or such other releases or estoppel letters as may be required by Administrative Agent with respect to the Collateral;

(xvii) Copies of Parent’s consolidated financial statements for the Fiscal Year ending March 31, 2015, audited by Parent’s independent certified public accountants;

(xviii) Copies of the interim unaudited consolidated and consolidating financial statements of the Credit Parties and their Subsidiaries for the period ending May 31, 2015;

(xix) Opinions of counsel for each Credit Party respectively, in form and substance satisfactory to Administrative Agent (which shall include, without limitation, enforceability of this Agreement and each other Loan Document under U.S. or Canadian law, as applicable, and creation and perfection of the Liens in the Collateral);

(xx) With respect to the initial Revolving Loan, a request for Revolving Loan as required by Section 2.2(a) and Borrowing Base Certificate as required by Section 8.5(a) duly executed by a Responsible Officer of Borrower;

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(xxi) An appraisal of the Inventory in form and substance acceptable to Administrative Agent in its sole discretion;

(xxii) A closing certificate, certifying to the satisfaction of conditions precedent specified by this Section 6.1, duly executed by a Responsible Officer of Borrower;

(b) Administrative Agent shall have received satisfactory evidence that Aggregate Availability, after giving effect to (i) the initial Revolving Loans and the loans under the FGI Finance Documents and (ii) payment of all fees and Lender Expenses required to be paid hereunder and all fees and lender expenses required to be paid under the FGI Finance Documents, will be in an amount equal to or greater than $1,500,000;

(c) A field examination of the Credit Parties and the Collateral satisfactory to Administrative Agent shall have been completed and delivered to Administrative Agent;

(d) Borrower shall have established cash proceeds management pursuant to Section 5.3 and confirmed that Borrower’s reporting systems are acceptable to Administrative Agent;

(e) Administrative Agent shall have filed all financing statements as required to perfect Administrative Agent’s Liens in all Collateral with respect to which perfection can be achieved by filing a financing statement, and shall have received evidence or other confirmation of such filing, satisfactory to Administrative Agent;

(f) Administrative Agent shall have received satisfactory reference checks with respect to the senior management of each Credit Party and each Guarantor;

(g) Administrative Agent shall have completed confirmation of Borrower’s and MCC’s Accounts, via telephone or otherwise, and the results of such confirmation shall be satisfactory to Administrative Agent;

(h) Credit Parties shall have paid all Lender Expenses owed by them as of the Agreement Date; and

(i) All legal and business matters in connection with the transaction contemplated by this Agreement shall be satisfactory to Administrative Agent.

Section 6.2. Conditions Precedent to all Loans.  In addition to the conditions precedent specified by Section 6.1, the obligation of Lender to make any Loan shall be subject to the following conditions precedent:

(a) All representations and warranties in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Loan, as though such representations and warranties are made on and as of such date (except to the extent any such representations and warranties relate solely to an earlier date);

(b) No Default or Event of Default shall have occurred and be continuing on the date of such Loan, and no Default or Event of Default will occur after giving effect to such Loan;

(c) The funding of such Loan shall not be prohibited by any Applicable Law;

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(d) Borrower shall have satisfied all applicable requirements for requesting such Loan;

(e) Administrative Agent shall be satisfied in its discretion that no Material Adverse Effect shall have occurred or will occur after giving effect to such Loan;

(f) No involuntary petition shall have been filed against any Credit Party or Guarantor that has not been dismissed and there shall not exist any other action or proceeding seeking relief under any Debtor Relief Law or seeking any reorganization, arrangement, consolidation or readjustment of the debts of any Credit Party under any other bankruptcy or insolvency law; and

(g) Borrower shall have paid all Lender Expenses incurred through the date of the funding of such Loan;

Any request for a Loan pending at a time when any condition precedent specified by Section 6.1 or Section 6.2 is not satisfied may be declined by Administrative Agent without prior notice.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

In order to induce the Lender Parties to enter into this Agreement and make Loans, each Credit Party, jointly and severally, makes each of the following representations and warranties to the Lender Parties as being true, complete and correct in all respects:

Section 7.1. Fundamental Information.  Schedule 7.1 sets forth, as of the most recent Reporting Date, for each Credit Party: (a) its legal name, (b) its federal tax identification number, (c) its jurisdiction of organization, (d) its address of its chief executive office, (e) jurisdictions in which qualification is necessary in order for it to own or lease its property and conduct its business, and (f) a true and complete listing of each class of such Person’s Equity Interests, all of which are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Person identified therein. Each Credit Party is a registered organization, as defined by the UCC, duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, and is qualified to do business and is in good standing as a foreign organization in each jurisdiction in which qualification is necessary in order for it to own or lease its property and conduct its business and has all requisite power and authority to conduct its business and to own its property.

Section 7.2. Prior Transactions.  Other than in connection with the acquisition of Tritton Technologies, Inc., no Credit Party has, during the past five (5) years, (a) changed its name or used any fictitious name, (b) been a party to any merger, amalgamation or organizational change or (c) acquired any of its property outside of the ordinary course of business.

Section 7.3. Subsidiaries.  No Credit Party has any Subsidiaries except as shown in Schedule 7.1.

Section 7.4. Authorization, Validity and Enforceability. Each Credit Party has the corporate power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party, to incur the Obligations, and to grant the Administrative Agent’s Liens on the Collateral. Each Credit Party has taken all necessary action to properly authorize its execution, delivery and performance of the Loan Documents to which it is a party. This Agreement and the other Loan Documents to which each Credit Party is a party have been duly executed and delivered by such Credit Party, and constitute the legal, valid and binding obligations of such Credit Party, enforceable against it in

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accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to enforcement of creditors’ rights.

Section 7.5. Noncontravention.  Each Credit Party’s execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party do not and will not conflict with, violate or constitute a violation of or breach or default under, as applicable, (a) its organizational documents, (b) any agreement or instrument to which it is a party or which is otherwise binding upon it or (c) any Applicable Law applicable to it or any of their Subsidiaries.

Section 7.6. Financial Statements.  Credit Parties have delivered to Administrative Agent the audited consolidated balance sheet and related statements of income, retained earnings, cash flows and changes in stockholders’ equity for Parent and its consolidated Subsidiaries as of March 31, 2015, and for the Fiscal Year then ended, accompanied by the report thereon of the Credit Parties’ independent certified public accountants. Credit Parties have also delivered to Administrative Agent the unaudited consolidated and consolidating balance sheet and related statements of income and cash flows for Parent and its consolidated Subsidiaries as of May 31, 2015. All such financial statements have been prepared in accordance with GAAP and present accurately and fairly the financial position of Parent and its consolidated Subsidiaries as at the dates thereof and their results of operations for the specified periods, subject, in the case of such unaudited financials to normal year-end adjustments and the absence of footnote disclosure. No Material Adverse Effect has occurred since the dates of such financial statements, respectively.

Section 7.7. Litigation.  As of the most recent Reporting Date, except as set forth on Schedule 7.7, there is no pending or, to the best of Credit Parties’ knowledge, threatened, action, suit, proceeding or claim by any Person against or with respect to any Credit Party, or to the best of Credit Parties’ knowledge, investigation by any Governmental Authority into or relating in any way to any Credit Party, or any basis for any of the foregoing, which would reasonably be expected to result in a Material Adverse Effect. To the extent any Credit Party notifies Administrative Agent of any new pending or threatened action, suit, proceeding or claim pursuant to Section 8.7(b) hereto, such new information shall be deemed added to Schedule 7.7 hereto.

Section 7.8. ERISA and Employee Benefit Plans.  Except as set forth on Schedule 7.8, no Credit Party nor any ERISA Affiliate maintains or contributes to an ERISA Benefit Plan. Except for those events or circumstances that would not reasonably be expected to result in a Material Adverse Effect, (x) each ERISA Benefit Plan is in compliance with applicable provisions of ERISA, the IRC and other Applicable Law and (y) there are no existing or pending (or to the knowledge of Credit Parties, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigations involving any ERISA Benefit Plan to which a Credit Party or any of its Subsidiaries incurs or otherwise has or could have a material obligation or any material liability. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any Multiemployer Plan. No “accumulated funding deficiency” (as defined in Section 412(a) of the IRC) exists with respect to any ERISA Benefit Plan, whether or not waived by the Secretary of the Treasury or his delegate, and the current value of the benefits of each ERISA Benefit Plan that is subject to the funding requirements of Section 412 of the IRC does not exceed the current value of such ERISA Benefit Plan’s assets available for the payment of such benefits. No Termination Event has occurred, and none of the Credit Parties is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in a Termination Event with respect to any ERISA Benefit Plan. None of the Credit Parties or any ERISA Affiliate has (i) incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid or (ii) engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

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Section 7.9. Compliance with Laws.  Each Credit Party is in compliance with Applicable Law, except where such failure to comply would not reasonably be expected to result in a Material Adverse Effect.

Section 7.10. Taxes.  Credit Parties have filed all federal and other tax returns and reports required to be filed, and have remitted or paid all federal and other taxes, assessments, fees and other governmental charges levied, required to be remitted by or imposed upon them or their properties, income or assets otherwise due and payable unless any such unpaid taxes, assessments fees or other charges would constitute or give rise to a Permitted Lien.

Section 7.11. Location of Collateral and Books and Records.  Schedule 7.11 is a complete list of the location of the Collateral and of Credit Parties’ books and records as of the most recent Reporting Date, with a notation as to whether such location is leased or owned and which Credit Party so leases or owns such property. If any such location is not owned by a Credit Party, Schedule 7.11 includes the name and mailing address of the owner thereof. If any Collateral or any books or records of any Credit Party is transported or transferred to a location not previously disclosed in Schedule 7.11, such schedule shall be updated within five (5) Business Days of such transfer.

Section 7.12. Accounts.  Each Account represents a bona fide sale or lease and delivery of goods by Borrower or MCC, as applicable, or rendition of services by Borrower or MCC, as applicable, in the ordinary course of Borrower’s and MCC’s business. Each Account is for a liquidated amount payable by the Account Debtor thereon on the terms set forth in the invoice therefor and in the schedule of Accounts delivered to Administrative Agent; without any offset, deduction, defense or counterclaim except those known to Borrower and MCC and disclosed to Administrative Agent in writing. No payment has been received, and no credit, discount or extension or agreement has been granted, on any Account except as reported to Administrative Agent in writing. Each copy of an invoice delivered to Administrative Agent by Borrower and/or MCC is a genuine copy of the original invoice sent to the Account Debtor named therein. All goods described in any invoice representing a sale of goods have been delivered to the Account Debtor named therein and all services of Borrower or MCC, as applicable, described in each invoice representing services have been performed.

Section 7.13. Inventory.  No Instruments or documents of title have been issued in respect of any Inventory other than (A) negotiable bills of lading issues by a common carrier in respect of in-transit inventory, which bill of lading is in the possession of an Eligible NVOCC and (b) bills of lading issued by an Eligible NVOCC in respect of in-transit inventory, which bills of lading are in the possession of such Eligible NVOCC or Administrative Agent.

Section 7.14. Documents, Instruments, and Chattel Paper.  All Documents, Instruments and Chattel Paper, and all signatures and endorsements thereon, are complete, valid and genuine.

Section 7.15. Proprietary Rights.  Schedule 7.15 sets forth a correct and complete list of all Proprietary Rights owned by the Credit Parties that are material to the Credit Parties’ business as of the most recent Reporting Date and all United States Proprietary Rights owned by Mad Catz Asia that are material to the Credit Parties’ business as of the most recent Reporting Date. None of such Proprietary Rights is subject to any licensing agreement or similar arrangement except as set forth on Schedule 7.15. All proprietary rights set forth on Schedule 7.15 are valid, subsisting, unexpired and enforceable. To Credit Parties’ knowledge, none of such Proprietary Rights infringes on, misappropriates, dilutes or conflicts with any other Person’s property, and no other Person’s property infringes on misappropriates, dilutes or conflicts with such Proprietary Rights. The Proprietary Rights described on Schedule 7.15 and all other Proprietary Rights in which Credit Parties have an interest constitute all of the property

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necessary to the current and anticipated future conduct of Credit Parties’ business. No holding, decision or judgment has been rendered by any Governmental Authority or court of law which would cancel or question the validity of, or such Credit Parties’ or Mad Catz Asia’s rights in, any Proprietary Rights material to the conduct of any Credit Party’s business. No action, suit, claim, demand, order or proceeding is pending, or threatened in writing, (i) seeking to limit, cancel or question the validity of any Proprietary Rights material to the conduct of any Credit Party’s business, or such Credit Party’s or Mad Catz Asia’s, as applicable, ownership interest therein (other than office actions issued in the ordinary course of prosecution of any pending applications for Patents or applications for registration of other Proprietary Rights), or (ii) which, if adversely determined, would have a material adverse effect on any Proprietary Rights material to the conduct of any Credit Party’s business. If any Credit Party becomes the owner of any Proprietary Rights that are material to the conduct of any Credit Party’s business, not previously disclosed in Schedule 7.15 or Mad Catz Asia becomes the owner of any United States Proprietary Rights that are material to the conduct of any Credit Party’s business, not previously disclosed in Schedule 7.15, such Schedule shall be updated promptly, and in any event, within five (5) Business Days of such Person becoming the owner thereof. If any Credit Party or Mad Catz Asia enters into any licensing agreement or similar arrangement with respect to any of the Proprietary Rights disclosed or required to be disclosed in Schedule 7.15 and such licensing agreement or other similar arrangement is not disclosed in Schedule 7.15, such Schedule shall be updated promptly, and in any event, within five (5) Business Days of entering into such agreement.

Section 7.16. Investment Property.  Schedule 7.16 sets forth a correct and complete list of all Investment Property owned by Credit Parties as of the most recent Reporting Date. As of the most recent Reporting Date, Credit Parties are the legal and beneficial owner of such Investment Property, as applicable, and have not sold, granted any option with respect to, assigned or transferred, or otherwise disposed of any of their rights or interest therein. Credit Parties shall update Schedule 7.16 on the last Business Day of any month in which (and to the extent) there are any changes thereto.

Section 7.17. Real Property and Leases.  The Credit Parties have good, valid, marketable and defensible title to all of the Real Property Collateral owned by them, free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens and free and clear of all impediments to the use of such properties in Credit Parties’ business. Schedule 7.17 sets forth a correct and complete list of all real property owned by the Credit Parties, all leases and subleases of real property on which a Credit Party is lessee or sublessee, and all leases or subleases of real property on which a Credit Party is lessor or sublessor, each as of the most recent Reporting Date. Each of such leases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease exists. Credit Parties shall update Schedule 7.17 on the last Business Day of any month in which (and to the extent) there are any changes thereto.

Section 7.18. Material Agreements.  Schedule 7.18 sets forth all material agreements to which any Credit Party is a party or is otherwise bound as of the most recent Reporting Date. Credit Parties shall update Schedule 7.18 on a monthly basis on the last Business Day of each month to the extent there are any changes thereto. All such material agreements set forth on Schedule 7.18 are in full force and effect and no defaults by a Credit Party exist thereunder.

Section 7.19. Bank Accounts.  Schedule 7.19 contains a complete list of all Deposit Accounts, securities accounts and commodity accounts maintained by the Credit Parties as of the most recent Reporting Date (not including the Collection Accounts and Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Credit Party’s employees). If any Credit Party opens or otherwise comes into possession of a Deposit Account, securities account or commodities account not previously disclosed on Schedule 7.19 but

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required to be so disclosed hereunder, such schedule shall be updated immediately upon such opening, or coming into possession.

Section 7.20. Title to Property.  Each Credit Party has good, valid, marketable and exclusive title to all of its property, free of all Liens except Permitted Liens. Each Credit Party possesses all Proprietary Rights (or otherwise possesses the right to use such Proprietary Rights without violation of the rights of any other Person) which are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and such Credit Party is not in violation in any material respect of the terms under which it possesses such Proprietary Rights or the right to use such Proprietary Rights. Administrative Agent’s Liens are not subject or junior to any other Lien other than those Permitted Liens that are prior to Administrative Agent’s Liens.

Section 7.21. Debt.   After giving effect to the making of the initial Loans, no Credit Party has any Debt except the Obligations and other Debt expressly permitted under Section 9.5.

Section 7.22. Liens.  There are no Liens on any property of any Credit Party other than Permitted Liens.

Section 7.23. Solvency.  Each Credit Party is Solvent prior to and after giving effect to (a) the making of the initial Loans hereunder and each subsequent Loan thereafter and (b) the transactions contemplated hereunder and pursuant to the FGI Finance Documents.

Section 7.24. Non-Regulated Entities.  No Credit Party nor any Affiliate of any Credit Party is an “Investment Company” within the meaning of the Investment Company Act of 1940.

Section 7.25. Governmental Authorization.  No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document, other than: (i) UCC Financing Statements and PPSA financing statements to be filed against the Credit Parties evidencing Administrative Agent’s Liens; (ii) filings to be made with the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office evidencing Administrative Agent’s Liens on registered Proprietary Rights; (iii) as may be required in connection with any exercise of remedies by Administrative Agent in respect of the Equity Interests of any Credit Party by Applicable Laws affecting the offering and sale of securities generally; and (iv) those which have been obtained.

Section 7.26. Investment Banking or Finder’s Fees.  Except as set forth on Schedule 7.26, no Credit Party has agreed to pay or is otherwise obligated to pay or reimburse any Person with respect to any investment banking or similar or related fee, underwriter’s fee, finder’s fee or broker’s fee in connection with this Agreement.

Section 7.27. Full Disclosure.  None of the representations or warranties made by any Credit Party in the Loan Documents and none of the statements contained in any Schedule or any report, statement or certificate furnished to Administrative Agent by or on behalf of any Credit Party in connection with the Loan Documents contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

Section 7.28. Other Obligations and Restrictions.  No Credit Party has any outstanding liabilities of any kind (including contingent obligations, tax assessments, or long-term commitments) of a nature and type required to be set forth as a liability on a balance sheet in accordance with GAAP which

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are, in the aggregate, material to Credit Parties or material with respect to Borrower’s consolidated financial condition that are not reflected on the financial statements delivered pursuant to Section 8.4(a) or (b) or in the notes thereto. No Credit Party is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which would reasonably be expected to result in a Material Adverse Effect.

Section 7.29. Acts of God and Labor Disputes.  Neither the business nor the properties of any Credit Party has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which would reasonably be expected to result in a Material Adverse Effect.

Section 7.30. Environmental and Other Laws.  (a) Except as individually or in the aggregate could not result in a Material Adverse Effect, each Credit Party is conducting its business in material compliance with all Applicable Laws, including Environmental Laws, and is in compliance with all licenses and permits required under any such laws; (b) to the knowledge of Credit Parties, none of the operations or properties of any Credit Party is the subject of federal, state, provincial, territorial or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials, except as set forth on Schedule 7.30; (c) no Credit Party has (and to the knowledge of Credit Parties, no other Person has) filed any notice under any Applicable Law indicating that any Credit Party or their Subsidiaries is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any Credit Party or their Subsidiaries; (d) no Credit Party has (nor have any of Credit Parties’ Subsidiaries) transported or arranged for the transportation of any Hazardous Material to any location which is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state, provincial or territorial list or (ii) the subject of federal, state, provincial, territorial or local enforcement actions or other investigations which may lead to claims against such Credit Party for clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise); and (e) no Credit Party has any known material contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials.

Section 7.31. Security Interests.

(a) Administrative Agent, for the benefit of the Lender Parties, has a valid and perfected first priority security interest in the Collateral, subject only to Permitted Liens, and

(b) no further or subsequent filing, recording, registration, other public notice or other action is necessary or desirable to perfect or otherwise continue, preserve or protect Administrative Agent’s security interest in the Collateral that may be perfected by the filing of a financing statement pursuant to the UCC or PPSA except (i) for continuation statements described in UCC §9.515(d), (ii) for filings required to be filed in the event of a change in the name, identity, or structure of a Credit Party, or (iii) in the event any financing statement filed by Administrative Agent, for the benefit of the Lender Parties, relating hereto otherwise becomes inaccurate or incomplete.

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Section 7.32. Commercial Tort Claims.  Schedule 7.32 sets forth all Commercial Tort Claims brought by any Credit Party against any Person as of the most recent Reporting Date. If any Credit Party brings a Commercial Tort Claim against any Person on or after such Reporting Date, such Schedule shall be updated promptly, and in any event, within five (5) Business Days of such Credit Party bringing such Commercial Tort Claim against such Person.

Section 7.33. Canadian Pension or Benefit Plans.  No Credit Party has at any time in the past or present established or been associated with any Canadian Pension Plans or any Canadian Benefit Plans.

Section 7.34. Other Pension or Benefits Plans.  Except as specifically identified in Schedule 7.8, the Credit Parties do not, and have not ever, sponsored, administered, participated in or contributed to a retirement or pension arrangement that provides defined benefits to employees or former employees of a Credit Party.

Section 7.35. Common Enterprise.  The successful operation and condition of each of the Credit Parties is dependent on the continued successful performance of the functions of the group of the Credit Parties as a whole and the successful operation of each of the Credit Parties is dependent on the successful performance and operation of each other Credit Party. Each Credit Party expects to derive benefit (and its board of directors, manager(s), general partner(s) or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Credit Parties and (ii) the credit extended by the Lenders to the Credit Parties hereunder, both in their separate capacities and as members of the group of companies. Each Credit Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Credit Party is within its purpose, will be of direct and indirect benefit to such Credit Party, is in its best interest and necessary or convenient to the conduct, promotion or attainment of the business of such Credit Party, its wholly owned direct or indirect Subsidiaries and/or its direct or indirect parent.

Section 7.36. Anti-Terrorism Laws.

(a) No Credit Party or any Subsidiary thereof is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) No Credit Party nor any Subsidiary thereof, nor to the knowledge of any Credit Party, their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

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(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a Person or entity who is affiliated or associated with a Person or entity listed above.

Neither any Credit Party nor to the knowledge of any Credit Party, any of its agents acting in any capacity in connection with the Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

Section 7.37. Trading with the Enemy.  No Credit Party has engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

Section 7.38. Anti-Corruption Laws and Sanctions.  Each Credit Party, its Subsidiaries and their respective officers and employees and to the knowledge of such Credit Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Credit Party, any Subsidiary of a Credit Party or to the knowledge of such Credit Party or such Subsidiary any of their respective directors, officers, or employees, or (b) to the knowledge of any Credit Party, any agent of such Credit Party or any Subsidiary of a Credit Party that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or use of proceeds of the Loans has or will violate Anti-Corruption Laws or applicable Sanctions.

Section 7.39. FX Unlimited.  FX Unlimited Inc., a Delaware corporation, is a wholly-owned Subsidiary of Borrower and owns or holds no assets or other property other than a single Proprietary Right which is no longer used in Credit Parties’ business.

Section 7.41. Continuing Representations.  Each request for a Loan by Borrower, and acceptance by Borrower of the proceeds of any Loan, shall constitute a representation and warranty by Borrower and each other Credit Party hereunder, as of the date of each such request and acceptance, and after giving effect thereto that all such representations and warranties in this Agreement are true, complete and correct in all material respects, as of each such date, as though separately made and stated on and as of each such date (except to the extent that any such representations and warranties expressly relate solely to an earlier date, in which case such representations and warranties shall be true, complete and correct in all material respects as of such earlier date). All representations and warranties under this Agreement shall survive the execution and delivery of this Agreement.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until termination of this Agreement and the indefeasible payment and performance in full of the Obligations (other than contingent indemnification obligations), each Credit Party agrees, jointly and severally, as follows:

Section 8.1. Existence and Good Standing.  Each Credit Party shall maintain its existence and its qualification and good standing in all jurisdictions in which the failure to maintain such qualification or good standing would reasonably be expected to result in a Material Adverse Effect.

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Section 8.2. Compliance with Agreements and Laws.  Each Credit Party will perform all obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound, except where failure to do so would not reasonably be expected to result in a Material Adverse Effect. Each Credit Party will conduct its business and affairs in compliance with all Applicable Laws applicable thereto, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Each Credit Party will cause all licenses and permits necessary for the conduct of its business and the ownership and operation of its property used and property reasonably expected to be used in the conduct of its business to be at all times maintained in good standing and in full force and effect, except where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 8.3. Books and Records.  Each Credit Party shall maintain at all times correct and complete books and records in which complete, correct and timely entries are made of its transactions in accordance with GAAP applied consistently with the audited financial statements required to be delivered pursuant to Section 8.4.

Section 8.4. Financial Reporting.  Borrower and, to the extent required hereby, each other Credit Party, shall promptly furnish to Administrative Agent all such financial information with respect to Credit Parties as Administrative Agent may reasonably request. Without limiting the foregoing, Borrower will furnish to Administrative Agent the following:

(a) As soon as available, but in any event not later than ninety (90) days after the end of each Fiscal Year, (i) consolidated audited balance sheets, and statements of income and expense, cash flow and of stockholders’ equity for Parent and its consolidated Subsidiaries for such Fiscal Year, and the accompanying notes thereto, and (ii) unaudited consolidating balance sheets, and statements of income and expense, cash flow and of stockholders’ equity for Parent and its consolidated Subsidiaries, each prepared in accordance with GAAP, in reasonable detail and fairly presenting the financial position and results of operations of Parent and its consolidated Subsidiaries as of the date thereof and for the Fiscal Year then ended. Such audited statements shall be examined in accordance with generally accepted accounting standards by independent certified public accountants selected by Parent and reasonably satisfactory to Administrative Agent, whose report thereon shall not be qualified in any respect. Each Credit Party hereby authorizes Administrative Agent to communicate directly with its certified public accountants and, by this provision, authorizes such accountants to disclose to Administrative Agent any and all financial statements and other supporting financial documents and schedules relating to any Credit Party and to discuss directly with Administrative Agent the finances and affairs of Credit Parties.

(b) As soon as available, but in any event not later than thirty (30) days after the end of each Fiscal Month, consolidated and consolidating unaudited balance sheets of Parent and its consolidated Subsidiaries as of the end of such Fiscal Month, and consolidated and consolidating unaudited statements of income and expense and cash flow for Parent and its consolidated Subsidiaries for such Fiscal Month and for the period from the beginning of the Fiscal Year to the end of such Fiscal Month, all in reasonable detail, fairly presenting the financial position and results of operations of Parent and its consolidated Subsidiaries as of the date thereof and for such Fiscal Months, and prepared in accordance with GAAP applied consistently with the audited financial statements required by Section 8.4(a). Borrower shall certify by a certificate signed by a Responsible Officer of Borrower that all such statements have been prepared in accordance with GAAP and present fairly, subject to normal year-end adjustments and the absence of footnote disclosure, Credit Parties’ financial position as of the dates thereof and its results of operations for the Fiscal Months then ended.

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(c) Within thirty (30) days of the conclusion of each Fiscal Year, but not sooner than thirty (30) days prior to the end of such Fiscal Year, annual forecasts (to include forecasted consolidated balance sheets, statements of income and expenses and statements of cash flow) for Parent and its consolidated Subsidiaries as of the end of and for each Fiscal Month of the following Fiscal Year.

(d) As soon as available, but in any event not later than fifteen (15) days after any Credit Party’s receipt thereof, a copy of all management reports and management letters prepared for Credit Parties by any independent certified public accountants of Credit Parties.

(e) Promptly after request by Administrative Agent, a copy of each tax return filed by each Credit Party and each Guarantor.

(f) Promptly after receipt thereof, copies of all bank statements in respect of any Deposit Account, securities account or commodities account.

(g) Such additional information as Administrative Agent may from time to time reasonably request regarding the financial and business affairs of Credit Parties or any of their Subsidiaries.

Section 8.5. Collateral Reporting.  Borrower shall provide the following to Administrative Agent:

(a) At least once during each calendar week, at the time of each request for a Revolving Loan and at any other time requested by Administrative Agent, a Borrowing Base Certificate including (i) a detailed calculation of the Borrowing Base, (ii) a certification of Eligible Accounts and Eligible Inventory and (iii) all supporting documents and information (including, without limitation, sales journals, credit memos, cash receipts journals and reconciliation of changes from the most recent certificate delivered to Administrative Agent);

(b) Monthly, not later than the twentieth (20th) day of each Fiscal Month:

(i) a schedule of Accounts and a schedule of payments on Accounts, as of the last day of the preceding Fiscal Month;

(ii) a reconciliation to the Borrowing Base as calculated in the most recent Borrowing Base Certificate delivered to Administrative Agent, in the form prescribed by Administrative Agent;

(iii) an aging of Borrower’s and MCC’s Accounts as of the last day of the preceding Fiscal Month, showing (A)(i) Accounts aged 30 days or less from date of invoice, (ii) Accounts aged over 30 days, but less than 61 days, from date of invoice, (iii) Accounts aged over 60 days, but less than 91 days, from date of invoice, (iv) Accounts aged over 90 days, but less than 120 days, from date of invoice, and (v) Accounts aged 120 days or more from date of invoice and (B) a listing of the name and complete address of each Account Debtor and such other information as Administrative Agent may request and (C) a reconciliation to the previous calendar month’s aging of Borrower’s and MCC’s Accounts and to Borrower’s and MCC’s general ledgers;

(iv) an aging of Borrower’s and MCC’s accounts payable (including the due date for each account payable) as of the last day of the preceding Fiscal Month;

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(v) Inventory reports as of the last day of the preceding Fiscal Month, by category and location, with detail showing additions to and deletions from Inventory, together with a reconciliation to the general ledger;

(vi) at Administrative Agent’s request, copies of invoices and supporting delivery or service records, copies of credit memos or other advices of credit or reductions against amounts previously billed, shipping and delivery documents, purchase orders and such other copies or reports in respect of any Collateral as Administrative Agent may request from time to time; and

(vii) semiannually, on or before the last Business Day in June and December of each year, or more often at Administrative Agent’s request, a listing of each Account Debtor in respect of Borrower’s and MCC’s Accounts, with full contact information for each such Account Debtor (including, without limitation, the complete address, contact person, phone number and email address) and such other information as Administrative agent may request in respect of the Borrower’s and MCC’s Accounts.

Each Borrowing Base Certificate, schedule, reconciliation, aging, copy or report delivered to Administrative Agent shall bear a signed statement by a Responsible Officer of Borrower certifying the accuracy and completeness of all information included therein. The execution and delivery of a Borrowing Base Certificate shall in each instance constitute a representation and warranty by Borrower to Administrative Agent and Lenders that no Account included therein as an Eligible Account should be excluded from inclusion in the Borrowing Base pursuant to the terms of the definition of “Eligible Accounts” and that no Inventory included therein as Eligible Inventory should be excluded from inclusion in the Borrowing Base pursuant to the terms of the definition of “Eligible Inventory.” In the event any request for a Revolving Loan or a Borrowing Base Certificate or other information required by this Section 8.5 is delivered to Administrative Agent by Borrower electronically or otherwise without signature, such request, or such Borrowing Base Certificate or other information shall, upon such delivery, be deemed to be signed and certified on behalf of Borrower by a Responsible Officer thereof and constitute a representation to Administrative Agent and Lenders as to the authenticity thereof. Administrative Agent shall have the right to review and adjust any such calculation of the Borrowing Base to reflect exclusions from Eligible Accounts or Eligible Inventory, reserves pursuant to Section 2.1, declines in value of Collateral or such other matters as are necessary to determine the Borrowing Base. Administrative Agent shall have the continuing right to establish and adjust reserves in determining or re-determining the Borrowing Base, pursuant to Section 2.1.

Section 8.6. Compliance Certificate.  With each of the financial statements delivered pursuant to Section 8.4(a) and Section 8.4(b), respectively, Borrower shall deliver to Administrative Agent a certificate signed by a Responsible Officer of Borrower (i) setting forth in reasonable detail the calculations required to establish that Credit Parties were in compliance with the covenants set forth in Section 9.15 during the period covered in such financial statements and as of the end thereof and (ii) stating that, except as explained in reasonable detail in such certificate (A) all of the representations and warranties of Credit Parties contained in this Agreement and the other Loan Documents are correct and complete in all material respects as at the date of such certificate as if made at such time, except for those that are solely effective as of a particular date, which shall be correct and complete in all material respects as of such particular date, (B) on the date of such certificate, Credit Parties are in compliance in all material respects with all of their respective covenants and agreements in this Agreement and the other Loan Documents, (C) no Default or Event of Default then exists or existed during the period covered by such financial statements and (D) Borrower does not reasonably expect that any Default or Event of Default will occur. If such certificate discloses that a representation or warranty is not correct or

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complete, or that a covenant has not been complied with, or that a Default or Event of Default existed or exists or is reasonably expected to occur, such certificate shall set forth what action Credit Parties have taken or propose to take with respect thereto.

Section 8.7. Notification to Administrative Agent.  Credit Parties shall notify Administrative Agent in writing immediately (a) after becoming aware of any Default or Event of Default, or if Credit Parties reasonably expect that any Default or Event of Default will occur, (b) after becoming aware of any event or circumstance, including without limitation any pending or threatened action, suit or claim by any Person, any pending or threatened investigation by a Governmental Authority or any violation of any Applicable Law, that would be treated as a contingent liability of any Credit Party under GAAP and is in an amount in excess of $500,000, or which would reasonably be expected to result in a Material Adverse Effect, (c) if any of their boards of directors or other governing boards or committees authorizes the filing by any Credit Party of a petition in bankruptcy, and (d) of the acceleration of the maturity of any Debt owed by any Credit Party or of any default by any Credit Party under any indenture, mortgage, agreement, contract or other instrument to which such Credit Party is a party or by which any of its properties is bound and is in an amount in excess of $250,000, and (e) of any claim of $100,000 or more, any notice of potential liability under any Environmental Laws which might exceed such amount, or any other material adverse claim asserted against any Credit Party or with respect to any Credit Party’s properties. Each notice given shall describe the subject matter thereof in reasonable detail and specify the action that Credit Parties have taken or propose to take with respect thereto.

Section 8.8. Accounts.  If Borrower or MCC become aware of any matter adversely affecting the collectability of any Eligible Account of Borrower or MCC, as applicable, involving an amount greater than $100,000, including information regarding the Account Debtor’s creditworthiness, Borrower will promptly so advise Administrative Agent. Borrower hereby agrees to promptly notify Administrative Agent of all disputes and claims in excess of $100,000 with respect to any Account Debtor of an Eligible Account of Borrower or MCC. No discount, credit or allowance shall be granted to any such Account Debtor without Administrative Agent’s prior written consent outside the ordinary course of business. Borrower shall deliver to Administrative Agent a copy of each credit memorandum upon demand by Administrative Agent.

Section 8.9. Inventory.

(a) All Eligible Inventory shall be held for sale in the ordinary course of Credit Parties’ business, and is and will be fit for such purpose. Credit Parties will keep the Inventory in good and marketable condition, at their own expense. Borrower will not sell any Eligible Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis.

(b) Borrower will maintain a perpetual inventory system at all times. Borrower will conduct a physical count of the Eligible Inventory at least once per Fiscal Year and at Administrative Agent’s request, within ten (10) days of conducting any physical count, Borrower shall supply Administrative Agent with a copy of such count.

(c) Borrower shall promptly report to Administrative Agent in writing any Eligible Inventory returned by an Account Debtor involving an amount in excess of $250,000. All such returned Inventory shall be segregated from all other Inventory, and shall not be reportable as Eligible Inventory unless and until Borrower demonstrates to Administrative Agent’s satisfaction that such returned Inventory is in saleable condition and meets all criteria for Eligible Inventory. Unless otherwise agreed by Administrative Agent, the amount of Borrower’s Accounts relating to such returned Inventory shall

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be deemed excluded from Eligible Accounts. Borrower shall not issue any credits or allowances with respect to such returned Inventory without Administrative Agent’s prior written consent. All returned Inventory shall be subject to Administrative Agent’s Liens.

Section 8.10. Equipment.  Credit Parties will maintain, preserve, protect and keep all Equipment in good condition, repair and working order, ordinary wear and tear excepted, and will cause such Equipment to be used and operated in a good and workmanlike manner, in accordance with Applicable Law and in a manner which will not make void or cancelable any insurance with respect to such Equipment. Credit Parties will promptly make or cause to be made all repairs, replacements and other improvements to or in connection with such Equipment which are necessary or desirable or that Administrative Agent may request to such end. Current maintenance records will be maintained on all Equipment and made available to Administrative Agent upon request.

Section 8.11. Insurance.  Credit Parties shall keep and maintain adequate insurance with respect to their business and all Collateral, written by financially sound and reputable insurers acceptable to Administrative Agent. Such insurance shall be with respect to loss, damages, and liability of amounts acceptable to Administrative Agent and shall include, at a minimum, business interruption, workers compensation, general premises liability, fire, theft, casualty and all risk. Credit Parties will make timely payment of all premiums required to maintain such insurance in force. Credit Parties shall cause Administrative Agent to be an additional insured and loss payee under all policies of insurance covering any of the Collateral, to the extent of Administrative Agent’s interest, in form satisfactory to Administrative Agent and shall cause a lenders loss payable endorsement to be issued in favor of Administrative Agent in respect of Credit Parties’ property insurance. All insurance proceeds paid to Administrative Agent shall be applied in reduction of the Obligations unless otherwise agreed by Administrative Agent. Credit Parties shall deliver copies of each insurance policy to Administrative Agent upon request.

Section 8.12. Payment of Trade Liabilities, Taxes, Etc.  Credit Parties will (a) timely file all required tax returns including any extensions; (b) timely remit or pay all taxes, assessments, and other governmental charges or levies required to be remitted by or imposed upon it or upon its income, profits or property before the same become delinquent; (c) timely (and in any event within ninety (90) days past the original invoice billing date) pay all material liabilities (other than intercompany obligations) owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (d) pay and discharge when due all other material liabilities now or hereafter owed by it, other than royalty payments suspended in the ordinary course of business; and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Credit Parties may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefore if required by GAAP.

Section 8.13. Protective Advances.  Borrower hereby agrees to immediately pay Administrative Agent for any Protective Advances made by the Lenders on their behalf or in respect of any Collateral and such amounts are due and payable by Borrower on the date such Protective Advances are so made.

Section 8.14. Evidence of Compliance.  Credit Parties will furnish to Administrative Agent at Credit Parties’ expense all evidence which Administrative Agent may from time to time reasonably request in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by Credit Parties in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

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Section 8.15. Environmental Matters; Environmental Reviews.

(a) Each Credit Party will comply in all material respects with all Environmental Laws now or hereafter applicable to such Person, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect, except for those which if not obtained or maintained would not reasonably be expected to result in a Material Adverse Effect. No Credit Party will do anything or permit anything to be done which will subject any of its properties or Subsidiaries to any remedial obligations under, or result in noncompliance with applicable permits and licenses issued under, any applicable Environmental Laws, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances.

(b) Credit Parties will promptly furnish to Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Credit Party, or of which Credit Parties otherwise have notice, pending or threatened against any such Person by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with such Person’s ownership or use of its properties or the operation of its business.

(c) Credit Parties will promptly furnish to Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by any Credit Party in connection with Credit Parties’ or their Subsidiaries’ ownership or use of their properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location.

Section 8.16. Subsidiaries; Fundamental Information.  In the event that a direct or indirect Subsidiary of any Credit Party is created or acquired or otherwise comes into existence (which new Subsidiary must have been created or acquired in compliance with the terms hereof) and such Subsidiary is a Domestic Subsidiary, then such Subsidiary shall (i) become party to this Agreement as a Credit Party through a Joinder Agreement in form and substance acceptable to Administrative Agent, (ii) if not Borrower hereunder, execute a guaranty of the Obligations in form and substance acceptable to Administrative Agent, and (iii) execute and deliver to Administrative Agent such other documents, instruments and agreements as reasonably required by Administrative Agent in order to pledge such Person’s real and personal property to Administrative Agent and Lender Parties as security for the Obligations and (b) the Credit Party parent of such Subsidiary shall execute and deliver to Administrative Agent such other documents, instruments and agreements as reasonably required by Administrative Agent in order to pledge the Equity Interest of such new Subsidiary (and confer such other rights as reasonably required by Administrative Agent in respect thereof) to Administrative Agent and Lender Parties as security for the Obligations. Upon creation of any new Subsidiary or any change to any fundamental information of any Credit Party from that set forth in Schedule 7.1 hereto, Credit Parties shall promptly (and in any event within three (3) days of such change) deliver to Administrative Agent an updated Schedule 7.1 hereto.

Section 8.17. Further Assurances.  Credit Parties shall execute and deliver, or cause to be executed and delivered, to Administrative Agent such documents and agreements, and shall take or cause to be taken such actions, as Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

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ARTICLE IX

NEGATIVE COVENANTS

Until termination of this Agreement and the indefeasible payment and performance in full of the Obligations (other than contingent indemnification obligations), each Credit Party agrees, jointly and severally, as follows:

Section 9.1. Fundamental Changes.  No Credit Party shall enter into any transaction of merger, amalgamation, reorganization or consolidation, wind-up, liquidate or dissolve; provided, however, that any Credit Party (not including Parent or Borrower) shall be permitted to (i) merge with and into another Credit Party and liquidate or dissolve so long as the assets of such Credit Party are transferred to another Credit Party. No Credit Party will change its name, identity, jurisdiction of organization, organizational type or location of its chief executive office or principal place of business unless such Credit Party (or Borrower, on behalf of such Credit Party) gives Administrative Agent at least thirty (30) days prior written notice thereof and executes (or causes such applicable Credit Party to execute) all documents and takes (or causes such applicable Credit Party to take) all other actions that Administrative Agent reasonably requests in connection therewith, including but not limited to the delivery of a legal opinion to Administrative Agent, reasonably satisfactory in form and substance to Administrative Agent.

Section 9.2. Collateral Locations.  Except for Inventory in transit to a Credit Party in the ordinary course of business, no Credit Party will maintain any Collateral at any location other than those locations listed on Schedule 7.11 unless it (i) gives the Administrative Agent at least thirty (30) days prior written notice thereof, (ii) delivers or causes to be delivered to Administrative Agent all documents that Administrative Agent reasonably requests in connection therewith and, in the case of any leased location, an access and waiver agreement, signed by the owner of such location, in form and substance satisfactory to Administrative Agent, and (iii) takes all other actions that Administrative Agent reasonably requests in connection therewith.

Section 9.3. Use of Proceeds.  Borrower will not use any proceeds of any Loan, directly or indirectly, for any purpose other than (a) on the Agreement Date, to pay transactional fees, costs and expenses incurred in connection with the Loan Documents, (b) on the Agreement Date, to refinance or pay off indebtedness for money borrowed prior to the Agreement Date, (c) on the Agreement Date and thereafter, for working capital in the ordinary course of Borrower’ business (including for payment of any Permitted Unsecured Debt in accordance with its terms so long as not prohibited pursuant to Section 9.5), and (d) on the Agreement Date and thereafter, for distribution of the proceeds of any Loan made against Eligible Accounts owned by MCC to MCC, whether as an intercompany payable or through distribution to Parent and Parent’s contribution to MCC. Borrower will not use any proceeds of any Loan, directly or indirectly, to purchase or carry margin stock, repay or otherwise refinance indebtedness incurred to purchase or carry Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Borrower has no used nor shall use, nor has Borrower procured nor shall Borrower procure, and its Subsidiaries and its or their respective directors, managers, general partners, officers, employees and agents shall not use, the proceeds of any Loan or other extension of credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

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Section 9.4. Business.  No Credit Party (i) will engage, directly or indirectly, in any line of business other than the businesses in which Credit Parties are engaged on the Agreement Date, and (ii) will make any expenditure or commitment or incur any obligation or enter into or engage in any transaction except in the ordinary course of business.

Section 9.5. Debt.  No Credit Party shall incur or maintain any Debt, other than (a) the Obligations, (b) trade payables and contractual obligations to suppliers and customers arising in the ordinary course of business, (c) Subordinated Debt to the extent described on Schedule 7.21, and any related Refinancing Debt, (d) the Permitted Unsecured Debt, (e) Debt of such Credit Party with respect to surety, appeal, indemnity, performance, or other similar bonds in the ordinary course of business, (f) Debt owing to any Person providing property, casualty, liability or other insurance to Credit Parties, so long as the amount of such Debt does not exceed the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Debt is incurred and such Debt is outstanding only during such year, (g) Debt in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), in each case, in the ordinary course of business, (h) Debt constituting Investments permitted pursuant to Section 9.11 (i) Debt arising from endorsement of instruments or other payment items for deposit and (j) the FGI Finance Debt, so long as subject to the FGI Subordination Agreement. No Credit Party will, nor will it permit any Subsidiary to, directly or indirectly declare, pay, make or set aside any amounts for payment in respect of any Permitted Unsecured Debt during the existence of any Default or Event of Default or if such payment would result in a Default or Event of Default.

Section 9.6. Guaranties.  No Credit Party shall make, issue or be or become liable on any Guaranty, except in favor of Administrative Agent and except for Credit Parties’ Guaranty of the FGI Finance Debt, so long as subject to the FGI Subordination Agreement.

Section 9.7. Liens.  No Credit Party shall create, incur, assume, or permit to exist any Lien on any property now owned or hereafter acquired by any of them, except Permitted Liens. No Credit Party will enter into or become subject to any agreement whereby any Credit Party is prohibited from, or would otherwise be in default as a result of, creating, assuming, incurring, or suffering to exist, directly or indirectly, any Lien on any of its assets in favor of Administrative Agent or Lenders.

Section 9.8. Disposition of Property.  No Credit Party will transfer, sell, assign, lease, license or otherwise dispose of any of its property, or agree to do any of the foregoing, except the:

(a) use of money or cash equivalents, not constituting proceeds of Collateral, in the ordinary course of business and in a manner that is not prohibited by this Agreement;

(b) sale of Inventory in the ordinary course of business;

(c) sale or other disposition of Equipment in the ordinary course of business that is obsolete or no longer useable by such Credit Party in its business, provided, that (i) if such sale or disposition is made without replacement of such Equipment, or such Equipment is replaced by Equipment leased by Borrower, then Borrower shall deliver to Administrative Agent, for the account of Lenders, all net proceeds of any such sale or disposition for application to the Obligations in accordance with the terms hereof or (ii) if such sale or disposition is made in connection with the purchase by Borrower of replacement Equipment, then Borrower shall use the proceeds of such sale or disposition to purchase such replacement Equipment and shall deliver to Administrative Agent written evidence of the use of such proceeds for such purchase (and any net proceeds of such sale or disposition not used in

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connection with the purchase of replacement Equipment shall be delivered to Administrative Agent, for the account of Lenders, for application to the Obligations in accordance with the terms hereof);

(d) sales or assignments of defaulted receivables to a collection agency in the ordinary course of business;

(e) licenses by such Credit Party of its Proprietary Rights in the ordinary course of business;

(f) the granting of Permitted Liens; and

(g) in Borrower’s discretion, dissolution of FX Unlimited Inc.

Section 9.9. Sale and Leaseback.  No Credit Party shall directly or indirectly enter into any arrangement with any Person providing for any Credit Party to lease or rent property that such Credit Party has sold or will sell or otherwise transfer to such Person.

Section 9.10. Distributions; Capital Contribution; Redemption.  No Credit Party shall directly or indirectly declare or make, or incur any liability to make, any Distribution, except (i) Distributions to Borrower by its Subsidiaries, (ii) so long as no Event of Default has occurred and is continuing or would result therefrom, Distributions by any Credit Party to holders of its Equity Interests not exceeding the liability of each such holder for income taxes solely attributable to such Credit Party’s net income, and (iii) distributions by Borrower to MCC (either in the form of an intercompany payable or a distribution to Parent and simultaneous contribution from Parent to MCC) of the proceeds of any Loan made against the Eligible Accounts owned by MCC. No Credit Party will, directly or indirectly, make any capital contribution of any nature to or purchase, redeem, acquire or retire any share of the capital stock of or partnership or limited liability company interests in any other Credit Party (whether such interests are now or hereafter issued, outstanding or created), or cause or permit any reduction or retirement of the capital stock of any such other Credit Party while any Loan or commitment hereunder is outstanding.

Section 9.11. Restricted Investments.  No Credit Party shall make any Restricted Investment or, directly or indirectly, acquire any assets other than in the ordinary course of business.

Section 9.12. Transactions with Affiliates.  No Credit Party will engage in any transaction with any Affiliate except in the ordinary course of business and in amounts and upon terms no less favorable to such Credit Party than would be obtained in a comparable arm’s-length transaction with a Person who is not an Affiliate.

Section 9.13. New Subsidiaries.  No Credit Party shall organize, create or acquire any new Subsidiary without the consent of Administrative Agent (which shall be in Administrative Agent’s sole discretion) and unless such Credit Party and new Subsidiary complies with Section 8.16 hereof, if applicable.

Section 9.14. Financial Covenants.

(a) EBITDA for Parent and its consolidated Subsidiaries, for any Fiscal Month of Parent, determined as of the last day of such Fiscal Month, shall not be less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

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Applicable Fiscal Month	Required Minimum EBITDA

June 2015	[***]

July 2015	[***]

August 2015	[***]

September 2015	[***]

October 2015	[***]

November 2015	[***]

December 2015	[***]

January 2016	[***]

February 2016	[***]

March 2016 and April 2016	[***]

Each Fiscal Month thereafter	the Specified EBITDA

Section 9.15. Fiscal Year.  Credit Parties will not change their Fiscal Year used for financial reporting.

Section 9.16. Impairment of Security Interest.  Credit Parties will not take or fail to take any action which would in any manner impair the value of, or the enforceability of Administrative Agent’s security interest in, any Collateral. Further, Credit Parties will not adjust, settle, compromise, amend or modify any of their rights in the Collateral (other than in the ordinary course of business).

Section 9.17. Limitation on Credit Extensions.  Credit Parties will not extend credit, make advances or make loans other than (a) customary trade and ordinary course extensions of credit and loans to customers buying goods, supplies and services in the ordinary course of business, (b) receivables owing to a Credit Party created or acquired in the ordinary course of business, in each case, which extensions of credit, receivables and loans shall not be for longer periods than in the ordinary course of business and payable on customary trade terms of such Credit Party and (c) transactions permitted by Section 9.11.

Section 9.18. Prohibited Contracts.  Except as expressly provided for in the Loan Documents, no Credit Party will, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of any Subsidiary of a Credit Party to: (a) pay dividends or make other distributions to such Credit Party, (b) redeem equity interests held in it by such Credit Party, (c) repay loans and other indebtedness owing by it to such Credit Party, or (d) transfer any of its assets to such Credit Party. No Credit Party will amend or permit any amendment to any contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of Administrative Agent or any Lender under or acquired pursuant to any Loan Document.

*** CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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Section 9.19. Accounts.  No Credit Party shall establish or maintain any new deposit, securities or commodities account unless Administrative Agent shall have received a Control Agreement in respect thereof; provided however, no such Control Agreement shall be required for Excluded Accounts.

Section 9.20. Compliance with ERISA.  No Credit Party shall, nor shall it permit any of its Subsidiaries to: (i) maintain, or permit any ERISA Affiliate to maintain, or become obligated to contribute, to any ERISA Benefit Plan other than those ERISA Benefit Plans disclosed on Schedule 7.8, (ii) engage, or knowingly permit any ERISA Affiliate to engage, in any non-exempt “prohibited transaction”, as that term is defined in section 406 of ERISA and Section 4975 of the IRC, (iii) incur, or permit any ERISA Affiliate to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the IRC, (iv) terminate, or permit any ERISA Affiliate to terminate, any ERISA Benefit Plan where such event could result in any liability of any Credit Party or any ERISA Affiliate or the imposition of a Lien on the property of any Credit Party or any ERISA Affiliate pursuant to Section 4068 of ERISA, (v) assume, or permit any ERISA Affiliate to assume any obligation to contribute to any Multiemployer Plan, (vi) incur or permit any ERISA Affiliate to incur, any withdrawal liability to any Multiemployer Plan, (vii) fail promptly to notify the Administrative Agent of the occurrence of any Termination Event, (viii) fail to comply in any material respect, or permit an ERISA Affiliate to fail to comply in any material respect, with the requirements of ERISA or the IRC or other Applicable Law in respect of any ERISA Benefit Plan, (ix) fail to meet, or permit any ERISA Affiliate to fail to meet, all minimum funding requirements under ERISA or the IRC or postpone or delay or allow any ERISA Affiliate to postpone or delay any funding requirement with respect of any ERISA Benefit Plan.

Section 9.21. Canadian Benefit Plans.  No Credit Party shall, nor shall it permit any of its Subsidiaries to (a) establish or commence contribution to or otherwise participate in any retirement or pension arrangement that provides defined benefits; (b) acquire an interest in any Person if such Person sponsors, administers, participates in, or has any liability in respect of, any retirement or pension arrangement that provides defined benefits; or (c) establish a Canadian Pension Plan or Canadian Benefit Plan.

ARTICLE X

EVENT OF DEFAULT

Section 10.1. Event of Default.  Each of the following shall constitute an Event of Default under this Agreement:

(a) any failure by Borrower to timely pay any of the Obligations when due;

(b) any representation or warranty made or deemed made by any Credit Party or Guarantor in any Loan Document, or any financial or other written statement, or any information furnished by such Person to Lenders or Administrative Agent shall be untrue in any material respect as of the date on which made, deemed made or furnished;

(c) any noncompliance or breach of any requirements contained in:

(i) Sections 5.3 through 5.5, Sections 8.1 through 8.7, Sections 8.10 through 8.12, Section 8.16, or Article IX;

(ii) Section 8.8, or Section 8.9, and any such failure continues for a period of five (5) days; or

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(iii) any provision of the Loan Documents other than those listed in clauses (i) and (ii) of this Section 10.1(c), and such failure continues for a period of ten (10) days after the earlier of Borrower’s actual knowledge thereof or written or verbal notice thereof by Administrative Agent to Borrower;

(d) Any Credit Party or any Guarantor shall (i) file a voluntary petition in bankruptcy or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts, or consent to or acquiesce in any such petition, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, custodian, trustee or similar officer for it or for all or any part of its property; (iii) make an assignment for the benefit of creditors; or (iv) be generally unable to pay (or admit in writing that it is unable to pay) its debts as they become due;

(e) an involuntary petition shall be filed or an action or proceeding otherwise commenced in respect of a Credit Party or a Guarantor seeking relief under any Debtor Relief Law or seeking any reorganization, arrangement, consolidation or readjustment of the debts of any Credit Party or Guarantor under any other bankruptcy or insolvency law and , in respect of any such action under U.S. law, any of the following events occur: (i) such Credit Party or Guarantor consents or acquiesces to the institution of such petition or proceeding, (ii) the petition commencing such proceeding is not timely controverted, (iii) the petition commencing such proceeding is not dismissed within sixty (60) calendar days of the filing date thereof, (iv) an interim trustee is appointed to take possession of all or any substantial portion of the property or assets of, or to operate all or any substantial portion of the business of, such Credit Party or Guarantor or (v) an order for relief shall have been issued or entered therein; provided that Lenders shall have no obligation to provide any extension of credit to Borrower during such sixty (60) day calendar period specified in (iii) above;

(f) a receiver, interim receiver, receiver-manager, assignee, liquidator, sequestrator, custodian, trustee or similar officer shall be appointed for any Credit Party or any Guarantor or for all or any part of its property or a warrant of attachment, execution or similar process shall be issued against any part of the property of any Credit Party or Guarantor;

(g) except as otherwise permitted by Section 9.1, any Credit Party or Guarantor shall file a certificate of dissolution or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation, or shall take any action in furtherance thereof;

(h) default shall occur with respect to any FGI Finance Debt or any other Debt for borrowed money (other than the Obligations) of any Credit Party in an outstanding principal amount which exceeds $250,000, and such default shall continue for more than the period of grace, if any, therein with respect thereto, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or to permit the holder of any such Debt to accelerate, the maturity of any such Debt, or any such Debt shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

(i) one or more judgments, orders, decrees or arbitration awards is entered against any Credit Party involving in the aggregate liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) of $500,000 or more and either (i) there is a period of 30 consecutive days at any time after the entry of such judgment, order, decree or award during which (1) the same is not discharged, satisfied, vacated or bonded pending appeal or (2) a stay of enforcement thereof is not in effect or (ii) enforcement proceedings are commenced upon such judgment, order, decree or award;

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(j) the filing or commencement of any attachment, sequestration, garnishment, execution or other Lien or action against or with respect to any Collateral;

(k) any Loan Document ceases to be in full force and effect or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected (for any reason other than the failure of Administrative Agent to file a financing statement or continuation thereof to maintain perfection) and prior to all other Liens (other than Permitted Liens that are expressly allowed to be prior pursuant to the Loan Documents) or is terminated, revoked or declared void, or any Loan Document shall terminate (other than in accordance with its terms with the written consent of Administrative Agent) or become void or unenforceable, or the validity or enforceability of any Loan Document shall be contested by any Credit Party, any Guarantor or any Affiliate of a Credit Party;

(l) any event or circumstance occurs which, in the Permitted Discretion of Administrative Agent exercised in good faith, causes Administrative Agent to suspect that any Credit Party has engaged in fraudulent activity;

(m) the occurrence of any event or circumstance which Administrative Agent believes in its discretion has resulted or may result in a Material Adverse Effect;

(n) a Change in Management occurs; or

(o) the occurrence of a Termination Event.

ARTICLE XI

REMEDIES

Section 11.1. Obligations.

(a) Upon the occurrence of any Event of Default described in Sections 10.1(d), 10.1(e), 10.1(f) or 10.1(g), this Agreement shall automatically and immediately terminate and all Obligations shall automatically become immediately due and payable without notice or demand of any kind.

(b) If a Default or an Event of Default exists, Administrative Agent may do any one or more of the following, at any time or times during such existence of a Default or Event of Default and in any order, without notice to or demand on any Credit Party: (i) reduce the Revolving Credit Limit, or the advance rates used in computing the Borrowing Base, and (ii) restrict the amount of or refuse to make Loans.

(c) If an Event of Default exists, Administrative Agent may do any one or more of the following in addition to the actions described in the preceding sentence, at any time or times during such existence of an Event of Default and in any order, without notice to or demand on any Credit Party: (i) terminate the Agreement, (ii) declare any or all Obligations to be immediately due and payable and (iii) pursue its other rights and remedies under the Loan Documents or otherwise under Applicable Law.

Section 11.2. Collateral.  If an Event of Default has occurred and is continuing, Administrative Agent shall have, in addition to all other rights of Administrative Agent, the rights and remedies of a secured party under the UCC and under the PPSA. At any time when an Event of Default is in existence: (i) Administrative Agent may notify Account Debtors to make payment directly to Administrative Agent, for the account of Lenders, or to such address as Administrative Agent may specify, and enforce, settle or

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adjust Accounts, General Intangibles or Chattel Paper with Account Debtors or obligors thereon for amounts and upon terms which Administrative Agent considers appropriate, and in such case, Administrative Agent will credit the Obligations with only the net amounts received by Administrative Agent in payment thereof after deducting all Lender Expenses incurred or expended in connection therewith; (ii) Administrative Agent may take possession of the Collateral and keep it on Credit Parties’ premises or remove all or any part of it to another location selected by Administrative Agent; (iii) on request by Administrative Agent, Credit Parties will, at Credit Parties’ cost, assemble the Collateral and make it available to Administrative Agent at a place reasonably convenient to Administrative Agent; and (iv) Administrative Agent may sell or otherwise dispose of any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as Administrative Agent deems appropriate. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Administrative Agent will give the appropriate Credit Party reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. For this purpose, it is agreed that at least ten (10) days’ notice of the time of sale or other intended disposition of the Collateral delivered in accordance with Section 14.6 shall be deemed to be reasonable notice in conformity with the UCC. Administrative Agent may adjourn or otherwise reschedule any public sale by announcement at the time and place specified in the notice of such public sale, and such sale may be made at the time and place as so announced without necessity of further notice. Administrative Agent shall not be obligated to sell or dispose of any Collateral, notwithstanding any prior notice of intended disposition. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given in reduction of the Obligations until Administrative Agent receives payment in cash, and if any such buyer defaults in payment, Administrative Agent may resell the Collateral without further notice to Credit Parties. In the event Administrative Agent seeks to take possession of all or any portion of the Collateral by judicial process, each Credit Party waives the posting of any bond, surety or security with respect thereto which might otherwise be required. Each Credit Party agrees that Administrative Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. Administrative Agent is hereby granted a license or other right to use, without charge, each Credit Party’s Proprietary Rights in completing production of, advertising or selling any Collateral, and each Credit Party’s rights under all licenses shall inure to Administrative Agent’s benefit for such purpose. The proceeds of any sale or disposition of Collateral shall be applied first to all expenses of sale, including reasonable attorneys’ fees, and then to the Obligations. Credit Parties shall remain liable for any deficiency.

Section 11.3. Injunctive Relief.  All cash proceeds of Collateral from time to time existing, including without limitation collections and payments of Accounts, whether consisting of cash, checks or other similar items, at all times shall be subject to an express trust for the benefit of Administrative Agent. All such proceeds shall be subject to Administrative Agent’s Liens. Except as may be specifically allowed otherwise by this Agreement, Credit Parties are expressly prohibited from using, spending, retaining or otherwise exercising any dominion over such proceeds. Each Credit Party acknowledges and agrees that an action for damages against a Credit Party for any breach of such prohibitions shall not be an adequate remedy at law. In the event of any such breach, each Credit Party agrees to the fullest extent allowed by law that Administrative Agent shall be entitled to injunctive relief to restrain such breach and require compliance with the requirements of this Agreement.

Section 11.4. Setoff.  Borrower irrevocably authorizes Administrative Agent and/or Lenders to charge any account of Borrower maintained with Administrative Agent or Lenders with such amount as may be necessary from time to time to pay any Obligations when due. Borrower agrees that Administrative Agent and Lenders shall have a contractual right to setoff any and all deposits or other sums at any time credited by or due from Administrative Agent or Lenders to Borrower against any part of the Obligations.

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ARTICLE XII

TERM AND TERMINATION

Section 12.1. Term and Termination.  Administrative Agent may terminate this Agreement without notice at any time during the existence of an Event of Default. Upon the effective date of termination of this Agreement for any reason, Lenders’ obligation to make Loans shall automatically terminate and all Obligations shall become immediately due and payable in full. Notwithstanding the termination of this Agreement, until all Obligations (other than contingent indemnity obligations) are indefeasibly paid in cash and performed in full, Credit Parties shall remain bound by the terms of this Agreement and Administrative Agent and the other Lender Parties shall retain all rights and remedies under the Loan Documents.

ARTICLE XIII

ADMINISTRATIVE AGENT

Section 13.1. Appointment and Authority.  Each Lender hereby irrevocably appoints NewStar Business Credit, LLC to act on its behalf as Administrative Agent hereunder and under the other Loan Documents, in the capacity of collateral and administrative agent, and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article XIII are solely for the benefit of Administrative Agent and the Lenders, and none of Borrower or any other Credit Party shall have any rights as a third party beneficiary of any of such provisions.

Section 13.2. Exculpatory Provisions.

(a) Administrative Agent shall not have any duties or obligations to the other Lender Parties except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders; provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(b) Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or as Administrative Agent shall believe in good faith shall be necessary) or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to Administrative Agent by Borrower or Required Lenders.

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(c) Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

(d) EACH OF THE LENDER PARTIES, ON A RATABLE BASIS, SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, INDEMNIFY AND DEFEND THE ADMINISTRATIVE AGENT AND ITS AFFILIATES (COLLECTIVELY, THE “AGENT PARTIES”), TO THE EXTENT NOT REIMBURSED BY OR ON BEHALF OF BORROWER AND WITHOUT LIMITING THE OBLIGATION OF BORROWER TO DO SO, FROM AND AGAINST ANY AND ALL INDEMNIFIED CLAIMS, INCLUDING THOSE INDEMNIFIED CLAIMS WHICH RELATE TO OR ARISE OUT OF ANY AGENT PARTY’S OWN NEGLIGENCE; provided, that no Lender Party shall be liable for the payment to Administrative Agent or any Affiliate thereof of any portion of such Indemnified Claims resulting solely from such Person’s gross negligence or willful misconduct, nor shall any Lender Party be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder.

Section 13.3. Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of the Lenders, Administrative Agent may presume that such condition is satisfactory to all Lenders (i) if such condition is satisfactory to Required Lenders, or (ii) unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 13.4. Non-Reliance on Administrative Agent and other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 13.5. Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the

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same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 13.6. Sharing of Set-Offs and Other Payments.  Each Lender Party agrees that if it shall, whether through the exercise of rights under the Loan Documents or rights of banker’s lien, set off, or counterclaim against Borrower or otherwise, obtain payment of a portion of the aggregate Obligations owed to it, taking into account all distributions made by Administrative Agent under Section 4.7, causes such Lender Party to have received more than it would have received had such payment been received by Administrative Agent and distributed pursuant to Section 4.7, then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations as necessary to cause all Lender Parties to share all payments as provided for in Section 4.7, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that Administrative Agent and all Lender Parties share all payments of Obligations as provided in Section 4.7; provided, however, that nothing herein contained shall in any way affect the right of any Lender Party to obtain payment (whether by exercise of rights of banker’s lien, set-off or counterclaim or otherwise) of indebtedness other than the Obligations. Borrower expressly consents to the foregoing arrangements and agrees that any holder of any such interest or other participation in the Obligations, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by law exercise any and all rights of banker’s lien, set-off, or counterclaim as fully as if such holder were a holder of the Obligations in the amount of such interest or other participation. If all or any part of any funds transferred pursuant to this section is thereafter recovered from the seller under this section which received the same, the purchase provided for in this section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to the order of a tribunal order to be paid on account of the possession of such funds prior to such recovery.

Section 13.7. Investments.  Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Lender Parties any funds which it has received, or whenever Administrative Agent in good faith determines that there is any dispute among Lender Parties about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to Lender Parties, Administrative Agent shall invest such funds pending distribution; all interest on any such investment shall be distributed upon the distribution of such investment and in the same proportion and to the same Persons as such investment. All moneys received by Administrative Agent for distribution to Lender Parties (other than to the Person who is Administrative Agent in its separate capacity as a Lender Party) shall be held by Administrative Agent pending such distribution solely as Administrative Agent for such Lender Parties, and Administrative Agent shall have no equitable title to any portion thereof.

Section 13.8. Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Lenders shall have the right to appoint a successor. If no such successor shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent provided that if Administrative Agent shall

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notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as the Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 14.5 and 14.10 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 13.9. Delegation of Duties.  Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 13.10. Collateral Matters.

(a) The Lenders hereby irrevocably authorize and direct Administrative Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Administrative Agent that the sale or disposition is permitted under this Agreement or the other Loan Documents (and Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which any Credit Party or its Subsidiaries owned no interest at the time the Administrative Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to any Credit Party or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Administrative Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Administrative Agent or Borrower at any time, the Lenders will confirm in writing Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 13.10; provided, however, that (1) Administrative Agent shall not be required to execute any document necessary to evidence such release on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any

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Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b) Administrative Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Credit Parties or their Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Administrative Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given Administrative Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Administrative Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

Section 13.11. Agency for Perfection.  Administrative Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Administrative Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the UCC or in accordance with the PPSA can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver possession or control of such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

Section 13.12. Concerning the Collateral and Related Loan Documents.  Each Lender Party authorizes and directs Administrative Agent to enter into this Agreement and the other Loan Documents. Each Lender Party agrees that any action taken by Administrative Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Administrative Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

ARTICLE XIV

MISCELLANEOUS

Section 14.1. Waivers & Amendments.  No waiver or amendment of any provision of any Loan Document and no consent to any departure therefrom shall be effective unless it is in writing and signed as provided below in this section, and then such waiver, amendment or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is a Credit Party, by such Credit Party, (ii) if such party is Administrative Agent, by Administrative Agent and (iii) if such party is a Lender, by such Lender or by Administrative Agent on behalf of Lenders with the written consent of Required Lenders; provided, however, that with respect to any Lender that is an Affiliate of the initial Administrative Agent and for which Administrative Agent acts as servicer, the Administrative Agent (including its assigns) may act on such Lender’s behalf. Notwithstanding anything to the contrary herein, (but subject only to the proviso in the immediately preceding sentence with respect to a Lender that is an Affiliate of the initial Administrative Agent and for which the Administrative Agent (including its assigns) acts as servicer, Administrative Agent shall not, without the prior consent of each individual Lender, execute and deliver on behalf of such Lender any

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waiver or amendment which would: (1) increase the maximum amount which such Lender is committed hereunder to lend, (2) reduce any principal, interest or fees payable to such Lender hereunder, (3) extend the Maturity Date or postpone any date fixed for any payment of any such fees, principal or interest, (4) amend the definition herein of “Required Lenders” or otherwise change the aggregate amount of Percentage Shares which is required for Administrative Agent, Lenders or any of them to take any particular action under the Loan Documents, (5) release Borrower from its obligation to pay such Lender’s Obligations, (6) release all or substantially all of the Collateral, except for such releases relating to sales or dispositions of property permitted by the Loan Documents, or (7) amend this Section 14.1.

Section 14.2. Severability.  The illegality or unenforceability of any provision of any Loan Document shall not in any way affect or impair the legality or enforceability of the remaining provisions thereof.

Section 14.3. Governing Law; Venue.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH CREDIT PARTY, ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH CREDIT PARTY, ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO VENUE ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTION. NOTWITHSTANDING THE FOREGOING, ADMINISTRATIVE AGENT AND EACH LENDER SHALL EACH HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY CREDIT PARTY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION AS ADMINISTRATIVE AGENT OR LENDERS, AS THE CASE MAY BE, DEEMS NECESSARY OR APPROPRIATE IN ORDER TO EXERCISE REMEDIES WITH RESPECT TO THE COLLATERAL.

Section 14.4. WAIVER OF JURY TRIAL.  EACH CREDIT PARTY, ADMINISTRATIVE AGENT AND LENDERS EACH IRREVOCABLY WAIVES ITS RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY KIND BROUGHT BY EITHER AGAINST THE OTHER, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH CREDIT PARTY, ADMINISTRATIVE AGENT AND LENDERS EACH AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL

LOAN AND SECURITY AGREEMENT – Page 66

APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, WHETHER OR NOT SPECIFICALLY SET FORTH THEREIN.

Section 14.5. Fees and Expenses.  Credit Parties agree to pay to Administrative Agent and Lenders, on demand, all costs, fees and expenses that Administrative Agent or Lenders, as the case may be, pays or incurs in connection with the negotiation, preparation, consummation, administration, enforcement, perfection and termination of this Agreement or any of the other Loan Documents, including: (a) reasonable attorney’s fees and costs for preparation, negotiation and closing of the Loan Documents and any amendment, supplement, waiver, consent or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby, (b) ongoing administration of the Loan Documents, including without limitation, reasonable attorney’s fees and costs incurred in consultation with attorneys, (c) costs and expenses of lien and title searches, (d) taxes, fees and other charges for filing financing statements and other actions to perfect, protect and continue Administrative Agent’s Liens, (e) sums paid or incurred to pay any amount or take any action required of Credit Parties under the Loan Documents that Credit Parties fail to pay or take, (f) costs of appraisals, inspections and verifications of the Collateral, including travel, lodging, and meals for inspections of the Collateral and Credit Parties’ operations by Administrative Agent, (g) costs and expenses of disbursing Loans and administering cash management of Collateral proceeds, including collection accounts, (h) costs and expenses of preserving and protecting the Collateral, (i) costs, fees and expenses, including reasonable attorney’s fees and costs, paid or incurred to enforce Administrative Agent’s Liens, sell or dispose of the Collateral, and obtain payment of the Obligations and (j) costs and expenses, including reasonable attorney’s fees and costs, paid or incurred to defend any claims made or threatened against Administrative Agent or Lenders arising out of the transactions contemplated by the Loan Documents (all such costs, expenses and fees described in this Section 14.5, the “Lender Expenses”). The foregoing shall not limit any other provisions of the Loan Documents regarding costs and expenses to be paid by any Credit Party.

Section 14.6. Notices.  Except as otherwise expressly provided in any Loan Document, all notices, demands and requests that any party is required to give to any other party shall be in writing and shall become effective (a) upon personal delivery, (b) three (3) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or via any nationally recognized courier service, or (c) when properly transmitted by telecopy or email, in each case addressed to the party to be notified as follows:

If to Administrative Agent and Lender:

NewStar Business Credit, LLC

8401 North Central Expressway, Suite 600

Dallas, Texas 75225

Fax No.: (214) 242-5840

Attention: Portfolio Manager, URGENT

If to Borrower, as follows:

Mad Catz, Inc.

10680 Treena St., Suite 500

San Diego, California 92131

Telephone: (858) 790-5008

Fax No.: (858) 790-5018

Attention: Whitney Petersen, General Counsel

LOAN AND SECURITY AGREEMENT – Page 67

If to any other Credit Party, as follows:

[Credit Party name]

10680 Treena St., Suite 500

San Diego, California 92131

Telephone: (858) 790-5008

Fax No.: (858) 790-5018

Attention: Whitney Petersen, General Counsel

or to such other address as each party may designate for itself by like notice.

Section 14.7. Waiver of Notices.  Unless otherwise expressly provided in any Loan Document, Credit Parties hereby waive presentment and notice of demand or dishonor and protest, notice of intent to accelerate the Obligations and notice of acceleration of the Obligations, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on a Credit Party which Administrative Agent or Lenders may elect to give shall entitle any Credit Party to any or further notice or demand in the same, similar or other circumstances.

Section 14.8. Non-applicability of Chapter 346 of Texas Finance Code.  Except for the opt-out provision of Section 346.004 thereof, the provisions of Chapter 346 of the Texas Finance Code (regulating certain revolving credit loans and revolving tri-party accounts) shall not be applicable to this Agreement, any other Loan Document or the Loans.

Section 14.9. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Credit Parties, Administrative Agent and Lenders and their respective representatives, successors, and assigns, provided, that no interest herein may be assigned, and no obligation may be delegated, by any Credit Party without prior written consent of Administrative Agent. The rights and benefits of Administrative Agent and Lenders under the Loan Documents shall inure to any Person acquiring any interest in the Obligations, unless otherwise agreed by Administrative Agent, Lenders and any such Person.

Section 14.10. INDEMNITY OF LENDERS AND ADMINISTRATIVE AGENT BY BORROWER.  EACH CREDIT PARTY AGREESS TO DEFEND, INDEMNIFY AND HOLD EACH INDEMNIFIED PERSON HARMLESS FROM AND AGAINST ANY AND ALL INDEMNIFIED CLAIMS INCLUDING THOSE INDEMNIFIED CLAIMS WHICH RELATE TO OR ARISE OUT OF ANY INDEMNIFIED PERSON’S OWN NEGLIGENCE, PROVIDED, THAT NO CREDIT PARTY SHALL HAVE ANY OBLIGATION HEREUNDER TO ANY INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED CLAIMS RESULTING SOLELY AND DIRECTLY FROM THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF SUCH INDEMNIFIED PERSON. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT OR PAYMENT OF ALL OTHER OBLIGATIONS.

Section 14.11. Limitation of Liability.  No claim may be made by any Credit Party against Administrative Agent and/or Lenders or any of their Affiliates, directors, officers, members, managers, employees or agents for any special, indirect, consequential, exemplary or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Loan Document, or any act, omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any claim for such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

LOAN AND SECURITY AGREEMENT – Page 68

Section 14.12. Continuing Rights of Lenders in Respect of Obligations.  In the event any amount from time to time applied in reduction of the Obligations is subsequently set aside, avoided, declared invalid or recovered by any Credit Party or any trustee or in bankruptcy, or in the event any Lender is otherwise required to refund or repay any such amount pursuant to any applicable law, then the Obligations shall automatically be deemed to be revived and increased to the extent of such amount and the same shall continue to be secured by the Collateral as if such amount had not been so applied.

Section 14.13. Assignments.

(a) A Lender may at any time sell, assign, delegate or otherwise transfer all or part of the rights and duties of such Lender under this Agreement and the other Loan Documents (including, without limitation, all or any portion of such Lender’s funded Loans or all or any portion of such Lender’s unfunded Commitment) to any of the following Persons (an “Assignee”): (i) any Affiliate thereof or (ii) any other Person, with the prior written consent of the Borrower so long as no Event of Default has occurred and is continuing (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after notice thereof has actually been delivered by the Administrative Agent or the assigning Lender to Borrower). Each Credit Party hereby authorizes each Lender to disseminate any information it has pertaining to the Obligations, including without limitation, complete and current credit information on the Credit Parties, each Guarantor and any of their principals to any Assignee or prospective Assignee. Each Credit Party hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower and each other Credit Party to the Assignee and that the Assignee shall be considered to be a Lender hereunder.

(b) Except as otherwise provided herein, a Lender shall, as between Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, delegation or other transfer of all or any part of the Loans or other Obligations owed to such Lender. Such Lender may furnish any information concerning Borrower from time to time to Assignees and participants and to any Affiliate of such Lender or its parent company.

(c) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, a Lender may pledge, or grant a security interest in, all or any portion of its rights and other obligations under or relating to Loans under this Agreement and the other Loan Documents to a bank or other funding source or any trustee or agent therefor in support of obligations owing by such Lender to such Persons. No such pledge or grant of a security interest shall release the transferor Lender from any of its obligations hereunder or under any other Loan Document and the acquisition of title to such Lender’s Obligations pursuant to any foreclosure or other exercise of remedies by such Person shall be subject to the provisions of this Agreement and the other Loan Documents in all respects.

(d) Each Lender shall have the right at any time to sell one or more participant rights to any person (other than Borrower or any of Borrower’s Affiliates or Subsidiaries) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder or under the other Loan Documents expect with respect to any amendment, modification or waiver what would extend the final scheduled maturity of any Loan in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the

LOAN AND SECURITY AGREEMENT – Page 69

Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof). Borrower agrees that each participant shall be entitled to the benefits of Sections 3.3 and 3.5 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.3(a); provided that such participant shall not be entitled to receive any greater payment under Sections 3.3 or 3.5, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Document (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participate Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 14.14. Confidentiality.

(a) Each Credit Party agrees, and agrees to cause each of its Affiliates, (i) not to transmit or disclose any provision of any Loan Document to any Person (other than to such Credit Party’s employees, auditors, advisors, consultants, Affiliates and counsel, (2) in response to any summons, subpoena or civil investigative demand or (3) in connection with any litigation or governmental investigation or as otherwise required by applicable law) without Administrative Agent’s prior written consent, (ii) to inform all Persons of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions. Each Credit Party agrees to submit to Administrative Agent and Administrative Agent reserves the right to review and approve all materials that such Credit Party or any of its Affiliates prepares that contain any Lender Party’s name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby. No Credit Party shall, and shall not permit any of its Affiliates to, use any Lender Party’s name (or the name of any of their Affiliates) in connection with any of its business operations, including without limitation, advertising, marketing or press releases or such other similar purposes, without such Lender Party’s prior written consent (except as required by applicable law). Nothing contained in any Loan Document is intended to permit or authorize any Credit Party or any of its Affiliates to contract on behalf of any Lender Party.

(b) Administrative Agent and Lenders each individually (any not jointly or jointly and severally) agree that material, non-public information regarding the Credit Parties, their operations, assets, and existing and contemplated business plans shall be treated by Administrative Agent and the Lenders in a confidential manner, and shall not be disclosed by Administrative Agent or any Lender to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any Lender Party, (ii) to Subsidiaries and Affiliates of any Lender Party, (iii) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (iv) as may be agreed to in advance by the Credit Parties or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (v) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by

LOAN AND SECURITY AGREEMENT – Page 70

Administrative Agent or the Lenders), (vi) in connection with any assignment, participation or pledge of any Lender Party’s interest under this Agreement, and (vii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. Notwithstanding the foregoing, each Credit Party hereby expressly authorizes Administrative Agent to use the respective Credit Party’s name and logo in tombstone advertisements and press releases regarding this transaction, provided that the Borrower has had a chance to review and approve the contents of such tombstone or press release, such approval not to be unreasonably withheld or delayed.

Section 14.15. Acceptance and Performance.  This Agreement shall become effective only upon acceptance by Lenders and by Administrative Agent at its office in Dallas, Dallas County, Texas. The Obligations are payable at Administrative Agent’s offices in Dallas, Dallas County, Texas.

Section 14.16. Schedules.  All Schedules referenced herein and attached hereto are incorporated in this Agreement and made a part hereof for all purposes.

Section 14.17. Counterparts.  This Agreement may be executed in any number of counterparts, and signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. A telecopy or other electronic transmission of any such executed counterpart signature page shall be deemed valid as an original.

Section 14.18. Captions.  The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and may not be construed to modify, enlarge or restrict any provision of this Agreement.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of page intentionally left blank]

LOAN AND SECURITY AGREEMENT – Page 71

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Agreement Date.

MAD CATZ, INC., as Borrower

By:	/s/ Darren Richardson

Name:	Darren Richardson

Title:	President & CEO

1328158 ONTARIO INC., as a Guarantor and a Credit Party

By:	/s/ Darren Richardson

Name:	Darren Richardson

Title:	President & CEO

MAD CATZ INTERACTIVE, INC. as a Guarantor and a Credit Party

By:	/s/ Darren Richardson

Name:	Darren Richardson

Title:	President & CEO

LOAN AND SECURITY AGREEMENT – Signature Page

NEWSTAR BUSINESS CREDIT, LLC, as Administrative Agent, Swing Lender and as Lender

By:	/s/ Greg Gentry

Name:	Greg Gentry

Title:	Senior Vice President

LOAN AND SECURITY AGREEMENT – Signature Page

SCHEDULE 1.1

Lenders’ Commitments

LENDER	REVOLVING LOAN COMMITMENT AMOUNT	PERCENTAGE SHARE
NewStar Business Credit, LLC	During the Revolving Credit Limit Increase Period, $35,000,000 and at all other times, $20,000,000	100%

SCHEDULE 1.1

SCHEDULE 7.1

Fundamental Information

Name	Tax ID No.	Jurisdiction of Organization	Chief Address	Jurisdictions Requiring Qualification	Equity Interests
Mad Catz Interactive, Inc.	######### (Canadian Acct. No.)	Canada	10680 Treena Street, Suite 500, San Diego, CA 92131-2447	Ontario, CAN

Mad Catz Co., Ltd. (100%)

Mad Catz Interactive Asia Limited (99%)

Mad Catz, Inc. (100%)

1328158 Ontario, Inc. (100%)

Winkler Atlantic Holdings, Ltd.

(100%)

Mad Catz GmbH (100% via WAH, Ltd.)

Mad Catz SAS

(100% via WAH,

Ltd.)

FX Unlimited, Inc.

(100% via MCI)

Mad Catz Technical

Development (99%

via MCIA)

Mad Catz, Inc.	##-####### (Fed. Tax Id.)	Delaware, USA	10680 Treena Street, Suite 500, San Diego, CA 92131	California, USA	FX Unlimited, Inc. (100%) Mad Catz Interactive Asia Limited (1%) Mad Catz Technical Development (1% via MCIA)
1328158 Ontario, Inc.	######### (Canadian Acct No.)	Ontario	10680 Treena Street, Suite 500, San Diego, CA 92131-2447	Ontario, CAN	Mad Catz Europe Limited (100%)

SCHEDULE 7.1

SCHEDULE 7.7

Litigation

1.	Mad Catz Interactive, Inc. v. Razer USA, Ltd., Case No. 13-cv-02371-GPC-JLB.

In October 2013, the Company filed a complaint for patent infringement styled Mad Catz Interactive, Inc. v. Razer USA, Ltd., Case No. 13-cv-02371-GPC-JLB, in the United States District Court for the Southern District of California. The complaint alleges that Mad Catz holds an exclusive license, within the United States of America, to make, use, sell, offer for sale, import, gift or otherwise dispose of the any product falling within the scope of one or more claims of U.S. Patent No. 6,157,370 (the “‘370 Patent”), including all right, power and interest to enforce the ‘370 Patent against any and all third parties and the exclusive standing to bring suit against any third party infringing the ‘370 Patent. The complaint further alleges that Razer USA, Ltd. (“Razer”) has infringed and continues to infringe the ‘370 Patent by making, using, offering for sale, selling, and/or importing in the United States certain products covered by one of more claims of the ‘370 Patent, including Razer’s “Ouroboros” computer mouse. In January 2014, Razer filed a counterclaim against the Company for alleged infringement of U.S. Patent No. 8,605,063 (the “‘063 Patent.”)

By its counterclaim of patent infringement, Razer alleges that it has an exclusive license, within the United States of America, to manufacture, use, import, market, offer to sell, sell or have sold, or otherwise dispose of any products falling within the scope of one or more claims of the ’063 Patent, including the sole and exclusive right to institute, control and prosecute any and all suits to enjoin any and all infringers of the ’063 patent. Razer further alleges that the Company has infringed and continues to infringe the ‘063 Patent by making, using, selling, and/or offering for sale its C.Y.B.O.R.G. V.7 Gaming Keyboard. Razer further contends that the ‘370 Patent is invalid and unenforceable, and denies infringement. Mad Catz also contends that the ‘063 Patent is invalid and unenforceable, and denies infringement. No trial date has been set in the matter.

The Claim Construction Hearing for the ‘370 Patent and the ‘063 Patent took place on August 22, 2014 and the parties are awaiting the Court’s order in that respect. The parties are currently involved in conducting discovery. The Company believes that its allegations made against Razer are meritorious and intends to vigorously prosecute all claims it has asserted.

The Company also believes that the allegations made by Razer lack merit and intends to vigorously defend all claims asserted. It is impossible at this time to assess whether the outcome of this proceeding will have a material adverse effect on the Company. We have not recorded any accrual for a contingent liability associated with this legal proceeding based on our belief that a liability, while possible, is not probable and any range of potential future charge cannot be reasonably estimated at this time.

2.	Better Mouse Company, LLC v. Mad Catz Interactive, Inc., et al., Consolidated Civil Action No. 2:14-CV-198

In March 2014, the Better Mouse Company, LLC filed a complaint against the Company and its subsidiary, Mad Catz, Inc., for patent infringement in the United States District Court for the Eastern District of Texas. The complaint is styled Better Mouse Company, LLC v. Mad Catz Interactive, Inc., et al, Civil Action No. 2:14-CV-204 and has been consolidated with Better Mouse Company, LLC v. Steelseries Aps et al, Lead Civil Action No. 2:14-CV-198 for all purposes except for trial and venue. By its complaint, the plaintiff alleges that the Company and its subsidiary (and several other companies from the consolidated lead action) have infringed and continue to infringe U.S. Patent No. 7,532,200 (the “‘200 Patent”) by making, using, offering for sale, selling, and/or importing in the United States certain products (computer mice) covered by one of more claims of the ‘200 Patent. The complaint was formally served on the Company in May 2014. The Company answered the complaint on July 17, 2014 and has

SCHEDULE 7.7

denied all substantive allegations of infringement and damage. Trial has been set for December 14, 2015, although the Company expects that the trial date may be continued for four to six weeks as a result of various known scheduling issues among the parties and the Court. The parties have begun to engage in limited discovery and a hearing on the parties respective positions as to construction of the claims of the ‘200 Patent is set to take place on July 16, 2015.

The Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. It is impossible at this time to assess whether the outcome of this proceeding will have a material adverse effect on the Company. We have not recorded any accrual for a contingent liability associated with this legal proceeding based on our belief that a liability, while possible, is not probable and any range of potential future charge cannot be reasonably estimated at this time.

3.	In the Matter of Certain Graphics Processing Chips, Systems on a Chip, and Products Containing the Same, Investigation No. 377-TA-941

In November 2014, Samsung Electronics Co., Ltd. and Samsung Austin Semiconductor, LLC (collectively, “Samsung”) filed a complaint against the Company (and numerous third parties, including Nvidia Corporation) for patent infringement in the United States International Trade Commission. The complaint is styled In the Matter of Certain Graphics Processing Chips, Systems on a Chip, and Products Containing the Same, Investigation No. 377-TA-941 and it alleges that the defendants have infringed and continue to infringe U.S. Patent Nos. 6,147,385, 6,173,349, 7,056,776, 7,804,734 by offering for sale, selling, and/or importing in the United States certain graphics processing units, systems on a chip, and products containing the same that, allegedly, are covered by one of more claims of the above-cited patents. Specifically, as to the Company, Samsung alleges that the Company’s M.O.J.O. micro-console for Android, which utilizes the Nvidia Tegra 4 T40S systems on a chip, directly infringes one of more claims of the patents at issue.

On December 30, 2014, the United States International Trade Commission instituted an investigation into the matter to determine whether there is a violation of the Tariff Act of 1930, as amended, by reason of the alleged infringement of the above-cited patents. That initial determination shall be due on December 22, 2015 and the target date for completion of the Commission’s investigation is April 22, 2016. The Company has entered into an indemnity agreement with NVIDIA, whereby NVIDIA has agreed to defend and indemnify the Company in this matter.

4.	Letter from DSS Technology Management, Inc.

Mad Catz received a letter dated June 12, 2014, from DSS Technology Management, Inc. (“DSS”) claiming that Mad Catz may manufacture products (at this point only the M.O.J.O. has been identified) that infringe DSS’ United States Patent Nos. 6,128,290 and 5,699,357. Mad Catz believes that DSS’ patents are invalid and unenforceable due to prior art. Mad Catz also believes that its products do not infringe on any of the valid claims of the patents, if any. No demand for payment was made in the letter and it is my opinion that DSS is seeking a licensing deal. To the extent that Mad Catz determines that the patents are not invalid or unenforceable due to prior art or for other reasons, Mad Catz will either change its products’ design so that they do not infringe or seek to enter into a license agreement with DSS.

5.	[***]

[***]

*** CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

SCHEDULE 7.7

6.	[***]

[***]

7.	[***]

[***]

8.	[***]

[***]

*** CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

SCHEDULE 7.7

SCHEDULE 7.8

ERISA Benefit Plans

1.	Mad Catz, Inc. 401-K Plan.

SCHEDULE 7.8

SCHEDULE 7.11

Location of Collateral

Location	Collateral
490 Nevada St, Redlands, CA 92373	Inventory and Certain other Collateral
10680 Treena Street, Suite 500, San Diego, CA 92131	Books and Records

SCHEDULE 7.11

SCHEDULE 7.15

Proprietary Rights

ISSUED PATENTS AND PENDING PATENT APPLICATIONS

Owner	Patent Description	Registration Number
	Adv Control Pad (Design N64 5326)	97 3852
Mad Catz	Fishing Pole Accessory for a Computer Game (Design)	DES 428 064
Mad Catz	Fishing Pole Accessory for a Computer Game (Design)	2088031
Mad Catz	Fishing Pole Accessory for a Computer Game (Design)	4 99 10 486.2
Mad Catz	Fishing Pole Accessory for a Computer Game (Design)	996993
Mad Catz	Fishing Pole Accessory for a Computer Game (Design)	146818
Mad Catz	Fishing Pole Accessory for a Computer Game (Design)	32092 00
Mad Catz Inc	Wearable Personal Sound Delivery Apparatus	8452039
Mad Catz Inc	Memory Card for Computer Video Game	DES 408378
Mad Catz Inc	Memory Card for Computer Video Game	DES 408803
Mad Catz	Sports Memory Card Design	533 440 to 533 456
Mad Catz	Sports Memory Card Design	139428
Mad Catz	Sports Memory Card Design	139429
Joytech Holdings (B.V.I.) (Asset Purchase Agreement with Take 2)	Controller for Video Game Machine (Design)	9910398
Mad Catz Inc	Wearable Vibration Device for Video Games - Utility Patent (Wrist Rumbler)	6135450
Mad Catz Inc	Vibration Device for Video Games - Design Patent (Wrist Rumbler)	DES 406827
Mad Catz Inc	Four-Port Controller Tap for Video Games (Design)	DES 415143
Mad Catz Inc	Four-Port Controller Tap for Video Games (#2) (Design)	DES 415144
Mad Catz Inc	Controller for Video Games (Wireless 8022, 8026B Design)	DES 415752
Mad Catz	Light Attachment for Portable Electronic Device (Flip Light Design)	7153212 B1
Mad Catz	Dual Controller Assembly for Video Games	DES 409 182
Mad Catz	Handheld Steering Wheel for Video Games	DES409179
Mad Catz	Computer Game Accessory (MC2)	577 664 to 577 670
Mad Catz	Analog Steering Wheel for Video Games	483 474 to 483 476
Mad Catz	Computer Game Accessory (MC2)	146817

SCHEDULE 7.16

Owner	Patent Description	Registration Number

Mad Catz	System for Adjusting The Response Characteristic of an Electronic Game Input Device (AccuDrive Calibration System)	6203432

Mad Catz	Leg Extensions for a Lap-Mounted Computer Game Accessory (Design)	6290228 B1

Mad Catz	Computer Game Accessory (MC2 Design)	31965 00

Mad Catz	Wearable personal sound delivery apparatus	WO2007130565

Mad Catz	Computer Game Accessory Having a Lap-Shaped Contour	WO0067865

Mad Catz	System for Adjusting the Response Characteristic of an Electronic Game Input Device	WO0067864

Mad Catz	Fishing Pole Accessory For a Computer Game	WO0067863

Mad Catz	Leg Extensions for a Lap-Mounted Computer Game Accessory	WO0067866

Mad Catz Interactive, Inc.	Systems and Methods For Transmitting Data Using Selected Transmission Technology From Among Other Transmission Technologies (Dual Bluetooth)

Mad Catz Interactive Inc.	games controller	000004627-0001

Mad Catz Interactive Inc.	CONTROL BUTTONS FOR GAMES CONTROLLER	000004627-0002

Mad Catz Interactive Inc.	Monitors	000048483-0001

Mad Catz Interactive Inc.	game controller	000048483-0002

SCHEDULE 7.16

Owner	Patent Description	Registration Number

Mad Catz Interactive, Inc.	Computer Mouse	002608893-001

Mad Catz Interactive, Inc.	Computer Mouse	002608893-002

Mad Catz Interactive, Inc.	Video Game Controller	002608927-0001

Mad Catz Interactive, Inc.	Video Game Controller	002608927-0002

Mad Catz Interactive, Inc.	Video Game Controller	002608927-0003

SCHEDULE 7.16

Owner	Patent Description	Registration Number

Mad Catz Interactive, Inc.	Systems and Methods For Transmitting Data Using Selected Transmission Technology From Among Other Transmission Technologies (Dual Bluetooth)

REGISTERED TRADEMARKS AND PENDING TRADEMARK APPLICATIONS

Owner	Trademark Description	Registration Number
Mad Catz, Inc.	Mad Catz	2485509
Mad Catz, Inc.	Mad Catz	2488598
Mad Catz, Inc.	MC Name New Design	1881410
Mad Catz, Inc.	MC Name New Design	2488599
Mad Catz, Inc.	MC Name Old Design	789854
Mad Catz, Inc.	MC Name	789855
Mad Catz, Inc.	MC Name New Design	803997
Mad Catz Interactive Inc.	New Scratch - no Text
Mad Catz Interactive Inc.	New Scratch - With Text	1547960
Mad Catz, Inc.	Mad Catz (Name)	0657452

SCHEDULE 7.16

Owner	Trademark Description	Registration Number

Mad Catz, Inc.	Mad Catz Old Design	0657903

Mad Catz, Inc.	Mad Catz (Name)	821802410

Mad Catz, Inc.		821802682

Mad Catz, Inc.		821802690

Mad Catz, Inc.	Mad Catz (Name)	821802402

Mad Catz, Inc.	Mad Catz New Design	821920898

Mad Catz, Inc.	Mad Catz New Design	821920901

Mad Catz Interactive Inc.	New Scratch - no Text

Mad Catz Interactive Inc.	New Scratch - no Text

SCHEDULE 7.16

Owner	Trademark Description	Registration Number

Mad Catz Interactive Inc.	New Scratch - no Text

Mad Catz Interactive Inc.	New Scratch - With Text

Mad Catz Interactive Inc.	New Scratch - With Text

Mad Catz Interactive Inc.	New Scratch - With Text

Mad Catz Interactive Inc.	New Scratch - no Text

Mad Catz Interactive Inc.	New Scratch - no Text	12309629

Mad Catz Interactive Inc.	New Scratch - no Text	12309760

SCHEDULE 7.16

Owner	Trademark Description	Registration Number

Mad Catz Interactive Inc.	New Scratch - With Text

Mad Catz Interactive Inc.	New Scratch - With Text

Mad Catz, Inc.	Mad CatzOld Design	001098946

Mad Catz, Inc.	Mad Catz (Name)	001098961

Mad Catz, Inc.	MC Name New Design	001269091

Mad Catz Interactive, Inc.	Joytech Name	001080092

Mad Catz Interactive Inc.	New Scratch - no Text

Mad Catz Interactive Inc.	New Scratch - With Text

Mad Catz, Inc.	MC Name	263890

Mad Catz, Inc.		263891

Mad Catz, Inc.	MC Name Old Design	99783546

Mad Catz, Inc.	MC Name	99783547

Mad Catz, Inc.	MC Name	39919928

SCHEDULE 7.16

Owner	Trademark Description	Registration Number
Mad Catz, Inc.	MC Name Old Design	39919929
Mad Catz Interactive Inc.	New Scratch - no Text	302599705
Mad Catz Interactive Inc.	New Scratch - With Text	302599697
Mad Catz, Inc.	MC Name	1144919
Mad Catz, Inc.	MC Name Design	“MAD CADZ”
Mad Catz, Inc.	MC Name	1144921
Mad Catz, Inc.	MC Name Design	1144922
Mad Catz Interactive Inc.	New Scratch - no Text
Mad Catz Interactive Inc.	New Scratch - With Text
Mad Catz, Inc.	MC Name	4488672
Mad Catz, Inc.	MC Name Old Design	4489999
Mad Catz, Inc.	MC Name New Design	4490000

SCHEDULE 7.16

Owner	Trademark Description	Registration Number
Mad Catz Interactive Inc.	New Scratch - no Text	5613889
Mad Catz Interactive Inc.	New Scratch - With Text	5609046
Mad Catz Inc.	Mad Catz Name	4005952480000
Mad Catz Inc.	MC Name Design	4005912180000
Mad Catz Inc.	MC Name Design
Mad Catz Interactive Inc.	New Scratch - no Text
Mad Catz Interactive Inc.	New Scratch - With Text
Mad Catz Interactive Inc.	MC Name	717620
Mad Catz Interactive Inc.	MC Name Old Design	725889
Mad Catz Interactive Inc.	MC Name Old Design	719740

SCHEDULE 7.16

Owner	Trademark Description	Registration Number
Mad Catz Interactive Inc.	MC Name	719750
Mad Catz Interactive Inc.	New Scratch - no Text	1484528
Mad Catz Interactive Inc.	New Scratch - no Text	1375985
Mad Catz Interactive Inc.	New Scratch - no Text	1433881
Mad Catz Interactive Inc.	New Scratch - With Text
Mad Catz Interactive Inc.	New Scratch - With Text	1375984
Mad Catz Interactive Inc.	New Scratch - With Text	1508635
Mad Catz Interactive Inc.	New Scratch - With Text	1508645

SCHEDULE 7.16

Owner	Trademark Description	Registration Number
Mad Catz Interactive Inc.	New Scratch - no Text	271468
Mad Catz Interactive Inc.	New Scratch - With Text	271467
Mad Catz Inc.		R-256714 (use to be R-172958)
Mad Catz Inc.	MC Name	R-256715 (use to be R-172231)
Mad Catz Inc.	MC Name	01023997
Mad Catz Inc.	MC Name Design	01016034
Mad Catz Inc.	MC Name	01017045
Mad Catz Inc.	MC Name Design	01012888
Mad Catz Interactive Inc.	New Scratch - no Text	1647690

SCHEDULE 7.16

Owner	Trademark Description	Registration Number
Mad Catz Interactive Inc.	New Scratch - With Text	1666895
	MC Name
	MC Name
Mad Catz Inc.	MC Name Old Design	2191216
Mad Catz Inc.	MC Name	2191275
Mad Catz Inc.	MC Name New Design	2205059
Mad Catz Inc.		2545082
Mad Catz Interactive Inc.		4390977
Mad Catz Interactive Inc.		4390986
Mad Catz Inc.	Dual Force (Name)	2657539
Mad Catz Inc.	Dual Force (Name)	2184264
Mad Catz Inc.	Dual Force (Name)	001023118
Mad Catz Inc.	GAMESHARK	788153
Mad Catz Inc.	GAMESHARK	653339
Mad Catz Inc.	GAMESHARK	679878
Mad Catz Inc.	GAMESHARK	693086
Mad Catz Inc.	GAMESHARK	2226451

SCHEDULE 7.16

Owner	Trademark Description	Registration Number
Mad Catz Inc.		2782351
Mad Catz Inc.	GAMESHARK	2203092
Mad Catz Inc.	SHARKBYTE	2337520
Mad Catz Inc.	SHARKPAD PRO	2238027
Mad Catz Interactive Inc.	New Scratch - no Text
Mad Catz Interactive Inc.	New Scratch - With Text
Mad Catz Inc.	SHARKWIRE	1022045
Mad Catz Inc.	SHARKWIRE ONLINE (& Design)	1022044
Mad Catz Inc.	GAMESHARK	3112535
Mad Catz Inc.	GAMESHARK	3112534
Mad Catz Inc.	GAMESHARK	3425305
Mad Catz Inc.	Misc. Design [shark]	3425304
Mad Catz Inc.	Misc. Design [shark]	3112533
Mad Catz Inc.	GAMESHARK	2003B12275
Mad Catz Inc.	GAMESHARK	2003B11803
Mad Catz Inc.	Misc. Design [shark]	200301977

SCHEDULE 7.16

Owner	Trademark Description	Registration Number
Mad Catz Inc.	Misc. Design [shark]	200301976
Mad Catz Interactive, Inc	Joytech Graphic	787085
Mad Catz Interactive, Inc	Joytech	787110
Mad Catz Interactive Inc.	Joytech Graphic	2001B05597
Mad Catz Interactive Inc.	Joytech Graphic	2001B05596
Mad Catz Interactive Inc.	Joytech Graphic	2001B05595
Mad Catz Interactive Inc.	Joytech	1546210
Mad Catz Interactive, Inc	Joytech USA	2860469
Mad Catz Inc.	GAMESHARK	1031452
Mad Catz Inc.	GAMESHARK (& shark design)	1100993
Mad Catz Inc.	Misc. Design [shark]	1029865
Mad Catz Inc.	Misc. Design [shark]	1100994
Mad Catz Inc.	GAMESHARK	1088651
Mad Catz Inc.	SHARK DESIGN	1088650
Mad Catz Inc.	GAMESHARK (& Design)	883313
Mad Catz Inc.	SHARKWIRE	808049
Mad Catz Inc.	SHARKWIRE ONLINE (& Design)	808051
Mad Catz, Inc.	GAMESHARK	TMA510307

SCHEDULE 7.16

Owner	Trademark Description	Registration Number
Mad Catz, Inc.	GAMESHARK PRO	TMA554819
Mad Catz, Inc.	Misc. Design [shark/city design]	TMA556528
Mad Catz, Inc.	Misc. Design [gameshark]	TMA545731
Mad Catz Inc.	GAMESHARK	001527365
Mad Catz Inc.	Misc. Design [gameshark]	001237494
Mad Catz Inc.	GAMESHARK	4530866
Mad Catz Inc.	GAMESHARK	4530866
Mad Catz Inc.	GAMESHARK	4530866
1328158 Ontario Inc.	Previously Played	TMA545102
1221514 Ontario Inc.	Previously Played	TMA497234
1328158 Ontario Inc.	Play it! Previously Played	TMA497236
1328158 Ontario Inc.	Games Trader	TMA428847
1328158 Ontario Inc.	Play it Cool with Previously Played	TMA497235
Mad Catz Interactive Inc.	Joytech	2184493A
Mad Catz Interactive Inc.	Joytech Europe	2184493B
Mad Catz Inc.	TT	3906693

SCHEDULE 7.16

Owner	Trademark Description	Registration Number

Mad Catz Inc.	TRITTON	4004392
Mad Catz Inc	TT	9362419
Mad Catz Inc	TRITTON	009362369
Mad Catz Interactive Inc	MAD CATS (Word)	367650
Mad Catz Inc	MAD CATZ (Word)
Mad Catz Interactive Inc	MAD CATZ (Word mark)	540425
Mad Catz Inc	Mad Catz (combine - logo)
Mad Catz Interactive Inc.	New Scratch - no Text	520095
Mad Catz Interactive Inc.	New Scratch - With Text	519074
Mad Catz Interactive Inc	MAD CATZ
Mad Catz Interactive Inc	R.A.T.	53697
Mad Catz Interactive Inc	S.T.R.I.K.E.	531914
Mad Catz Interactive Inc	F.R.E.Q.	533696
Mad Catz Interactive Inc	G.L.I.D.E.	532986
Mad Catz Interactive Inc	M.O.J.O.
Mad Catz Interactive Inc	TRITTON (word mark)
Mad Catz Interactive Inc	TRITTON (stylized)
Mad Catz Interactive Inc	TT

SCHEDULE 7.16

Owner	Trademark Description	Registration Number

Mad Catz Inc.	Mad CatzOld Design	001098946

Mad Catz, Inc.	MAD CATZ (NAME MARK)	001098961

Mad Catz, Inc.	Eclipse	1011669

Mad Catz, Inc.	Eclipse	1322238

Mad Catz, Inc.		1322240

Mad Catz, Inc.	Eclipse

Mad Catz, Inc.	Eclipse (logo - Crescent Moon followed by word “eclipse”	1011672

Mad Catz, Inc.	Eclipse (logo - Crescent Moon followed by word “eclipse”

Mad Catz, Inc.	Eclipse (logo - Crescent Moon followed by word “eclipse”

Mad Catz, Inc.	Eclipse (words only)	3986292

Mad Catz, Inc.	Eclipse (logo)	3986293

COPYRIGHT REGISTRATIONS AND

PENDING COPYRIGHT APPLICATIONS

Description	Reg Number	Owner	Date

Gameshark Codes (for PS2 v1.8)	TX0005531421	Mad Catz, Inc.	3/20/2002

Gameshark Codes (initial listing for PS2)	TX0005531422	Mad Catz, Inc.	3/20/2002

Gameshark Codes (2001 Codes for PS2)	TX0005531423	Mad Catz, Inc.	3/20/2002

GameShark codes (for PS2 version 1.8) & 2 other titles; GameShark codes	V3494D922	Mad Catz, Inc.	3/3/2003

GameShark codes (PS2 codes through March 29, 2002)	TX0006030104	Mad Catz, Inc.	3/21/2002

Memory card for computer video games : no. 2	VAu000444015	Mad Catz, Inc	9/9/1998

Memory cards for computer video games no. 1	V3459D729	Mad Catz, Inc.	10/5/2000

Memory cards for computer video games no. 1	V3430D069	Mad Catz, Inc.	3/3/1999

Memory cards for video games : no. 1	VAu000444016	Mad Catz, Inc	9/9/1998

Sports Memory Card Copyright		Mad Catz, Inc.

SCHEDULE 7.16

DOMAIN NAMES

Domain	Country	Owner
Madcatz.com	Global	MCZ
madcatz.de	Germany	MCE
Madcatz.fr	France	MCE
Madcatz.es	Spain	MCE
Madcatz.hk	Hong Kong	MCI
Madcatz.it	Italy	MCE
Madcatz.tw	Taiwan	MCA
Madcatz.in	India	MCA
Madcatz.sg	Singapore	Trustee
Madcatz.asia	Hong Kong	MCI
Madcatz.us	United States	MCZ
Madcatz.co.de	Germany	MCE
Madcatz.co.it	Italy	MCE
Madcatz.co.jp	Japan	MCA
Madcatz.co.in	India	MCZ
Madcatz.com.de	Germany	MCE
Madcatz.com.es	Spain	MCE
Madcatz.com.cn	China	MCA
Madcatz.com.br	Brazil	Trustee
Madcatz.com.ru	Russian Federation	MCE
Madcatz.com.tw	Taiwan	MCI
Madcatz.com.au	Austrailia	Trustee
Madcatz.com.sg	Singapore	Trustee
Saitek.com	Global	MCE
Saitek.co.uk	United Kingdom	MCE
Saitek.uk	United Kingdom	MCE
Saitek.com.cn	China	MCA
Saitek.de	Germany	MCE
saitek.fr	France	MCE
saitek.hk	Hong Kong	MCA
saitek.hk.com	Hong Kong	MCA

Saitek.cn	China	MCI
saitek.tw	Taiwan	MCI
saitek.in	India	MCI
saitek.sg	Singapore	Trustee
saitekflight.com	Global	MCE
saitekflight.com.hk.	Hong Kong	MCA
saitekflight.com.br	Brazil	MCZ
Saitekflight.co.uk	United Kingdom	MCE
saitekflight.uk	United Kingdom	MCE
saitekflight.de	Germany	MCE
saitekflight.fr	France	MCE
saitekflight.es	Spain	MCE

SCHEDULE 7.16

saitekflight.cn	China	MCI
saitekflight.hk	Hong Kong	MCA
saitekflight.it	Italy	MCE
saitekflight.ru	Russian Federation	MCE
saitekflight.eu	Europe	MCE
saitekflight.tw	Taiwan	MCI
saitekflight.jp	Japan	MCI
saitekflight.in	India	MCI
saitekflight.sg	Singapore	MCI
Tritton.com.cn	China	MCI
Tritton.fr	France	MCE
Tritton.es	Spain	MCE
Tritton.cn	China	MCZ
Tritton.it	Italy	MCE
Tritton.eu	Europe	MCE
Tritton.tw	Taiwan	MCI
Tritton.jp	Japan	MCI
Tritton.in	India	MCI
Tritton.sg	Singapore	MCI
TrittonAudio.com	Global	MCZ
TrittonAudio.com.ru	Russian Federation	MCE
Trittonaudio.com.cn	China	MCI
TrittonAudio.de	Germany	MCE
TrittonAudio.fr	France	MCE
TrittonAudio.es	Spain	MCE
TrittonAudio.cn	China	MCI
TrittonAudio.it	Italy	MCE
TrittonAudio.eu	Europe	MCE
TrittonAudio.tw	Taiwan	MCI
TrittonAudio.jp	Japan	MCI
TrittonAudio.in	India	MCI
TrittonAudio.sg	Singapore	MCI
Playbig.tv	United States	MCI
gamesmart.hk	HK	MCI
Gamesmart.com.br	Brazil	Trustee
Rockband4help.com	United States	MCZ

SCHEDULE 7.16

SCHEDULE 7.16

Investment Property

Not Applicable.

SCHEDULE 7.16

SCHEDULE 7.17

Real Property and Leases

Entity	Real Property Owned	Lessee/Sublessee	Lessor/Sublessor
Mad Catz Interactive, Inc.	N/A	N/A	N/A
Mad Catz, Inc.	N/A

Lease Agreement between TPP 212 Scripps, LLC, as landlord, and Mad Catz, Inc., as tenant, dated July 21, 2014

Air Commercial Real Estate Association Standard Industrial/Commercial Single-Tenant Lease-Net between Nevada Business Park, LLC and Mad Catz, Inc., dated March 10, 2009

First Amendment of Standard Industrial/Commercial Single-Tenant Lease-Net between Nevada Business Park, LLC and Mad Catz, Inc., dated July 1, 2014

N/A

SCHEDULE 7.17

SCHEDULE 7.18

Material Agreements

Contract Name	Parties	Start Date	End Date
NASDAQ OMX Corporate Solutions, LLC (Thomson Reuters) Corporate Solutions Services Contract (#1-9272674448)	Mad Catz Interactive Inc / Thomson Reuters	Saturday, July 26, 2014	Sunday, July 26, 2015
Mad Catz Interactive Inc Stock Plan Outsourcing Agreement	Mad Catz Interactive Inc / My Equity Comp, LLC.	Friday, July 11, 2014	Monday, July 10, 2017
Subscription and Services Agreement	Mad Catz Interactive Inc / Equity Administration Solutions, Inc.	Friday, July 11, 2014	Monday, July 10, 2017
Addendum A-1 Statement of Work	Mad Catz Interactive Inc / My Equity Com	Friday, July 11, 2014	none stated
Stock Plan Outsourcing Agreement #08569	Mad Catz Interactive Inc / My Equity Comp, LLC	Friday, July 11, 2014	Saturday, July 11, 2015
Order Acceptance Agreement	Mad Catz Interactive Inc / Raymond James	Wednesday, July 23, 2014	none stated
Agreement relating to Completion Accounts & Software Claim	Mad Catz Interactive Inc / Guymont Services SA (Winkler Atlantic Trust)	Friday, August 01, 2008	none
Promissary Note (Loan Note)	Mad Catz Interactive Inc / The Winkler Atlantic Trust	Friday, August 01, 2008	Monday, August 01, 2011
Brooks, Houghton & Company (BHC) Engagement Letter	Mad Catz Interactive Inc / Brooks, Houghton & Company (BHC)	Friday, January 10, 2014	Sunday, January 10, 2016
Redlands DC Lease	Mad Catz Inc / Nevada Business Park, LLC	Tuesday, March 10, 2009	Tuesday, June 30, 2015
Redlands DC Lease - First Amendment	Mad Catz Inc / Nevada Business Park, LLC	Tuesday, July 01, 2014	Sunday, June 30, 2019
Scripps Plaza Office Lease	Mad Catz Inc / TPP 212 Scripps LLC	Monday, July 21, 2014	Sunday, July 19, 2020
Tenant Estoppel Certificate - Scripps Plaza Office	Mad Catz Inc / TPP 212 Scripps LLC	Monday, July 21, 2014	Sunday, July 19, 2020
Tenant Estoppel Certificate - Scripps Plaza Office	Mad Catz Inc / TPP 212 Scripps LLC	Monday, June 22, 2015	Friday, November 20, 2020
Scripps Plaza Office Lease Exhibit E Confirmation of Commencement Date Dec 1 2014	Mad Catz Inc / TPP 212 Scripps LLC	Monday, December 01, 2014	Monday, November 30, 2020
UTC Kiosk Short Term Lease Agreement	Mad Catz Inc / Westfield Property Management LLC	Monday, June 01, 2015	Monday, August 31, 2015
China Bao An Office Leases	Mad Catz Inc / Unknown written in Chinese	Tuesday, May 01, 2012	Thursday, April 30, 2015
Pitney Bowes (postage meter) - San Diego office	Mad Catz, Inc. / Pitney Bowes Global Financial Services LLC	Thursday, January 26, 2012	Monday, April 04, 2016
New Storage Area Network - SD	Mad Catz Inc / Dell Financial Services
Seller Cinsignment Agreement - Tritton Exhibit Booth	Mad Catz / Lucky Exhibits	Wednesday, March 18, 2015	none
Microsoft Xbox 360 Development Kit License Games Development – North America (DealPoint#816537)	Microsoft Corporation / Mad Catz, Inc.	Friday, September 09, 2011	Continuous - 10 Days Notice

SCHEDULE 7.18

Contract Name	Parties	Start Date	End Date
Reimbursement Account Administrative Services Agreement Amendment	Mad Catz, Inc. / Igoe Administrative Services	Tuesday, September 10, 2013	Continuous - 30 Days Notice
Administrative Services Agreement	Mad Catz, Inc. / Igoe Administrative Services	Tuesday, August 14, 2012	Continuous - 30 Days Notice
Reimbursement Account Services Agreement	Mad Catz, Inc. / Igoe Administrative Services	Tuesday, August 14, 2012	Continuous - 30 Days Notice
Microsoft Mouse Technology Licensing	Microsoft Corporation / Mad Catz, Inc.	Monday, March 04, 2013	last of the Licensed Patents or when Microsoft gives Mad Catz written notice of termination
AM3D Software Tools Evaluation License Agreement	AM3D A/S & MCIA	Thursday, January 31, 2013	Tuesday, January 30, 2018
Soundchip SA SC HD-PA Product Developer	SoundChip SA / MCII	Saturday, December 01, 2012	Saturday, December 31, 2016
Microsoft Windows Certification Program Testing Agreement V1.0	Microsoft Corporation / Mad Catz, Inc.	Thursday, January 09, 2014
Microsoft Windows Error Reporting Agreement v1.3	Microsoft Corporation / Mad Catz, Inc.	Thursday, January 09, 2014
Microsoft Windows Test Driver Signing Agreement Version 1.2	Microsoft Corporation / Mad Catz, Inc.	Thursday, January 09, 2014
National Breast Cancer Foundation (addendum)	Mad Catz, Inc. / National Breast Cancer Foundation	Friday, March 12, 2010	Saturday, March 31, 2012
Nuidroid Evaluation and Demonstration License Agreement	Mad Catz Inc/3DiVi Company	Tuesday, March 11, 2014	Wednesday, March 11, 2015
Broadsword Agreement	Mad Catz Inc. / Broadsword Interactive Ltd.	Tuesday, June 01, 2004	Monday, May 27, 2024
EDI VAN Services Agreement	Mad Catz Inc. / GXS Inc.	Tuesday, August 30, 2011	Thursday, August 30, 2012
EDI Services Schedule (supplements and forms a part of the Trading Partner Terms and Conditions)	Mad Catz Inc. / GXS Inc.	Monday, August 29, 2011	auto renew
AT&T Business Network Service Pricing Schedule ECATS-20110118-0083	Mad Catz /AT&T	Wednesday, January 19, 2011	Continuous - 30 Days Notice
AT&T Global eVPN Services Pricing Addendum ECATS 20110118-0086	Mad Catz /AT&T	Thursday, January 20, 2011	Continuous - 30 Days Notice
Avaya Phone Maintenance Service Agreement	Mad Catz /AT&T	Tuesday, April 26, 2005	Continuous - 30 Days Notice
Avaya Phone System - General Conditions of Maintenance and Managed Services	Mad Catz /Avaya	Thursday, February 13, 2014	Continuous - 30 Days Notice
AT&T Network Integration Addendum to Comprehensive Service Order Attachment dated 12/27/2005	Mad Catz /AT&T	Tuesday, December 27, 2005	Continuous - 30 Days Notice
Avaya Phone Master Service Agreement	Mad Catz /AT&T	Tuesday, April 26, 2005	Continuous -365 Days Notice
Avaya Phone Service Order Attachment	Mad Catz /AT&T	Tuesday, April 26, 2005	Continuous - 30 Days Notice
OwnerIQ Master Service Agreement	Mad Catz Inc / OwnerIQ, Inc.	Friday, March 13, 2015	Saturday, March 12, 2016

SCHEDULE 7.18

Contract Name	Parties	Start Date	End Date
OwnerIQ Proposal	Mad Catz Inc / OwnerIQ, Inc.	Thursday, March 19, 2015	Sunday, April 19, 2015
Foresight License Agreement and Contract	Mad Catz Inc / Foresight Technologies	Monday, February 28, 2011
Broadridge - July 26 2013 Letter Agreement for Web Hosting Service (Financial Documents)	Mad Catz Interactive Inc./ Broadridge	Friday, July 26, 2013	Continuous - 30 Days Notice
SIRAS - Electronic Registration Services Agreement	Mad Catz Inc / SIRAS.com Inc	Thursday, August 19, 2010	Continuous - 60 Days Notice
IT Consulting Services Agreement	Mad Catz Inc / FMT Consultants	Thursday, October 11, 2007	Continuous - 30 Days Notice
Microsoft Xbox Platform App Provider Agreement	Mad Catz Interactive Inc. / Microsoft	Monday, April 20, 2015	Tuesday, April 19, 2016
Microsoft Developers Network (MSDN) Agreement	Mad Catz / Microsoft Ireland Ltd.	Friday, April 27, 2012
Windows Logo License Agreement for Hardware Version 2013 (LLA 2013 RTM 050412) with MCI	Mad Catz / Microsoft Corporation	Thursday, August 09, 2012
Windows Logo License Agreement for Hardware Version 2014 MCI - LLA 2014 RTM 053113 with MCI	Mad Catz / Microsoft Corporation	Thursday, June 27, 2013
Windows Logo License Agreement for Software Version 1.7 Rev MCI	Mad Catz / Microsoft Corporation	Friday, June 07, 2013
Windows Logo Program Testing Agreement V3 with MCI	Mad Catz / Microsoft Corporation	Thursday, August 09, 2012
Windows Logo License Agreement for Hardware Version 2013 (LLA 2013 RTM 050412) with MCE	Mad Catz / Microsoft Corporation	Thursday, August 09, 2012
Windows Logo Program Testing Agreement V3 with MCE	Mad Catz / Microsoft Corporation	Tuesday, August 09, 2011
Web Consulting Agreement	Mad Catz /Douglas Gates	Thursday, December 06, 2007	open ended
Commission Junction Advertiser Service Agreement	Mad Catz / Commission Junction	Tuesday, January 13, 2004	open ended
Commission Junction Advertiser Service Agreement Amendment #1	Mad Catz / Commission Junction	Tuesday, June 26, 2007	open ended
Commission Junction Advertiser Service Agreement Amendment #2	Mad Catz / Commission Junction	Tuesday, May 31, 2011	open ended
Commission Junction Advertiser Service Agreement Amendment #3	Mad Catz / Commission Junction	Thursday, September 29, 2011	open ended
Commission Junction Advertiser Service Agreement Amendment #4	Mad Catz / Commission Junction	Monday, June 25, 2012	open ended
Master Service Agreement (Net Suite)	Mad Catz /Eternus Solutions India Private Limited	Tuesday, May 17, 2011	Thursday, May 16, 2013
Elevated Search, Inc Search Engine Optimization (SEO) Service Agreement	Mad Catz/Elevated Search, Inc	Monday, January 14, 2013	open ended
Master Service Order Form to the U.S. Services Agreement Contract ID A55639-00	Mad Catz Inc./ Verizon Business Network Services	Friday, August 29, 2014	Monday, August 28, 2017
Brooks, Houghton & Company (BHC)	Mad Catz Interactive Inc. / Brooks, Houghton & Co.	Tuesday, January 07, 2014	open ended
Thawte SSL Cert Extension Agreement	Mad Catz / Thawte	Saturday, July 13, 2013
Merchant Services Contract - Credit Card Processing	Mad Catz / National Merchant Center	Wednesday, June 30, 2010	n/a
Price Grabber Referral Mtkg Agreement	Mad Catz Inc / Price Grabber	Friday, April 25,	Continuous -

SCHEDULE 7.18

Contract Name	Parties	Start Date	End Date
		2008	30 Days Notice
Marketing Agreement (GameShark Store)	Mad Catz Inc. / Sempris Inc.	Wednesday, August 10, 2011	Continuous - 30 Days Notice
Yellow Freight Contract Carrier Agreement	Mad Catz /Yellow Transportation Inc	Saturday, October 01, 2005	Continuous - 30 Days Notice
Annual Copyright License	Mad Catz Inc / Copyright Clearance Center	Sunday, November 30, 2014	Sunday, November 29, 2015
Joytech Purchase Agreement	Mad Catz /Take 2 Interactive Software	Thursday, September 06, 2007	n/a
Saitek Share Purchase Agreement	Mad Catz /Guymont Services SA	Wednesday, November 14, 2007	n/a
Trademark Co-Existence Agreement (CATZ)	Mad Catz, Inc / Ubisoft Entertainment	Monday, August 30, 2010	n/a
Trademark Co-Existence Agreement (MadCAD)	Mad Catz, Inc / IMSI Design	Thursday, August 08, 2013	n/a
Employee Benefits Statement Service Agreement Apr 2014	Mad Catz / BusinessPlans Inc	Thursday, April 24, 2014	None stated
Commercial Package Binder Policy # 35818662 (inc. Auto Policy # 73524977, Umbrella Policy # 79835677 & Workers Compensation Policy # 71737418	Mad Catz Interactive Inc / CHUBB-Federal Insurance Co	Saturday, November 01, 2014	Sunday, November 01, 2015
Cargo Binder Policy # MC20495	Mad Catz Interactive Inc / Falvey - Lloyd’s	Saturday, November 01, 2014	Sunday, November 01, 2015
Errors & Omissions Binder Policy # MCN000131161401	Mad Catz Interactive Inc / Crump Insurance Services - AXIS	Saturday, November 01, 2014	Sunday, November 01, 2015
Excess Liability Binder Policy # TUE0629621	Mad Catz Interactive Inc / Great American	Saturday, November 01, 2014	Sunday, November 01, 2015
Information Page Workers Compensation & Employers Liability Policy	Mad Catz Interactive Inc / CHUBB-Federal Insurance Co	Saturday, November 01, 2014	Sunday, November 01, 2015
Commercial Package Policy # 3581-86-62 NEO (Inc. Auto Policy # 73524977, Umbrella Policy # 79835677 & Workers Compensation Policy # 71737418	Mad Catz Interactive Inc / CHUBB-Federal Insurance Co	Saturday, November 01, 2014	Sunday, November 01, 2015
Excess Liability Policy # TUE0629621	Mad Catz Interactive Inc / Great American	Saturday, November 01, 2014	Sunday, November 01, 2015
Commercial Excess and Umbrella Insurance Policy Number 7983-56-77	Mad Catz Interactive Inc / CHUBB-Federal Insurance Co	Saturday, November 01, 2014	Sunday, November 01, 2015
Professional Liability (Errors & Omissions) Policy # MCN000131161401	Mad Catz Interactive Inc / Crump Insurance Services - AXIS	Saturday, November 01, 2014	Sunday, November 01, 2015
Property All Risk Insurance Policy (China Property Policy No: 10588001900145151613)	Mad Catz Interactive Inc / Ping An Property & Casualty Insurance Company Of China, LTD.	Saturday, November 01, 2014	Saturday, October 31, 2015
Cargo Insurance Policy (China Cargo Policy Number, 10588001900145244999)	Mad Catz Interactive Inc / Ping An Property & Casualty Insurance	Saturday, November 01, 2014	Saturday, October 31,

SCHEDULE 7.18

Contract Name	Parties	Start Date	End Date
	Company Of China, LTD.		2015
Cargo (Marine and War Cargo) Policy # MC20495 WC-20495	Mad Catz Interactive Inc / Falvey - Lloyd’s	Saturday, November 01, 2014	Sunday, November 01, 2015
Cargo (Marine and War Cargo) Policy # MC20495 Endorsement No.7	Mad Catz Interactive Inc / Falvey - Lloyd’s	Saturday, November 01, 2014	Sunday, November 01, 2015
Business Auto Policy # (14) 7352-49-77	Mad Catz Interactive Inc / CHUBB-Federal Insurance Co	Saturday, November 01, 2014	Sunday, November 01, 2015
MCII Workers Compendation Amendment Endorsement for Brian Demick (Woodland Hills CA) Workers Compensation & Employers Liability Policy	Mad Catz Interactive Inc / CHUBB-Federal Insurance Co	Saturday, November 01, 2014	Sunday, November 01, 2015
MCII Workers Compendation Amendment Endorsement for Rick Rooney (Oregon) Workers Compensation & Employers Liability Policy	Mad Catz Interactive Inc / CHUBB-Federal Insurance Co	Saturday, November 01, 2014	Sunday, November 01, 2015
Sony BMG Music Entertainment	Mad Catz Inc. / Sony BMG Music Entertainment	Tuesday, November 02, 2004	Perpetuity
Sony BMG Music Entertainment	Mad Catz Inc. / Sony BMG Music Entertainment	Tuesday, November 02, 2004	Perpetuity
Microsoft - Xbox Peripheral	Mad Catz Inc. / Microsoft Corporation	Wednesday, February 28, 2001	Continuous - 30 Days Notice
Microsoft - Xbox Dev Kit for Peripheral Products	Mad Catz Inc. / Microsoft Corporation	Friday, March 02, 2001	Continuous - 10 Days Notice
Microsoft - Xbox Publisher License Agreement	Mad Catz Inc. / Microsoft Licensing, GP	Monday, August 22, 2005	Thursday, November 15, 2007
Microsoft - XBOX360 Publisher License Agreement	Mad Catz Inc. / Microsoft Licensing, GP	Tuesday, June 12, 2007	Friday, November 21, 2008
Microsoft - XBOX360 Publisher License Agreement - Termination Letter	Mad Catz Inc. / Microsoft Licensing, GP	Wednesday, September 10, 2008	Saturday, November 22, 2008
Microsoft - XBOX360 Publisher License Agreement	Mad Catz Inc. / Microsoft Licensing, GP	Tuesday, June 28, 2011	Monday, June 26, 2017
Microsoft - XBOX360 Publisher License Agreement- AMENDMENT	Mad Catz Inc. / Microsoft Licensing, GP	Thursday, October 06, 2011	Wednesday, December 31, 2014
Microsoft - XBOX360 Publisher License Agreement- AMENDMENT - Dealpoint# 982862	Mad Catz Inc. / Microsoft Licensing, GP	Tuesday, May 14, 2013	Monday, June 26, 2017
Microsoft - XBOX360 Publisher License Agreement- AMENDMENT - Dealpoint# 1152919	Mad Catz Inc. / Microsoft Corporation	Monday, September 01, 2014	Monday, June 26, 2017
Microsoft - Xbox ONE Publisher License Agreement	Mad CatzInteractive Inc. / Microsoft Corporation	Wednesday, March 25, 2015	Saturday, December 31, 2016
dore	Mad CatzInteractive Inc. / Microsoft Corporation	Friday, April 10, 2015	Saturday, December 31, 2016
Microsoft - Xbox360 Peripheral	Mad Catz Inc. / Microsoft Corporation	Friday, May 13, 2005	Sunday, May 13, 2007
Microsoft - Xbox360 Peripheral Assignment of JOYTECH SKUs to Mad Catz	Mad Catz Inc. / Microsoft Corporation/Take Two	Thursday, September 06,	N/A

SCHEDULE 7.18

Contract Name	Parties	Start Date	End Date
2007
Microsoft - Xbox360 Peripheral (wireless)	Mad Catz Inc. / Microsoft Corporation	Monday, March 23, 2009	Wednesday, March 23, 2011
Microsoft - Xbox360 Peripheral (wireless) Amendment #1	Mad Catz Inc. / Microsoft Corporation	Saturday, January 15, 2011	Monday, January 14, 2013
Microsoft - Xbox360 Peripheral (wireless) Amendment #2	Mad Catz Inc. / Microsoft Corporation	Saturday, October 01, 2011	Monday, September 30, 2013
Microsoft - Xbox360 Peripheral (wireless) Amendment #3	Mad Catz Inc. / Microsoft Corporation	Monday, October 15, 2012	Wednesday, October 15, 2014
Microsoft - Xbox360 Peripheral (wireless) Amendment #4	Mad Catz Inc. / Microsoft Corporation	Tuesday, October 01, 2013	Thursday, October 01, 2015
Microsoft - Xbox360 Peripheral (wireless) Amendment #5	Mad Catz Inc. / Microsoft Corporation	Friday, October 17, 2014	Sunday, October 16, 2016
Microsoft - Xbox360 Faceplate - LOI	Mad Catz Inc. / Microsoft Corporation	Tuesday, August 30, 2005	Unil Terminated
Microsoft - Xbox360 Peripheral Dev. Kit License	Mad Catz Inc. / Microsoft Corporation	Friday, May 20, 2005	Continuous - 10 Days Notice
Microsoft - Xbox360 Halo 4 Token Agreement	Mad Catz Inc. / Microsoft Corporation	Monday, July 09, 2012	N/A
Microsoft - Durango Development Kit (Peripherals) License Agreement - Xbox One	Mad Catz Inc. / Microsoft Corporation	Friday, February 01, 2013	N/A
Microsoft - Durango (Xbox One) Development License Agreement (XDK) with MCI DealPoint#964120 (N. America)	Mad Catz Inc. / Microsoft Corporation	Saturday, March 02, 2013	N/A
Microsoft - Durango (Xbox One) Development License Agreement (XDK) with MCIA DealPoint#972699REV (ASIA)	Mad Catz Inc. / Microsoft Corporation	Friday, March 22, 2013	N/A
Microsoft - Durango (Xbox One) Development License Agreement (XDK) with MCIA DealPoint#97223OREV (EUROPE)	Mad Catz Inc. / Microsoft Corporation	Monday, March 25, 2013	N/A
Microsoft - Durango (Xbox One) Third Party Accessories Agreement	Mad Catz Inc. / Microsoft Corporation	Tuesday, January 29, 2013	Thursday, January 29, 2015
Microsoft - Amendment No. 1 to the XBOX One (Durango) Accessory License Agreement	Mad Catz Inc. / Microsoft Corporation	Monday, July 01, 2013	N/A
Microsoft - Amendment No. 2 to the XBOX One (Durango) Accessory License Agreement	Mad Catz Inc. / Microsoft Corporation	Sunday, August 17, 2014	N/A
amBX UK Ltd Claims Settlement Agreement	Mad Catz Inc. / amBX UK Limited	Friday, April 04, 2014
Cessna Trademark License Agreement	Mad Catz, Inc. / Textron Innovations Inc	Thursday, April 01, 2010	Monday, September 30, 2013
Cessna Trademark License Agreement - First Amendment	Mad Catz, Inc. / Textron Innovations Inc	Tuesday, October 01, 2013	Friday, September 30, 2016
Cloud Flyer Chair	Mad Catz Inc./George Holloway	Wednesday, March 14, 2012	Saturday, March 12, 2022
Cloud Flyer Chair - Amendment #1	Mad Catz Inc./George Holloway	Tuesday, April 01, 2014	Saturday, March 12, 2022

SCHEDULE 7.18

Contract Name	Parties	Start Date	End Date
Cloud Flyer Sale & Purchase Agreement	Mad Catz Inc./George Holloway	Wednesday, September 03, 2014	none stated
CAPCOM Ultra Street Fighter IV - Japan	Mad Catz, Inc. / CAPCOM Co Ltd. (Japan)	Tuesday, April 01, 2014	Thursday, March 31, 2016
CAPCOM Ultra Street Fighter IV - Worldwide excluding Japan and Asia	Mad Catz, Inc. / Capcom U.S.A., Inc	Sunday, June 01, 2014	Wednesday, June 01, 2016
CAPCOM Street Fighter V World Except Japan and Asia	Mad Catz, Inc. / Capcom U.S.A., Inc	Sunday, March 01, 2015	Thursday, March 01, 2018
CAPCOM Street Fighter V Japan and Asia	Mad Catz, Inc. / CAPCOM Co Ltd. (Japan)	Friday, March 13, 2015	Monday, March 12, 2018
CAPCOM (Smartphones & Tablets) - Various IP (N.America)	Mad Catz Interactive, Inc. / CAPCOM Entertainment Inc. (USA)	Tuesday, January 01, 2013	Thursday, December 31, 2015
CAPCOM (Smartphones & Tablets) - Various IP (EUROPE)	Mad Catz Interactive, Inc. / CAPCOM Europe Ltd (CEE)	Monday, April 01, 2013	Thursday, March 31, 2016
Dolby System License Agreement for Game Console SYS- Terms & Conditions (ARG1100082) The Std T&C of the Agreement	Mad Catz, Inc. / Dolby Laboratories Inc.	Thursday, February 24, 2011	Tuesday, February 23, 2016
Dolby System License Agreement for Game Console SYS- TECH (ARG1100077) Technology License for Dolby Digital consumer decoder	Mad Catz, Inc. / Dolby Laboratories Inc.	Thursday, February 24, 2011	Tuesday, February 23, 2016
Dolby System License Agreement for Game Console SYS- TECH (ARG1100078) Technology License for Dolby Digital Plus consumer decoder	Mad Catz, Inc. / Dolby Laboratories Inc.	Thursday, February 24, 2011	Tuesday, February 23, 2016
Dolby System License Agreement for Game Console SYS- TECH (ARG1100093) Technology License for Dolby Headphones v2 consumer processor	Mad Catz, Inc. / Dolby Laboratories Inc.	Thursday, February 24, 2011	Tuesday, February 23, 2016
Dolby System License Agreement for Game Console SYS-TECH (ARG1100083) Technology License for Dolby Pro Logic IIx consumer decoder	Mad Catz, Inc. / Dolby Laboratories Inc.	Thursday, February 24, 2011	Tuesday, February 23, 2016
Dolby System License Agreement for Dolby Pro Logic IIx Consumer Decoder (Personal Computer) (AGR1200311)	Mad Catz, Inc. / Dolby Laboratories Inc.	Friday, March 30, 2012	Wednesday, March 29, 2017
Dolby System License Agreement for Dolby Headphone v2 Consumer Processor (Personal Computer) (AGR1200322)	Mad Catz, Inc. / Dolby Laboratories Inc.	Friday, March 30, 2012	Wednesday, March 29, 2017
Rock Band 4 Binding Term Sheet for Co-Publishing	Mad Catz, Inc. / Harmonix Music Systems, Inc.	Wednesday, March 04, 2015	3 years from launch Date
Amendment #1 to the Rock Band 4 Binding Term Sheet for Co-Publishing	Mad Catz, Inc. / Harmonix Music Systems, Inc.	Wednesday, March 04, 2015	3 years from launch Date
Agreement for the Reimbursement of Tooling Costs, Modifications and Maintenance	Mad Catz, Inc. / Harmonix Music Systems, Inc.	Friday, December 19, 2014	Thursday, December 31, 2015
SCEA Peripheral License Agreement (PS3 & PS4)	Mad Catz, Inc. / Sony Computer Entertainment America	Friday, August 01, 2014	Sunday, July 31, 2016
SCEA Playstation Global Developer & Publisher Agreement	Mad Catz, Inc. / Sony Computer Entertainment America	Tuesday, February 10, 2015	Sunday, March 31, 2019
SCEA Peripheral License Agreement (PS3 & PS4) AMENDMENT NUMNER ONE	Mad Catz, Inc. / Sony Computer Entertainment America	Friday, August 01, 2014	Sunday, July 31, 2016
Sony Assignemnt of Peripheral & Accessory Agreements (Japan only)	Mad Catz, Inc. / Sony Computer Entertainment Japan	Thursday, March 20, 2014	n/a

SCHEDULE 7.18

Contract Name	Parties	Start Date	End Date
Sony Peripheral & Accessory Assignment Agreement (Japan only)	Mad Catz, Inc. / Sony Computer Entertainment Japan	Thursday, March 20, 2014	none stated
Sony Peripheral Agreement (Japan) - Exhibit A LPA-927 Kunai Stereo Headset	Mad Catz, Inc. / Sony Computer Entertainment Japan	Tuesday, May 29, 2012	Wednesday, September 30, 2015
Sony Peripheral Agreement (Japan) - Exhibit A LPA-00613 PlayStation VITA	Mad Catz, Inc. / Sony Computer Entertainment Japan	Monday, September 26, 2011	Wednesday, September 30, 2015
Sony Peripheral Agreement (Japan) - Exhibit A LPA-00908 Team Mad Catz Arcade FightStick SH V.S. Edition for PS3	Mad Catz, Inc. / Sony Computer Entertainment Japan	Monday, July 09, 2012	Wednesday, September 30, 2015
Sony Peripheral Agreement (Japan) - Exhibit A LPA-00113 Arcade FightStick Tournament Edition S	Mad Catz, Inc. / Sony Computer Entertainment Japan	Wednesday, March 10, 2010	Thursday, March 31, 2016
Sony Peripheral Agreement (Japan) - Exhibit A LPA-00636 Armor Shell Clear Case	Mad Catz, Inc. / Sony Computer Entertainment Japan	Wednesday, December 31, 2014	Tuesday, March 31, 2015
Sony Peripheral Agreement (Japan) - Exhibit A LPA-00636 Armor Shell Clear Case	Mad Catz, Inc. / Sony Computer Entertainment Japan	Monday, October 24, 2011	Thursday, March 31, 2016
Sony Peripheral Agreement (Japan) - Exhibit A LPA-00681 Armor Card Case (Black, White, Blue, Red)	Mad Catz, Inc. / Sony Computer Entertainment Japan	Friday, November 11, 2011	Wednesday, December 31, 2014
Sony Peripheral Agreement (Japan) - Exhibit A LPA-00681 Armor Card Case (Black, White, Blue, Red)	Mad Catz, Inc. / Sony Computer Entertainment Japan	Wednesday, December 31, 2014	Tuesday, March 31, 2015
Sony Peripheral Agreement (Japan) - Exhibit A LPA-00681 Armor Card Case (Black, White, Blue, Red)	Mad Catz, Inc. / Sony Computer Entertainment Japan	Friday, November 11, 2011	Thursday, March 31, 2016
Sony Peripheral Agreement (Japan) - Exhibit A LPA-00683 Armor Case (Black, White, Blue, Red)	Mad Catz, Inc. / Sony Computer Entertainment Japan	Friday, November 11, 2011	Thursday, March 31, 2016
Sony Peripheral Agreement (Japan) - Exhibit A LPA-01055 Mad Catz Arcade Fight Stick Pro	Mad Catz, Inc. / Sony Computer Entertainment Japan	Sunday, October 28, 2012	Wednesday, December 31, 2014
Sony Peripheral Agreement (Japan) - Exhibit A LPA-01055 Mad Catz Arcade Fight Stick Pro	Mad Catz, Inc. / Sony Computer Entertainment Japan	Thursday, October 25, 2012	Thursday, March 31, 2016
Sony Peripheral Agreement (Japan) - Exhibit A LPA-00111 FlGHTPAD for PlayStation3 (White Wireless)	Mad Catz, Inc. / Sony Computer Entertainment Japan	Wednesday, March 10, 2010	Thursday, March 31, 2016
Sony Peripheral Agreement (Japan) - Exhibit A LPA-01547 P4U2 Arcade FightStick Tournament Edition 2 for PlayStation 3/PlayStation 4	Mad Catz, Inc. / Sony Computer Entertainment Japan	Tuesday, June 30, 2015	Wednesday, September 30, 2015
Sony Peripheral Agreement (Japan) - Exhibit A LPA-01232 Arcade FightStick Tournament Edition 2 for PlayStation 3/PlayStation 4	Mad Catz, Inc. / Sony Computer Entertainment Japan	Friday, September 13, 2013	Wednesday, September 30, 2015
Sony Peripheral Agreement (Japan) - Exhibit A LPA-01233 Ultra Street Fighter IV Arcade FightStick Tournament	Mad Catz, Inc. / Sony Computer Entertainment Japan	Friday, September 13, 2013	Wednesday, September 30, 2015
Sony Peripheral Agreement (Japan) - Exhibit A LPA-01616 GUlLTY GEAR Xrd -SIGN- Arcade FightStick Tournament Edition 2	Mad Catz, Inc. / Sony Computer Entertainment Japan	Friday, June 13, 2014	Wednesday, September 30, 2015
Sony Playstation Accessory License Agreement (Japan only) Exhibit A - LPA-01013 Tekken Tag Tournament Arcade Fight Stick	Mad Catz, Inc. / Sony Computer Entertainment Japan	Thursday, August 30, 2012	Wednesday, September 30, 2015

SCHEDULE 7.18

Contract Name	Parties	Start Date	End Date
Sony Playstation Accessory License Agreement (Japan only) Exhibit A - LPA-00996 Street Fighter x Tekken Armor Shell Clear Case Accessories	Mad Catz, Inc. / Sony Computer Entertainment Japan	Thursday, August 02, 2012	Wednesday, September 30, 2015
Sony Europe (SCEE) Broken Symbol Settlement Agreement	MCII, MCI, MCE, MCIA & MCTD / Sony Computer Entertainment Europe Ltd	Tuesday, September 30, 2014	none stated
Wholesale Chess Settlement Agreement	MCI / Wholesale Chess	Tuesday, December 16, 2014	none stated
Games People Play Settlement Agreement	MCI / Game People Play	Tuesday, December 16, 2014	none stated
Sony Computer Entertainment Inc (ASIA)Peripheral & Accessory Agreement - Arcade FightStick Tournament Edition 2 for PlayStation 3 PlayStation 4 (LPA 08146)	Mad Catz Interactive Inc. / Sony Computer Entertainment ASIA	Thursday, December 18, 2014	Tuesday, March 31, 2015
Sony Computer Entertainment Inc (ASIA)Peripheral & Accessory Agreement - Tritton Kunai Stereo Headset ( LPA-01113)	Mad Catz Interactive Inc. / Sony Computer Entertainment ASIA	Thursday, December 18, 2014	Thursday, March 31, 2016
Sony Computer Entertainment Inc (ASIA)Peripheral & Accessory Agreement - Arcade FightStick Tournament Edition2 (LPA-01846)	Mad Catz Interactive Inc. / Sony Computer Entertainment ASIA	Thursday, December 18, 2014	Thursday, March 31, 2016
Sony Computer Entertainment Inc Hong Kong Parts for PlayStation Peripheral Supply Agreement	Mad Catz Interactive Asia Ltd / Sony Computer Entertainment Hong Kong Limited	Thursday, November 28, 2013	Sunday, March 31, 2019
Sony Computer Entertainment Inc Hong Kong AMENDMENT To the Parts for PlayStation Peripheral Supply Agreement	Mad Catz Interactive Asia Ltd / Sony Computer Entertainment Hong Kong Limited	Thursday, November 28, 2013	Sunday, March 31, 2019
Sony ASIA Peripheral & Accessory Distribution Agreement	Mad Catz, Inc. / Sony Computer Entertainment ASIA	Saturday, October 01, 2011	Sunday, March 31, 2013
Sony ASIA PlayStation Format Software Asia Publisher Agreement	Mad Catz, Inc. / Sony Computer Entertainment ASIA	Thursday, July 19, 2012	Sunday, July 19, 2015
Humanscale US Patent (R.A.T. & M.M.O. mice)	Mad Catz Interactive Inc. / Humanscale Corporation	Monday, October 01, 2012	December 29, 2015
AAC Patent License Agreement	Mad Catz Interactive Inc. / Via Licensing – Administrator	Monday, March 18, 2013	Sunday, March 18, 2108
Nintendo Wii Hardware - Wii Guitar	Mad Catz Inc. /Nintendo of America	Monday, September 01, 2008	Monday, December 31, 2012
Nintendo Wii Hardware - Wii Guitar Amendment #1	Mad Catz Inc. /Nintendo of America	Monday, September 01, 2008	Monday, December 31, 2012
Nintendo Wii Hardware - Wii Guitar Amendment #2	Mad Catz Inc. /Nintendo of America	Monday, September 01, 2008	Monday, June 30, 2014
Nintendo Wii Hardware & Accessories	Mad Catz Inc. /Nintendo of America	Monday, June 01, 2009	Monday, April 30, 2012
Nintendo Wii Hardware & Accessories Amendment #1	Mad Catz Inc. /Nintendo of America	Monday, June 01, 2009	Monday, April 30, 2012
Nintendo Wii Hardware & Accessories Amendment #2	Mad Catz Inc. /Nintendo of America	Monday, June 01, 2009	Thursday, April 30, 2015
Nintendo Wii Hardware & Accessories Amendment #3	Mad Catz Inc. /Nintendo of America	Monday, June 01, 2009	Saturday, December 31, 2016
Mad Catz Xbox Blaster	Mad Catz Inc. /R0R3 Inc.	Thursday, May 08,	Until Patent

SCHEDULE 7.18

Contract Name	Parties	Start Date	End Date
		2003	expires
Freedom Wave Settlement & Intellectual Property License Agreement	Mad Catz Inc. / Freedom Wave LLC	Wednesday, June 06, 2007	Friday, March 15, 2024
TitanFall	Mad Catz Inc. /Electronic Arts Inc & EA Swiss SARL	Friday, September 06, 2013	Sunday, March 31, 3016
AMR-NB AND AMR-WB Agreement (M.O.J.O.)	Mad Catz Interactive Inc./ Telefonaktiebolaget L M Ericsson	Tuesday, October 01, 2013	Until the expiration of the last to expire of the Licensed Patents
AMR-WB Agreement (M.O.J.O.)	Mad Catz Interactive Inc./ Saint Lawrence Communications LLC	Monday, May 12, 2014	Until the expiration of the last to expire of the Licensed Patents
MPEG-4 Visual Patent Portfolio License (M.O.J.O.)	Mad Catz Interactive Inc./ MPEG LA, L.L.C.	Monday, August 19, 2013	Until the expiration of the last to expire of the Licensed Patents
MPEG-2 Systems Patent Portfolio License (M.O.J.O.)	Mad Catz Interactive Inc./ MPEG LA, L.L.C.	Monday, August 19, 2013	Until the expiration of the last to expire of the Licensed Patents
AVC Patent Portfolio License (M.O.J.O.)	Mad Catz Interactive Inc./ MPEG LA, L.L.C.	Monday, August 19, 2013	Until the expiration of the last to expire of the Licensed Patents
Adaptive Multi-Rate AMR Narrowband (NB)Patent License Agreement	Mad Catz Interactive Inc. /VoiceAge Corporation	Tuesday, January 14, 2014	Until the expiration of the last to expire of the Licensed Patents
MP3 Patent License Agreement	Mad Catz Interactive Inc. /Thomson Licensing (SAS)	Sunday, December 01, 2013	Until the expiration of the last to expire of the Licensed Patents
Built for NVIDIA TEGRA Certification and Logo	Mad Catz Interactive Inc. /NVIDA Corp	Friday, May 03, 2013	Until the expiration of the last to expire of the Licensed Patents
NVIDIA Trademark License Agreement	Mad Catz Interactive Inc. /NVIDA Corp	Thursday, April 03, 2014	Until the expiration of the last to expire of the Licensed Patents
AMR-NB AND AMR-WB Agreement (M.O.J.O.)	Mad Catz Interactive Inc./Nokia Corporation	Sunday, June 01, 2014	Monday, December 31, 2018

SCHEDULE 7.18

Contract Name	Parties	Start Date	End Date
RPX Corporation - Extension Election Form	Mad Catz Interactive Inc./RPX Corporation	Saturday, June 15, 2013	Tuesday, June 14, 2016
RPX Corporation - Amendment to Membership & License Agreement	Mad Catz Interactive Inc./RPX Corporation	Wednesday, June 15, 2011
RPX Corporation - Membership & License Agreement	Mad Catz Interactive Inc./RPX Corporation	Wednesday, June 15, 2011	Saturday, June 14, 2014
RPX Corporation - Second Amendment to Membership & License Agreement	Mad Catz Interactive Inc./RPX Corporation	Wednesday, June 15, 2011	Wednesday, June 14, 2017
RPX Corporation - Third Amendment to Membership & License Agreement	Mad Catz Interactive Inc./RPX Corporation	Wednesday, April 02, 2014	Wednesday, June 14, 2017
Flight Refuel Panel (IFRP) Software	Mad Catz Interactive Inc,/Jivko Krastev Rusev	Sunday, March 25, 2103	Perpetuity
TeamSpeak License	Mad Catz Interactive Inc./TeamSpeak USA	Tuesday, July 10, 2012	Perpetuity
Combat Pilot Software Dev	Mad Catz Interactive Inc./Jamal R. Ingram	Tuesday, August 28, 2012	Perpetuity
Revenue Share for Combat Pilot	Mad Catz Interactive Inc./Stargate Studios Limited	Friday, August 31, 2012	Monday, August 31, 2015
Combat Pilot Software Dev	Mad Catz Interactive Inc./Jamal R. Ingram	Tuesday, August 28, 2012	Perpetuity
A2A Simulations Inc	Mad Catz Interactive Inc./A2A Simulations Inc.	Wednesday, August 03, 2011	Perpetuity
Farming Simulator Hardware Sale and Purchase Agreement	MCII & MCIA/Astragon Software GmbH	Monday, November 17, 2014	Wednesday, November 16, 2016
Farming Simulator Hardware Sale and Purchase Agreement	MCII./Focus Home Interactive	Tuesday, December 16, 2014	Thursday, December 15, 2016
Lab 126 Equipment Agreement	Mad Catz Inc,/ A2Z Development Center, Inc. (d/b/a Lab126)	Friday, May 17, 2013	Friday, May 16, 2014
Lab 126 Equipment Agreement Amendment #1	Mad Catz Inc,/ A2Z Development Center, Inc. (d/b/a Lab126)	Friday, May 17, 2013
Lab 126 Manufacturing and Purchase Agreement	Mad Catz Inc,/ Lab126	Monday, February 10, 2014	Friday, February 09, 2018
Feydin Management Consulting	Mad Catz, Inc. / Feydin Management Consulting	Monday, December 01, 2014	Wednesday, November 30, 2016
Lynn Swanson, an individual d/b/a NYLA Consulting	Mad Catz, Inc. / Lynn Swanson, an individual	Friday, June 01, 2012	Sunday, March 31, 2013
Lynn Swanson, an individual d/b/a NYLA Consulting Amendment #1	Mad Catz, Inc. / Lynn Swanson, an individual	Monday, April 01, 2013	none
MAX Impact Inc	Mad Catz, Inc. / MAX Impact Inc	Monday, September 01, 2008	Saturday, January 31, 2009
MAX Impact Inc Amendment #1	Mad Catz, Inc. / MAX Impact Inc	Wednesday, November 20, 2013	none
MAX Impact Inc Amendment #2	Mad Catz, Inc. / MAX Impact Inc	Saturday, March 01, 2014	none
Velocity Accessory Group, L.L.C.	Velocity Accessory Group, L.L.C. / Mad Catz Inc	Sunday, January 25, 2015	Friday, January 22, 2016
Broadsword	Mad Catz Inc. / Broadsword Interactive Ltd.	Wednesday, June 30, 2004	Tuesday, June 25, 2024
Farsight	Mad Catz Inc. / FarSight	Thursday, March 31,	Perpetuity

SCHEDULE 7.18

Contract Name	Parties	Start Date	End Date
	Technologies, Inc.	2005
OUYA Distribution Agreement	Mad Catz Interactive Inc. / OUYA Inc.	Thursday, February 27, 2014	Saturday, February 27, 2016
Andamiro	Mad Catz Inc. / Andamiro USA	Sunday, May 01, 2005	Perpetuity
Xbox Light Gun Patent License	Mad Catz Inc. / RoR3, Inc.	Wednesday, August 06, 2003	Perpetuity
Dell Global BV MCIA Third Party Supplier Global Agreement & Amendment	MCII/Dell Global BV	Monday, October 15, 2012	Thursday, October 15, 2015
Best Buy Canada SKU Supplier Vendor Acceptance Form 100729	Mad Catz Inc / Best Buy & Futureshop	Wednesday, August 11, 2010	none stated
Cesium Telecom Inc Distribution Agreement	Mad Catz Canada /Cesium Telecom Incorporated	Wednesday, March 18, 2015	Tuesday, January 31, 2017
EB Canada Vendor Agreement	Mad Catz Canada / EB Canada	Thursday, February 01, 2007	Open End
EB Games (Canada) Vendor Profile Update	Mad Catz Canada / EB Canada	Monday, June 08, 2015	Open End
EB Canada Sell Through 2012 - Presell Participation Co-op Advertising Agreement	Mad Catz Canada / EB Canada	Friday, January 27, 2012	none stated
Target Canada Vendor Online Agreement	Mad Catz Inc / Target Canada Co	Friday, February 24, 2012	none stated
NCIX.com (e-mail)	Mad Catz Canada/ NCIX.com	Tuesday, July 22, 2008	Open End
Immersion	Mad Catz Inc. / Immersion Corp	Saturday, September 28, 2002	Expiration of Patents
Mad Catz Trademark License Agreement	Mad Catz Inc. / Dr Pepper -Seven Up, Inc	Wednesday, March 12, 2014	none
Mad Catz Trademark License Agreement	Mad Catz Inc/Iron Galaxy Studios, LLC	Tuesday, March 12, 2013	none
Content License Agreement	Mad Catz Inc/Harmonic Inc.	Friday, May 23, 2014	none
AAFES	Mad Catz Inc. / AAFES	Wednesday, November 03, 2004	Not Indicated
AAFES (iPod & PC Products)	Mad Catz Inc. / AAFES	Tuesday, February 14, 2006	Not Indicated
AAFES (ALL EXCEPT iPod & PC Products)	Mad Catz Inc. / AAFES	Tuesday, June 13, 2006	Not Indicated
Best Buy USA Secondary Mkts Addendum	Mad Catz Inc. / Best Buy Purchasing LLC	Monday, March 01, 2010
Best Buy USA (dotcom) Final Claims Settlement	Mad Catz Inc. / Best Buy Purchasing LLC	Monday, April 07, 2014
Best Buy Mexico Contract Vendor Program Agreement (VPA 5030001374)	Mad Catz Inc. /Best Buy Imports, S. de R.L. de C.V	Monday, January 20, 2014	Sunday, February 28, 2016
The Sharper Image	Mad Catz Inc./ The Sharper Image	Tuesday, October 30, 2007	Not Indicated
GameStop Private Label	Mad Catz Inc. / GameStop	Friday, December 01, 2006	None stated

SCHEDULE 7.18

Contract Name	Parties	Start Date	End Date
GameStop Private Label 2010	Mad Catz Inc. / GameStop	Monday, August 02, 2010	None stated
GameStop Conflict Minerals Policy Acknowledgement	Mad Catz Inc. / GameStop	Wednesday, November 13, 2013	None stated
PDP Listening Station for GameStop Agreement 140828	Mad Catz Inc./ Performance Designed products LLC	Tuesday, September 23, 2014	Tuesday, January 31, 2017
Amazon Supplier Certification - Conflict Minerals Lab126 Version (05-003723 Rev 01)	Mad Catz, Inc / Amazon	Monday, January 06, 2014	None stated
Hastings Vendor Agreement	Mad Catz Inc. / Hastings	Thursday, July 31, 2008	None stated
Hastings Vendor Agreement	Mad Catz Inc. / Hastings	Saturday, June 01, 2013	None stated
REI (Recreational Equipment Inc)	Mad Catz Inc. / Recreational Equipment Inc.	Tuesday, January 01, 2013	None stated
Nebraska Furniture Mart	Mad Catz Inc. / Nebraska Furniture Mart	Sunday, January 01, 2006	Not Indicated
Nebraska Furniture Mart Vendor Agreement 2015	Mad Catz Inc. / Nebraska Furniture Mart	Thursday, January 01, 2015	Thursday, December 31, 2015
Amazon “Vine Program” T&Cs	Mad Catz Inc. / Amazon	Wednesday, January 21, 2009	None Stated
Amazon Vine Program	Mad Catz Inc. / Amazon	Tuesday, April 19, 2011	None Stated
Amazon MDF COOP Agreement # 6197575 Amazon Vendor Premium Services (VPS) Contract	Mad Catz Inc / Amazon Fulfillment Service Inc.	Wednesday, October 01, 2014	Wednesday, September 30, 2015
Shopko Vendor Confidentiality and Access Acknowledgement	Mad Catz Inc. / Shopko Stores Operating Co LLC	Tuesday, August 12, 2014	None Stated
Shopko Vendor Allowance Worksheet	Mad Catz Inc. / Shopko Stores Operating Co LLC	Friday, August 15, 2014	None Stated
Shopko Vendor Acknowledgement	Mad Catz Inc. / Shopko Stores Operating Co LLC	Wednesday, August 13, 2014	None Stated
Shopko Vendor Indemnification	Mad Catz Inc. / Shopko Stores Operating Co LLC	Thursday, August 14, 2014	None Stated
Internet Minimum Advertised Pricing (IMAP) Agreement	Mad Catz Inc. / My Pilot Store	Wednesday, September 03, 2014	None Stated
Ingram Entertainment	Mad Catz Inc. / Ingram Entertainment	Friday, July 09, 2010	Thursday, March 31, 2011
Ingram Micro Inc	Mad Catz Inc. /Ingram Micro Inc	Tuesday, January 01, 2013	Tuesday, December 31, 2013
D&H Distribution	Mad Catz Inc. / D&H Distribution Company	Tuesday, April 01, 2008	None stated
D&H Distribution	Mad Catz Inc. / D&H Distribution Company	Thursday, June 15, 2006	None stated
D&H Distribution Amendment #1 - MDF	Mad Catz Inc. / D&H Distribution Company	Wednesday, April 29, 2009	None stated
D&H Distribution Amendment #2 - Add TRU	Mad Catz Inc. / D&H Distribution Company	Thursday, September 23, 2010	None stated
DBL Distribution	Mad Catz Inc. / DBL Distributing	Tuesday, January	Wednesday,

SCHEDULE 7.18

Contract Name	Parties	Start Date	End Date
	Inc	01, 2008	December 31, 2008
EURPAC Home Entertainment	Mad Catz Inc. /EURPAC Warehouse Sales Division	Thursday, July 01, 2010	Saturday, December 31, 2011
CLIPS Distribution Agreement	Mad Catz Inc. / CLIPS suministros para oficina Sociedad Anónima Cerrada (S.A.C.)	Tuesday, September 27, 2011	Saturday, March 31, 2012
Petra	Mad Catz Inc. / Petra	Monday, January 01, 2007	Monday, December 31, 2007
Petra 2015 MDF Agreement	Mad Catz Inc. / Petra	Thursday, January 01, 2015	Sunday, January 31, 2016
Pioneer Distribution Agreement	Mad Catz Inc. / Pioneer Distrbutors Inc.	Friday, August 01, 2014	Sunday, January 31, 2016
Steen Group LLC	Mad Catz Inc. / Steen Group LLC	Thursday, May 13, 2010	Saturday, March 31, 2012
Navarre	Mad Catz Inc. / Navarre Corporation	Tuesday, August 24, 2004	Year to Year
Microsoft Store Retail Reseller Agreement	Mad Catz Inc. / Microsoft Corporation	Friday, July 01, 2011	90 day notice to terminate
Microsoft Store Retail Reseller First Amendment	Mad Catz Inc. / Microsoft Corporation	Friday, June 29, 2012	90 day notice to terminate
Microsoft Store Retail Reseller Second Amendment (Canada)	Mad Catz Inc. / Microsoft Corporation	Thursday, December 19, 2013	90 day notice to terminate
Pamida	Mad Catz Inc. / Pamida	Tuesday, January 01, 2008	None stated
ShopKo Rebate Agreement	Mad Catz Inc. / ShopKo Operating Company LLC	Thursday, February 01, 2007	Thursday, January 31, 2008
Sam’s Club Supplier Agreement	Mad Catz Inc. / Wal-Mart (Sam’s Club)	Tuesday, September 21, 2010	Wednesday, September 21, 2011
Tiger Direct (Systemex)	Mad Catz Inc. / SYS Services Inc.	Thursday, December 27, 2012	None stated
Toys R Us (Master PO Agreement)	Mad Catz Inc./Toys R Us, Inc.	Friday, January 20, 2006	None Stated
Toys R Us (Master PO Agreement)	Mad Catz Inc./Toys R Us, Inc.	Saturday, February 18, 2012	None Stated
Target Master Agreement	Mad Catz Inc. / Target Stores	Monday, February 04, 2008	Wednesday, February 04, 2009
Target Master Agreement	Mad Catz Inc. / Target Stores	Wednesday, January 14, 2009	Saturday, December 31, 2011

Target Stores Fixture Contribution Agreement	Mad Catz Inc. / Target Stores	Saturday, October 01, 2005	Friday, October 31, 2008
Target Stores 2010 Fixture Contribution Agreement	Mad Catz Inc. / Target Stores	Friday, January 01, 2010	Saturday, January 31, 2015
Target Stores 2010 Fixture Contribution Agreement - EXTENSION	Mad Catz Inc. / Target Stores	Sunday, February 01, 2015	Wednesday, January 31, 2018

SCHEDULE 7.18

Contract Name	Parties	Start Date	End Date
Target Stores	Mad Catz Inc. / Target Stores	Tuesday, January 01, 2008	Wednesday, December 31, 2008
Target.com	Mad Catz Inc. / Target Stores	Sunday, January 04, 2009	Saturday, January 02, 2010
TransWorld software bundles agreement	Mad Catz Inc. / TransWorld	Friday, August 03, 2012	Wednesday, August 02, 2017
Wal-Mart USA (PC) Agreement Supplier # 101048-72-0	Mad Catz Inc. / Wal-Mart Stores, Inc.	Tuesday, May 17, 2011
Wal-Mart USA (Console) Agree Supplier No 101048-5-0	Mad Catz Inc. / Wal-Mart Stores, Inc.	Thursday, May 03, 2012
E3 2015 Exhibit Space Contract	Mad Catz Inc / Entertainment Software Association (ESA)	Tuesday, June 16, 2015	Thursday, June 18, 2015
E3 2015 Exhibit Space Contract (Complimentary Kiosk)	Mad Catz Inc / Entertainment Software Association (ESA)	Tuesday, June 16, 2015	Thursday, June 18, 2015
Mobile High-Definition Link Co_Marketing Agreene’nt	Mad Catz Inc / MHL LLC	Monday, September 01, 2014	End of ESA Show
Mobile High-Definition Link Specification Adopter Agreement	Mad Catz Inc / MHL LLC	Tuesday, July 01, 2014	Upon notice
Kizzang Coupon Agreement	Mad Catz Inc / Kizzang LLC	Monday, April 27, 2015	Tuesday, April 26, 2016
NPD Statement of Work (SOW) 3640-XIQ-071614)	Mad Catz interactive Inc. / NPD Group	Friday, May 01, 2015	Saturday, April 30, 2016
FearCrads Sponsorship Agreement	Mad Catz Inc./ and OMike Craddock (a/k/a “FearCrads”), an individual	Sunday, February 01, 2015	Friday, July 31, 2015
Alienware Computer Loan Agreement (M. Julio) Extension	Mad Catz Inc./Alienware Corp	Monday, July 21, 2014	Sunday, February 01, 2015
Alienware Computer Loan Agreement (M. Julio) Extension	Mad Catz Inc./Alienware Corp	Monday, February 02, 2015	Saturday, August 01, 2015
Alienware Computer Loan Agreement (Z. Chew) Extension	Mad Catz Inc./Alienware Corp	Monday, February 02, 2015	Saturday, August 01, 2015

SCHEDULE 7.18

SCHEDULE 7.19

Bank Accounts

Item A – US Collection Accounts

Wells Fargo Account # ########## – Mad Catz, Inc.

Wells Fargo Account # ########## – Mad Catz, Inc.

Item B - Controlled Accounts

Wells Fargo Account # ########## – Mad Catz, Inc.

Wells Fargo Account # ########## – Mad Catz, Inc.

Wells Fargo Account # ########## – Mad Catz, Inc.

Wells Fargo Account # ############ – Mad Catz, Inc.

Item C - Excluded Accounts

N/A

SCHEDULE 7.19

SCHEDULE 7.21

Debt

ITEM	MCI	MCC	Comments
Wells Fargo Bank Loan	$7,030,356.13	CAD 0.00	To be settled on closing of loan with NewStar/FGI
Trade Accounts Payable	$1,111,351.95	CAD 50,993.10	Payables due as part of the normal course of business
Accrued Liabilities	$1,082,289.83	CAD 129,599.02	US GAAP accruals for invoices not received, estimated expenses, etc.
Accrued Payroll	$108,622.48	CAD 3,653.85	Unpaid payroll to employees
Accrued PTO	$459,770.60	CAD 0.00	Accrual for paid time off due to employees
Accrued Bonus	$17,720.99	CAD 0.00	Estimated accrual for bonus due to employees
Accrued VAT/Sales Taxes	$6,992.13	CAD 18,014.79	VAT/Sales and Use Tax due to US and Canadian government entities
Deferred Rent	$752,074.27	CAD 0.00	Deferred rent related to the San Diego and Redlands facilities D13
Note Payable	$982,365.05	CAD 0.00	See Tritton Note Payable file
Note Payable	$122,199.78	CAD 0.00	See Mad Catz Executed Lease 2014-7-21
Intercompany Payables/Receivables	$10,511,263.65	CAD 12,409,519.73
	$22,185,006.86	CAD 12,611,780.49

SCHEDULE 7.21

SCHEDULE 7.22

Liens

SCHEDULE 7.22

SCHEDULE 7.26

INVESTMENT BANKING/FINDER’S FEES

Brooks Houghton Securities, Inc. $177,501.50

SCHEDULE 7.26

SCHEDULE 7.30

Release of Hazardous Materials

SCHEDULE 7.30

SCHEDULE 7.32

Commercial Tort Claims

SCHEDULE 7.32